UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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2025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

ally

PROXY

A Message From

the Chairman of Our Board and Our CEO

March 21, 2025

Dear Fellow Shareholders:

As we reflect on the year, we are energized by the talented team we have in place and their unwavering commitment to reinforce Ally’s market leading positions and strengthen our foundation for the years ahead. We would like to start by thanking you—our shareholders—for your continued trust in the Ally team as we execute on our strategy to deliver long-term shareholder value.

Living our purpose. We believe that our long-term success is underpinned by our purpose-driven “Do It Right” culture and relentless focus on delivering for our employees, customers, communities, and shareholders. This dedication to our employees is recognized by Ally ranking in the top 10% of companies for employee engagement for the fifth consecutive year—seven points higher than the financial services benchmark. We believe that when employees are all-in, our culture thrives, and our customers benefit. For our customers, we continued to offer best-in-class customer experiences, evidenced by our 90% bank customer satisfaction rate, leading deposit customer retention rates of over 95%, and 14% growth in engaged savers for the year. And within our communities, our employees volunteered over 61,000 hours, and we matched employee donations resulting in $2.4 million to local nonprofit organizations. These examples highlight the lasting impact we continue to create for our stakeholders.

Driving our financial and operational results. One of our highest priorities over the last year was evaluating all aspects of the business to ensure we are delivering long-term shareholder value. We are focused on allocating resources to our highest returning businesses while controlling expenses and investing in our employees and customer experiences to drive productivity and efficiency. In 2024, we achieved full year Adjusted EPS(a) of $2.35 (GAAP EPS of $1.80) and Core ROTCE(a) of 8.5% (GAAP return on common equity of 4.8%) as we navigated an environment pressured from the combination of volatile interest rates and a consumer burdened by the cumulative effects of inflation. Core franchises demonstrated strong operating performance including consumer auto originations of $39.2 billion sourced from 14.6 million applications, and 232 thousand net new deposit customers, now totaling 3.3 million total deposit customers. Management took several actions to leverage the power of focus and bolster Ally’s capital position, such as closing on the sale of Ally Lending, issuing our inaugural credit risk transfer transactions, and in 2025, announcing an agreement to sell our Credit Card business while also ceasing new mortgage loan originations. Through the power of focus, Ally is well positioned to deliver meaningful shareholder value by maintaining disciplined capital and expense management while prudently managing credit. Looking ahead, we are pursuing a more focused approach in our core businesses where we have demonstrated competitive advantages—Dealer Financial Services, Corporate Finance and Deposits.

Enhancing our world-class leadership team. Bringing together the leadership team that will drive Ally’s continued evolution was of utmost importance. With the support of the Compensation, Nominating, and Governance Committee (CNGC), Ally hired new executive talent over the last year, oversaw additional leadership transitions and elevated several executives to new positions. These transitions reflect the Board’s robust succession planning processes and our commitment to internal mobility. We are confident this leadership team, along with talent mobility efforts undertaken across all levels of the organization, will support the delivery of increased value for our employees, customers, and shareholders.

Refreshing our Board of Directors. Our Board is committed to assembling a group of directors with the right mix of skills, perspectives, and experiences to effectively oversee our company in the evolving financial services industry. As part of this commitment, the Board regularly refreshes its composition and has welcomed three new directors in the past three years with extensive technology and cybersecurity experience and retail and consumer banking backgrounds. This year, we are pleased to nominate Michelle J. Goldberg for election as a director at our upcoming annual meeting in May. Our new directors have brought a variety of skills and experiences and fresh perspectives which is balanced by the critical institutional knowledge of our more seasoned directors. We also want to thank Ken Bacon, who will be retiring from our Board in May following ten years of dedicated service. Ken has been an exceptional director and will be missed. For a detailed overview of each director’s background, key skills, and experiences, refer to Director Candidate Biographies later in this proxy statement.

In closing, on behalf of our Board of Directors and entire leadership team, we extend our sincere gratitude for your continued support and investment in Ally.

Sincerely,

Franklin W. Hobbs, Chairman of the Board

Michael G. Rhodes, Chief Executive Officer

(a)  This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Notice of

Annual

Meeting of

Shareholders

MEETING DATE: Tuesday, May 6, 2025	TIME: 9:00 a.m. Eastern Daylight Time	RECORD DATE: Thursday, March 13, 2025	WEBSITE: www.virtualshareholdermeeting.com /ALLY2025

Matters to be voted on at the meeting

Item of Business	Board Recommendation

1. Election of directors	✓ FOR each director nominee

2. Advisory vote on executive compensation	✓ FOR

3. Ratification of the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for 2025	✓ FOR

4. Such other business as may properly come before the meeting

Only shareholders of record at the close of business on March 13, 2025, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all shareholders of record entitled to vote is on file at the principal executive office of the Company located at 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226.

We use the internet as our primary means of furnishing proxy materials to our shareholders, including the notice and proxy statement, a proxy card, and our 2024 annual report. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send to shareholders a notice with instructions for accessing the proxy materials and voting via the internet. The notice will also explain how shareholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost, and conserve natural resources.

Voting procedures are described in the proxy statement. If you wish to attend the virtual-meeting internet webcast, you will need to follow the instructions set forth on page 90 of the proxy statement and otherwise satisfy the eligibility criteria described there.

Shareholders of record or their proxies and beneficial owners of our common stock may attend the Annual Meeting by logging in at www.virtualshareholdermeeting.com/ALLY2025 and entering the 16-digit control number included in the notice of internet availability of proxy materials, on the proxy card, or in the instructions included with the proxy materials. Refer to Meeting Admission later in this proxy statement for more information.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 6, 2025. This proxy statement, our annual report to shareholders for fiscal year 2024, and our Form 10-K for fiscal year 2024 are available electronically at www.proxyvote.com/ALLY.

By Order of the Board of Directors.

Jeffrey A. Belisle

Corporate Secretary

March 21, 2025

Table of

contents

1	Proposal 1 – Election of Directors

	1	Board Composition

	3	Director Qualifications and Responsibilities

	6	Director Candidate Biographies

11	Board Governance Matters

	11	Director Recruitment and Refreshment

	12	Meeting Attendance

	12	The Board’s Leadership Structure

	13	Board Governance Practices

	14	Committees of the Board

	18	Risk Management Oversight

	19	Management Succession Planning

	19	Compensation Committee Interlocks and Insider Participation

20	Pillars for Impact

25	Director Compensation

27	Other Governance Policies and Practices

	27	Code of Conduct and Ethics

	27	Political Engagement and Disclosure

	27	Transactions with Related Persons

	28	Submission of Shareholder Proposals

	28	Governance Documents

29	Stock Ownership

	29	Security Ownership of Certain Beneficial Owners

	30	Security Ownership of Directors, Nominees, and Executive Officers

34	Compensation Discussion and Analysis

	36	Business Overview and Company Performance

	38	Compensation Foundation

	39	Shareholder Engagement and Responsiveness

	41	Ally’s Executive Compensation Program

	44	2024 Performance Results and Compensation Decisions

	60	Assessing Compensation Competitiveness

	62	Compensation Policies and Governance Practices

	64	Other

	64	Compensation Committee Report

65	Executive Compensation Tables

	65	Summary Compensation Table

	67	Other Compensation Tables

	71	Potential Payments Upon a Termination

	78	Other

84	Proposal 2 — Advisory Vote on Executive Compensation

	84	Compensation Risk Assessment

85	Proposal 3 — Ratification of the Engagement of the Independent Registered Public Accounting Firm

	85	Fees of the Principal Independent Registered Public Accounting Firm

	86	Audit Committee Report

88	General Information About the Annual Meeting

92	Other Matters

	92	Communications with the Board

	92	Householding

A-1	Appendix A – Non-GAAP Reconciliations

Published on March 21, 2025

2025 Proxy Statement

New For This

Year’s Proxy

Statement

During recent engagements, our shareholders expressed appreciation for the robust enhancements in disclosures and the design and flow of our 2024 proxy statement. Last year, we augmented the scope of disclosures, particularly with respect to:

•	Performance expectations and compensation decisions under our scorecard approach;

•	Board-related disclosures including our skills matrix, director evaluation and refreshment process, and management succession planning; and

•	Our shareholder engagement efforts, including a table with shareholder feedback and responsive actions.

In this year’s proxy statement, we carried forward these disclosures and expanded further to provide enhanced transparency on certain governance topics that were discussed in our most recent engagements with shareholders. This includes:

•	A new section describing the Board’s processes for director recruitment and refreshment;

•	Enhanced biographies for director nominees;

•	Additional detail on the Board’s risk oversight process with a subsection on technology, cybersecurity, and artificial intelligence oversight; and

•	A new section covering Ally’s polices related to political engagement and disclosure.

We have been intentional in presenting this information to shareholders in an easily digestible, comprehensive manner. We included new graphics and charts this year to further enhance and simplify the reader experience, including new graphics illustrating:

•	The Board’s self-assessment process;

•	A recent refreshment timeline; and

•	Ally’s enterprise risk management structure in a flow-chart format, with supporting context.

We are committed to ongoing shareholder engagement and will continue to seek feedback on our proxy disclosures and design to provide a best-in-class experience for shareholders. We hope you read our proxy in its entirety and encourage you to vote at our 2025 Annual Meeting.

Proxy

Summary

Business Overview and

Company Performance

Our Business

Ally Financial Inc. (together with its consolidated subsidiaries unless the context otherwise requires, Ally, the Company, we, us, or our) is a financial-services company with $191.8 billion in assets as of December 31, 2024. The Company comprises the nation’s largest all-digital bank and an industry-leading automotive financing and insurance business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The Company serves customers with deposits and securities brokerage and investment advisory services as well as automotive financing and insurance offerings. The Company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies.

Ally is a Delaware corporation and is registered as a Bank Holding Company (BHC) under the BHC Act and a Financial Holding Company (FHC) under the Gramm-Leach-Bliley (GLB) Act. Our primary business lines are Dealer Financial Services, which is comprised of our Automotive Finance and Insurance operations, and Corporate Finance. Corporate and Other primarily consists of centralized corporate treasury activities, deposits, the management of our consumer mortgage portfolio, the activity related to Ally Invest, Ally Lending, and Ally Credit Card, and reclassifications and eliminations between the reportable operating segments. During the first quarter of 2024, we closed the sale of Ally Lending. Additionally, during the first quarter of 2025, we announced that we will cease new mortgage loan originations, and we entered into a definitive agreement to divest our credit card business.

Our Strategic Priorities

In January of 2025, we announced strategic actions that refine our focus to our core businesses that have durable and diversified revenue streams, attractive returns, and relevant scale. Our long-term strategic objectives are centered around:

Auto Finance is well-positioned for success with scale, deep industry relationships and established partnerships with innovators moving the auto industry forward. Ally Insurance has a substantial and well-established presence in the U.S. and Canada as a leading Finance & Insurance (F&I) provider and is a market leader for commercial insurance products sold directly to U.S. dealers. Ally Insurance’s value proposition is highly complementary to our Auto Finance Business and drives dealer growth through unmatched products, training, service, and consulting. Within our Automotive Finance and Insurance operations, we are focused on strengthening our network of dealer relationships and increasing engagement by leveraging our pricing power and sophisticated underwriting—all while building for long-term profitability and maintaining an appropriate level of risk appetite. Within Corporate Finance, we have established strong relationships with leading sponsors and borrowers with a value proposition centered around providing creative solutions, speed, certainty of delivery, and a long-term relationship orientation. We seek to expand our relationships with known private equity sponsors while exploring growth across all verticals. Within our commercial lending portfolios, we focus on real estate lending primarily to automotive dealerships, skilled nursing facilities, senior housing, memory care facilities, and medical office buildings. Within Ally Bank, we are focused on investing in our deposits platform by optimizing the portfolio and driving engaged customer growth. The deposit franchise generates significant economic value for the enterprise through stable and reliable deposit funding. At Ally Invest, we seek to augment our securities-brokerage and investment-advisory services to more comprehensively assist our customers in managing their savings and growing their wealth.

Our Values

We recognize our long-term success is underpinned by the strength of our purpose-driven culture—a culture we believe sets us apart from the competition and gives us an advantage as we recruit and retain talented team members. Our people-first approach enables a winning, customer-centric philosophy focused on resiliency, adaptability, and a growth mindset oriented drive to be a better version of ourselves every day. We strive to uphold our “Do it Right” ethos through decisions and deeds at all levels of the organization, and we collectively commit to work with integrity and accountability and to uphold our core values in the workplace, the marketplace, and the community. Our culture is driven by our “LEAD” core values, which create a nimble and ever-evolving approach to meet the needs of our stakeholders, emphasizing our employees to:

Financial and Operational Performance Highlights

In 2024, Ally continued to navigate a dynamic operating environment that included volatility in interest rates and a consumer burdened by the cumulative effects of inflation. These near-term headwinds impacted our financial results, but strong operational trends within our core franchises reaffirmed our market leading positions. Within Dealer Financial Services, $39.2 billion of consumer auto originations were sourced from a record 14.6 million applications. Within Ally Bank, our Deposit franchise continued to demonstrate success. We added more than 230 thousand customers and now serve 3.3 million retail depositors with $143.4 billion of balances, of which, 92% are FDIC insured as of December 31, 2024. Corporate Finance delivered record core pre-tax income of $433 million and a 37% return on equity with zero net-charge-offs, demonstrating the high quality of our loan book.

Ally’s leadership team remained focused on prioritizing risk-adjusted returns, strategically allocating capital and resources to our highest returning businesses, and maintaining disciplined expense management. We took intentional capital actions to build excess capital and grow shareholder value. In 2024, these actions included:

•	Closing on the sale of Ally Lending;

•	Issuing our inaugural credit risk transfer transaction in 2Q, followed by a second transaction in 4Q;

•	Workforce reduction expected to drive over $60 million of annual savings;

•	Ceasing new mortgage loan applications on January 31, 2025 while continuing to service high credit quality portfolio during run-off; and

•	Reached an agreement to sell Ally’s Credit Card business.

Other notable actions include:

•	Election of deferral method of accounting for investment tax credits, which includes tax credits received in connection with electric vehicle leases; and

•

Change in corporate overhead allocation methodologies to improve transparency and align to how we manage the business; no impact on consolidated results, though segment financial results were affected.

Financial Highlights

•   Adjusted EPS of $2.35(a) (GAAP EPS of $1.80)

•   Core ROTCE of 8.5%(a) (GAAP return on common equity of 4.8%)

•   Net revenues of $8.2 billion and a net interest margin (excluding OID) of 3.30%(a) (net interest margin inclusive of OID of 3.27%)

•   Total adjusted net revenue of $8.2 billion(a) (GAAP net revenue of $8.2 billion)

•   Provision expense of $2.2 billion; consolidated net charge off rate of 1.48%; retail auto net charge off rate of 2.16%.

•   Adjusted noninterest expense of $5.0 billion(a) (GAAP noninterest expense of $5.2 billion)

•   Core pre-tax income of $1.0 billion(a) (GAAP pre-tax income of $836 million)

Operational Highlights

•   Within Auto Finance, consumer originations of $39.2 billion, sourced from a record 14.6 million applications; retail auto originated yield of 10.41% with 44% of originated volume within our highest credit quality tier.

•   Insurance written premiums reached $1.5 billion, the highest level since our initial public offering in 2014.

•   Within Ally Bank, we reached $143.4 billion of retail deposits sourced from 3.3 million retail customers; engaged savers are up 14% year-over year and represent nearly 40% of our deposit customer base.

•   Corporate Finance achieved core pre-tax income of $433 million(a) (GAAP pre-tax income of $434 million) the highest on record, and a 37% return on equity.

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Shareholder Engagement

Shareholder Engagement Program

Ally regularly engages with our shareholders as a key component of our governance practices. Our ongoing engagement includes interactions with many of our largest shareholders and regular participation by several members of our executive leadership. Our shareholders also have an opportunity to provide feedback at our annual meetings. In 2024, we continued outreach through our governance-focused engagement program to understand investor perspectives on key corporate governance, executive compensation, and corporate social responsibility matters. The following graphics provide an overview of our engagements and key topics discussed.

2024 Outreach and Engagement

Comprehensive, Multifaceted Engagement Program

Key topics discussed in 2024 with investors included leadership transitions and business strategy, Board composition and oversight, executive compensation, and corporate social responsibility. Feedback is shared with the Board and taken into consideration in decision-making.

Governance-Focused Engagements

- Engagement with the governance and stewardship teams of top shareholders and the proxy advisors.
- Engagements led by our Legal, Human Resources, and Investor Relations teams, with select director participation.
- Direct dialogue with shareholders provides an opportunity for Ally to share updates on corporate governance matters and to seek and understand feedback.

Investor Relations-Focused Engagements

- Engagement with portfolio managers and analysts holding Ally's debt and equity.
- Engagements primarily led by Investor Relations, with select participation from the CEO and CFO.
- Direct conversations with existing and prospective shareholders through a number of forums including one-on-one meetings, non-deal roadshows, and industry conferences.

Governance-focused Engagement and Responsiveness

The Board considers shareholder engagement on corporate governance, executive compensation, and corporate social responsibility topics a critical part of its stewardship responsibilities. Ally has established a robust, year-round shareholder engagement program, through which we engage in dialogue and seek shareholder perspectives on matters of interest to inform decision-making.

In 2024, we conducted two rounds of engagement, both prior to our May Annual Meeting and again in early fall. Ally conducted broad outreach to investors and the leading proxy advisory firms, meeting with each shareholder and proxy advisor who accepted our requests. Mr. Fennebresque, the CNGC Chair, participated in select engagements.

Overview of 2024 Shareholder Engagement

Note: Represents reported holdings as of time of engagement.

In the spring of 2024, engagements focused on topics related to our Annual Meeting. Investors broadly appreciated the actions Ally took in response to their feedback from prior meetings – most notably the enhanced disclosure around the incentive scorecard process and how pay outcomes are determined by the CNGC. This support carried through to the 2024 Annual Meeting where our say-on-pay proposal received 91% of votes cast and directors averaged 97% support.

In the fall of 2024, engagements covered a range of topics including leadership transitions, Board composition and oversight, executive compensation, and corporate social responsibility. The below table outlines common discussion topics and areas of feedback during fall 2024 engagements, as well as our responses and actions to address each feedback topic.

Governance-Focused Topics

Common Discussion Topics / Areas of Feedback	Responses and Actions

Recent leadership transitions, including the Board’s process for the appointment of Michael Rhodes as CEO

•   Discussed the CEO search process and the Board’s role in executive team succession planning with enhanced disclosure in this year’s proxy statement

•   The Board engaged an independent search firm to facilitate the search for a permanent CEO upon receipt of Jeffrey J. Brown’s notice of his intent to retire. The Board was intentional in taking time to choose a talented, experienced industry leader whose values aligned with those of Ally’s. The Board considers both internal and external candidates for any open executive position

See pages 32 and 35 for more details

Process for director refreshment, including the CNGC’s evaluation of directors and candidates for nomination and use of the Board’s self-assessment and skillset profile as inputs on director refreshment

•   Enhanced disclosure on the director recruitment and refreshment process, including how the CNGC considers director skillsets in its evaluation of current directors and external candidates for nomination

See page 11 for more details

•   Provided greater transparency around the Board’s annual self-assessment process, including the periodic use of a third-party to conduct these assessments

See pages 13 and 14 for more details

Rationale for having a combined Compensation, Nominating and Governance Committee

•   Disclosed the benefits for Ally’s Board maintaining a combined Compensation, Nominating and Governance Committee structure at this time, and the Board’s regular evaluation of the structure

•   The Board believes that the combined synergies of the Committee continue to reinforce its oversight and decision-making on both compensation and nominating/governance matters

•   Investors did not raise concerns with the structure

See page 15 for more details

Board’s oversight of risk with focus on business and emerging technologies	• Enhanced disclosure on Ally’s enterprise risk management structure and the Board’s oversight of key risks, including technology and cybersecurity risks See pages 19 and 20 for more details

Compensation-Focused Topics

Common Discussion Topics / Areas of Feedback	Responses and Actions

Appreciated the enhanced transparency on the scorecard and clarity on the CNGC’s approach to establishing performance expectations, assessing performance, and informing compensation decisions, while underscoring the importance of continued alignment of pay and performance

•   This year’s CD&A continues to provide robust disclosure on the CNGC’s process of determining NEO payouts aligned to the performance for the year under review based on pre-set performance targets

•   The CD&A includes performance narratives for each NEO that provides context for the CNGC’s considerations in determining their incentive compensation

See pages 50-56 for more details

Understood the need for retention and sign-on awards to stabilize leadership, and appreciated the thoughtful approach taken by the CNGC, including the use of make-whole awards

•   Provided clear disclosure in the CD&A on leadership transitions and related awards, including new-hire awards granted to make NEOs whole for certain forgone compensation and forfeited awards at former employers

•   The CNGC did not grant any retention awards in 2024, aligned with its commitment to only issue retention awards in limited circumstances

•   The CNGC also committed that if granted, any such awards will be at least majority performance-based, and the rationale for these awards will be clearly disclosed

See pages 57 and 58 for more details

Recognized the CNGC acted on shareholder feedback in structuring Mr. Rhodes annual compensation

•   As disclosed in the 2023 CD&A, the CNGC structured Mr. Rhodes’ incentive compensation to be 70% in the form of equity and 30% in cash (compared to a 65% equity / 35% cash split for our former CEO), with 60% of Mr. Rhodes’ equity awarded in PSUs and 40% in RSUs (compared to a 50% PSU / 50% RSU split for our former CEO)

See page 43 for more details

Discussed the scorecard metrics and the CNGC’s process for selecting metrics

•   The CNGC reviews the scorecard metrics annually. As part of this review, it adjusted certain business indicator metrics for 2025 to align with Ally’s evolving business priorities and discussions with shareholders

•   The CNGC added auto application volume as a business indicator metric given Ally’s strategic focus. Ally is focused on risk-adjusted returns rather than volume, and the inclusion of application volume as a standalone metric to complement origination volume provides additional context for investors to assess Ally’s ability to decision applications relative to what origination volume is ultimately originated

•   AOCI was removed as a business indicator as the vast majority of prospective movements within AOCI are driven by changes in underlying interest rates rather than management actions

See page 57 for more details

Executive Compensation Highlights

Ally’s executive compensation program is designed to have a strong link between pay and performance, with a substantial emphasis on long-term performance to align with shareholder interests. Ally’s program, as designed by the CNGC, uses a scorecard approach to establish performance expectations, to assess performance, and to inform compensation to ensure that incentive compensation drives performance in a manner that prioritizes safety and soundness and appropriately manages risk, which is essential to long-term value creation in highly regulated financial institutions. The CNGC believes this holistic approach to determining total incentive compensation is appropriate as it provides flexibility to navigate the dynamics of a fluid macroeconomic environment while incentivizing NEOs to focus on risk management and execution of our long-term strategic priorities. Once approved, each NEO’s total incentive compensation is allocated across annual cash incentive, performance stock units, and restricted stock units, according to a formulaic mix that is significantly weighted towards long-term compensation.

Ally achieved above-target performance in three of the five scorecard pillars—risk management, consumer and cultural, performed at-target for business metrics, and performed below-target on certain key financial metrics. Operationally, many aspects of our business performed at record levels indicative of our underlying momentum and support for return expansion over time. The 2024 financial performance was impacted, however, by a dynamic operating environment that included volatility in interest rates and a consumer burdened by cumulative inflationary pressure. Given the heavier weighting the scorecard places on financial performance, the incentive pool was funded below target. The 2024 scorecard and performance outcomes are detailed in the CD&A, along with context for performance within each of the pillars that was considered by the CNGC in assessing overall achievement.

Overview of Board of Directors Nominees

The CNGC has recommended, and the Board has nominated, the following 10 director candidates for election at the Annual Meeting to hold office until the next annual meeting of shareholders in 2026. Each has agreed to be nominated and named in this proxy statement and to serve if elected. The Board believes this is currently the appropriate size and that the director nominees listed below possess the right mix of perspectives, backgrounds, skills, and experiences in order to fulfill the Board’s duties and oversee Ally’s corporate strategy. The Board regularly assesses its composition and governance structure. For more information on each nominee, refer to Director Qualifications and Responsibilities later in this proxy statement. For more information on the director recruitment and refreshment process, refer to Director Recruitment and Refreshment later in this proxy statement.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Technology Committee	CNGC

Franklin W. Hobbs Independent Chair Former President and CEO, Ribbon Communications	77	2009	Yes				∎

William H. Cary Former Executive Officer, General Electric	65	2016	Yes	Chair

Mayree C. Clark Former Executive Officer, Morgan Stanley	68	2009	Yes	∎			∎

Kim S. Fennebresque Former Chairman and CEO, Cowen Group	75	2009	Yes			∎	Chair

Thomas P. Gibbons Former CEO, Bank of New York Mellon Corporation	68	2023	Yes	∎	∎

Michelle J. Goldberg Former Partner, Ignition Partners	55	N/A	Yes

Marjorie Magner Former Executive Officer, Citigroup	75	2010	Yes		∎		∎

David Reilly Former CIO, Global Banking and Markets Bank of America	61	2022	Yes	∎		∎

Michael G. Rhodes CEO, Ally Financial Inc.	59	2024	No

Brian H. Sharples Former Chairman and CEO, HomeAway	64	2018	Yes		∎	Chair

Number of meetings in 2024				9	6	5	7

Corporate Governance Highlights

The Board understands strong corporate governance practices are critical to Ally achieving its strategic objectives and maintaining the trust and confidence of its shareholders, regulators, customers, and other key stakeholders. Key governing documents, including the Board’s Governance Guidelines, are available on the Company’s website at www.ally.com/about/investor/policies-charters/. Select corporate governance highlights include the following:

•   Annual election of all directors

•   All of our director nominees are independent, other than our CEO

•   Independent Board Chair

•   All Board committee members are independent

•   Board has appropriate mix of skills, backgrounds, ages, and tenures

•   Board and committee executive sessions are held regularly

•   No director attended less than 75% of meetings of the Board and the Board committees on which they serve

•   Service on other public-company boards is limited

•   Self-assessment of the Board and Board committees is conducted annually

•   Directors regularly engage with regulators

•   Director compensation program is reviewed annually

•   We maintain a robust shareholder engagement program

•   Our bylaws provide shareholders with a proxy access right

•   Majority voting standard applies to uncontested director elections

•   Shareholders have the right to call a special meeting

•   Single-class voting structure

•   No poison pill or other anti-takeover device

Proposal 1

Election of Directors

Board Composition

The Board currently has 10 seats. The Board believes that this size is appropriate at the present time based on its assessment of the need for particular talents or other qualities, the benefits associated with a mix of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of the Board’s committees, and other relevant factors. The Board also assesses whether its composition, governance structure, and practices support Ally’s safety and soundness and its ability to promote compliance with applicable law while taking into account its asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors. All seats on the Board are up for election annually. The Compensation, Nominating, and Governance Committee (CNGC) has recommended, and the Board has nominated, the following 10 director candidates for election at the Annual Meeting to hold office until the next annual meeting of shareholders in 2026. Each has agreed to be nominated and named in this proxy statement and to serve if elected. The nominees below comprise all the current directors of Ally, except for Kenneth J. Bacon, whose term will end at the time of the election of directors at the Annual Meeting, and Michelle J. Goldberg, who is being nominated for election at the Annual Meeting.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Technology Committee	CNGC

Franklin W. Hobbs Independent Chair Former President and CEO, Ribbon Communications	77	2009	Yes				∎

William H. Cary Former Executive Officer, General Electric	65	2016	Yes	Chair

Mayree C. Clark Former Executive Officer, Morgan Stanley	68	2009	Yes	∎			∎

Kim S. Fennebresque Former Chairman and CEO, Cowen Group	75	2009	Yes			∎	Chair

Thomas P. Gibbons Former CEO, Bank of New York Mellon Corporation	68	2023	Yes	∎	∎

Michelle J. Goldberg Former Partner, Ignition Partners	55	N/A	Yes

Marjorie Magner Former Executive Officer, Citigroup	75	2010	Yes		∎		∎

David Reilly Former CIO, Global Banking and Markets Bank of America	61	2022	Yes	∎		∎

Michael G. Rhodes CEO of Ally Financial Inc.	59	2024	No

Brian H. Sharples Former Chairmen and CEO, HomeAway	64	2018	Yes		∎	Chair

Number of meetings in 2024				9	6	5	7

 Audit committee financial expert    Risk management expert under the Federal Reserve’s Regulation YY

2025 Proxy Statement • 1

Under Delaware law and our Bylaws, each director will hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, or removal. The Company has adopted a director resignation policy providing that, if an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director must promptly tender a notice of resignation to the Company’s Chief Executive Officer (CEO) or Secretary, which will become effective only upon acceptance by the Board. The CEO or the Secretary, as applicable, will relay a copy of the notice to the Chair of the Board and the Chair of the CNGC. The CNGC will make a recommendation to the Board as to whether the resignation should be accepted or rejected or whether other action should be taken. The affected director will not take part in any deliberations or actions of the CNGC or the Board relating to the resignation. Within 90 days following certification of the election results, the Board will act on the resignation, taking into account the CNGC’s recommendation and any other information judged by the Board to be relevant, and publicly disclose its decision in a filing with the U.S. Securities and Exchange Commission (SEC). If the Board rejects the director’s resignation, under Delaware law, the director will continue to serve on the Board. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may reduce the size of the Board.

No cumulative voting rights exist in this election. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

We do not anticipate that any nominee will become unavailable for election. If that were to happen for any reason, however, the shares represented by proxies and voting for a nominee who unexpectedly becomes unavailable will be voted instead for a substitute candidate nominated by the Board, unless the Board elects to reduce its size.

The Board recommends that shareholders vote FOR the election of each of the 10 nominees to our Board.

2025 Proxy Statement • 2

Director Qualifications and Responsibilities

The Board and CNGC believe that the Company’s director nominees possess the qualifications, skills, and experience necessary to oversee Ally’s long-term strategy and priorities in the context of its risk profile. All of the director nominees have experience identifying, assessing, and overseeing risk management programs. Almost all of the director nominees have senior executive leadership experience and experience in the financial-services industry. We believe these experiences, along with those listed in the chart below, are important for the Board’s ability to oversee management’s execution of Ally’s business strategy, and to understand the opportunities and challenges specific to our industry, the products and services that we offer, and the competition that we face. While not intended to be exhaustive, the following matrix highlights a number of relevant skills and qualifications possessed by some or all of the 10 nominees. Descriptions of the skills and qualifications are on the following page. The Board and CNGC takes into account these skills when considering existing directors and potential director candidates to nominate to the Board. See “Director Recruitment and Refreshment” later in this proxy statement for more information on the factors considered in the director nomination process.

Skills and Qualifications
Senior Executive Leadership 90%	✓	✓	✓	✓	✓		✓	✓	✓	✓
Financial-Services Industry 90%	✓	✓	✓	✓	✓	✓	✓	✓		✓
Regulatory / Governmental 90%	✓	✓	✓	✓	✓	✓	✓	✓		✓
Risk Management 100%	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance / Accounting 90%	✓	✓	✓	✓	✓	✓	✓	✓		✓
Other Public- Company Board 90%	✓	✓	✓	✓	✓	✓	✓		✓	✓
Technology and Digital Innovation 70%	✓		✓	✓		✓		✓	✓	✓
Cybersecurity 40%						✓		✓	✓	✓
Human Capital Management 90%	✓	✓	✓	✓	✓		✓	✓	✓	✓

2025 Proxy Statement • 3

The following table includes additional details with respect to each skill, including how each enhances the effectiveness of our Board.

Skill	Description	Number of Nominees

Senior Executive Leadership	Prior service as a chief executive officer or in other senior executive positions provides valuable experience leading and executing on strategic objectives, strengthening the Board’s ability to oversee management’s execution of Ally’s business strategy.

Financial-Services Industry	Experience in the financial-services industry provides directors with an understanding of the opportunities and challenges specific to our industry, the products and services that we offer, and the competition that we face.

Regulatory / Governmental	Experience in regulated industries (including both financial services and other industries) supports a deeper understanding of the complex regulatory environment that we face, strengthening the Board’s ability to assist management in meeting applicable regulatory requirements and navigating the complex and evolving regulatory and political landscapes.

Risk Management	Experience with identifying, assessing, and overseeing risk management programs and practices enables our directors to effectively oversee the implementation of Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and programs for managing compliance risk.

Finance / Accounting	Finance and accounting experience enables directors to effectively oversee Ally’s accounting and financial reporting, including the quality, accuracy, and integrity of its financial statements, and the effectiveness of internal controls.

Other Public-Company Board	Experience serving on public-company boards of directors provides directors with a valuable understanding of public-company governance and its oversight responsibilities.

Technology and Digital Innovation	Experience in technology, digital innovation, and emerging technologiesaids directors in overseeing Ally’s all-digital banking platform and the execution of digital and other technology strategies, including Ally’s technology infrastructure and significant investments in it.

Cybersecurity	Experience with cybersecurity aids directors in overseeing the continued testing and enhancement of our controls, processes, and systems to protect our technology infrastructure, customer information, and other proprietary information or assets.

Human Capital Management	Experience managing large and diverse teams, including attracting, developing, and retaining talented individuals with the right skills to enhance business growth, enables directors to support our purpose-driven “Do It Right” culture, underpinning our belief that our people are integral to the success of our business.

The CNGC and the Board strive to complement the institutional knowledge of more seasoned directors with fresh perspectives brought by newer directors and believe that the mix of perspectives and backgrounds of our nominees contributes to enhancing the efficacy of the Board, increasing the fundamental value of our Company, and creating long-term value for shareholders. The table below provides an overview of the Board’s composition.

2025 Proxy Statement • 4

Attributes	Hobbs	Cary	Clark	Fenne- bresque	Gibbons	Goldberg	Magner	Reilly	Rhodes	Sharples

Age 67 - average age	77	65	68	75	68	55	75	61	59	64

Tenure 8.3 - average tenure	2009	2016	2009	2009	2023	2025	2010	2022	2024	2018

Gender	Male	Male	Female	Male	Male	Female	Female	Male	Male	Male

Race/Ethnicity	White	White	White	White	White	White	White	White	White	White

In its oversight role, the Board’s primary responsibilities are the following:

•

overseeing a clear strategy for Ally, including reviewing, advising management on, approving, and monitoring performance against Ally’s strategic plan and objectives while taking into account Ally’s asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors;

•

selecting the CEO, and through the CNGC, (a) approving goals and compensation for, and evaluating the performance of, the CEO and other identified members of senior management, (b) overseeing succession plans for the CEO and other identified members of senior management, and (c) overseeing compensation policies relative to risks and applicable law;

•

through the Risk Committee (RC), overseeing Ally’s risk-management policies and global risk-management framework, including approving and monitoring a clear risk appetite for Ally that aligns with its strategy and risk capacity and reviewing Ally’s program for managing compliance risk;

•

overseeing Ally’s financial performance and condition, and through the Audit Committee (AC), monitoring the integrity of Ally’s financial statements and financial-reporting process and the adequacy of its financial and other internal controls, including disclosure controls and procedures; and

•

establishing the proper “tone at the top” for the culture and values of Ally, including approving Ally’s Code of Conduct and Ethics and monitoring management’s promotion of integrity, honesty, and ethical and legal conduct throughout Ally.

The CNGC and the Board are dedicated to assembling directors who excel in fulfilling these responsibilities, exercise independent leadership and oversight of management, and operate in a cohesive and effective manner. Each director candidate possesses valued backgrounds, skills, qualifications, and other characteristics, and collectively, these director candidates are positioned to meaningfully contribute to increasing the fundamental value of Ally and creating long-term value for shareholders.

The Board has affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Cary, Ms. Clark, Mr. Fennebresque, Mr. Gibbons, Ms. Goldberg, Ms. Magner, Mr. Reilly, and Mr. Sharples is independent as defined in the New York Stock Exchange (NYSE) listing standards and applicable SEC rules (each independent and an independent director). In evaluating the independence of each director candidate, transactions, relationships, and arrangements between the director candidate or any related person or interest and the Company or any of its subsidiaries were assessed. These included certain relationships that were determined not to impact director independence and the provision of services in the ordinary course of business to Ally. All of these transactions, relationships, and arrangements were judged to have been made on terms and under circumstances at least as favorable to the Company or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. In addition, none of these transactions, relationships, or arrangements were determined to require disclosure under Item 404(a) of SEC Regulation S-K. The Board concluded as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. No familial relationships exist among the directors.

2025 Proxy Statement • 5

Director Candidate Biographies

Set forth here is a brief description of the backgrounds and other characteristics of each director candidate. The skills and experiences listed below are not exhaustive and reflect those most relevant to the directorship role at Ally. These, along with factors described earlier in this section, led the Board and CNGC to conclude that the director candidates should be nominated for election at the Annual Meeting.

Franklin W.

Hobbs

Director Since: 2009

Ally Board Committees:

•	Compensation, Nominating, and Governance

Other Public-Company Directorships:

•	None

Career Highlights

Director of Ally since May 2009 and the current Chairman of the Board. Mr. Hobbs served as President and Chief Executive Officer of Ribbon Communications Inc. from December 2017 through November 2019. Since 2004, he has been an advisor to One Equity Partners LLC. He was previously the Chief Executive Officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon Read Inc. unit. Prior to that, he was President and Chief Executive Officer of Dillon, Read & Co. Inc. Mr. Hobbs also served as Chairman of the Supervisory Board of BAWAG P.S.K. from March 2013 through March 2017. Mr. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School.

Key Skills and Experience

•	Extensive leadership experience in various aspects of financial services including banking, corporate restructuring, and M&A
•	Deep understanding of technology and digital innovation, finance, and risk management frameworks

William H.

Cary

Director Since: 2016

Ally Board Committees:

•	Audit (Chair)

Other Public-Company Directorships:

•	Rush Enterprises, Inc.

Career Highlights

Mr. Cary is a former executive of General Electric (GE). During his 29 years at GE, he held several leadership positions in consumer and wholesale finance, as well as in the areas of finance, risk, and capital markets. His roles included the President and Chief Operating Officer of GE Capital and the President and Chief Executive Officer of GE Money in London. He served on the public-company board of SecureWorks Corp. from March 2024 until its acquisition by Sophos Inc. in February 2025. Mr. Cary received his bachelor’s degree in business administration and finance from San Jose State University.

Key Skills and Experience

•	Experience leading financial organizations, including global operations, risk management, and capital markets
•	Extensive consumer and commercial finance experience
•	Experience overseeing new and existing technology strategies through prior career and current outside directorship roles

2025 Proxy Statement • 6

Mayree C.

Clark

Director Since: 2009

Ally Board Committees:

•	Audit
•	Compensation, Nominating, and Governance

Other Public-Company Directorships:

•	Deutsche Bank AG

Career Highlights

Ms. Clark is the founding partner of Eachwin Capital, an investment management organization which currently serves as her family office. She held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of Morgan Stanley Capital International (MSCI). Since May 2018, Ms. Clark has been a member of the Supervisory Board of Deutsche Bank AG, where she chairs the Risk Committee and is a member of the Nomination Committee and the Strategy Committee. She previously served as a director of Taubman Centers, Inc. from January 2018 until its acquisition by Simon Property Group, Inc. in December 2020. Ms. Clark is a member of the Council on Foreign Relations. She received her master’s degree in business administration from Stanford University Graduate School of Business and her bachelor’s degree from the University of Southern California.

Key Skills and Experience

•	Significant experience in all aspects of financial services industry
•	Experience with regulatory frameworks, legal requirements, financial reporting
•	Extensive risk and human capital management experience on a global scale

Kim S.
Fennebresque

Director Since: 2009

Ally Board Committees:

•	Compensation, Nominating, and Governance (Chair)
•	Technology

Other Public-Company Directorships:

•	Albertsons Companies, Inc.
•	BAWAG P.S.K.
•	BlueLinx Holdings Inc.

Career Highlights

Mr. Fennebresque served as Chairman, President, and Chief Executive Officer of Cowen Group, Inc., a multinational investment bank, from 1999 to 2008. Prior to joining Cowen Group, he served as Head of the Corporate Finance and Mergers & Acquisitions departments at UBS, as General Partner and Co-Head of Investment Banking at Lazard Frères & Co., and in various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. Mr. Fennebresque formerly served on the boards of Ribbon Communications Inc., Delta Tucker Holdings, Inc., Rotor Acquisition Corp., TEAK Fellowship, Fountain House, and Common Good.

Key Skills and Experience

•	Extensive leadership experience in various aspects of financial services, including banking and M&A
•	Industry, finance, and risk management expertise

2025 Proxy Statement • 7

Thomas P.
Gibbons

Director Since: 2023

Ally Board Committees:

•	Audit
•	Risk

Other Public-Company Directorships:

•	Invesco Ltd.

Career Highlights

Mr. Gibbons served as Chief Executive Officer and a director of Bank of New York Mellon Corporation (BNYM) from 2019 to 2022. Prior to this, he served as BNYM’s Vice Chairman and Chief Executive Officer of Clearing, Markets, and Client Management from 2017 to 2019. Mr. Gibbons also served from 2008 through 2017 as BNYM’s Chief Financial Officer. Prior to this, he held various leadership roles in the risk, treasury, and client-management areas. He currently serves on the board of trustees of Pace University and on the advisory board of Wake Forest University’s Business School. He received a bachelor’s degree in business administration from Wake Forest University and a master’s degree in business administration from Pace University.

Key Skills and Experience

•	Extensive leadership experience in various aspects of financial services
•	Extensive experience in banking, finance, risk management, client management, and financial regulation

Michelle J.
Goldberg

Director Since: N/A

Other Public-Company Directorships:

•	Bakkt Holdings, Inc.

Career Highlights

Ms. Goldberg is currently a board director and early-stage angel investor. From 2000 through 2020, she served as a partner at Ignition Partners, an early-stage venture capital firm focused on enterprise and consumer technology. Ms. Goldberg served as a director of Legg Mason, Inc. from 2017 until its acquisition by Franklin Resources, Inc. in 2020, Taubman Centers, Inc. from 2019 until its acquisition by Simon Property Group, Inc. 2020, and Plum Creek until its acquisition by Weyerhaeuser Company in 2019. Earlier in her career, Ms. Goldberg was an M&A investment banker at Olympic Capital Partners and a consultant at Microsoft. Ms. Goldberg is a seasoned technology investor with strategic, financial, and governance experience gained over three decades in consulting, investment banking, and venture capital. Ms. Goldberg holds a master’s degree from Harvard University and a bachelor’s degree from Columbia University

Key Skills and Experience

•	Extensive experience in technology, investment, finance, and digital media
•	Deep strategic, financial, and governance experience

2025 Proxy Statement • 8

Marjorie

Magner

Director Since: 2010

Ally Board Committees:

•	Compensation, Nominating, and Governance
•	Risk

Other Public-Company Directorships:

•	None

Career Highlights

Ms. Magner was a founding member of Brysam Global Partners, a specialized private-equity firm investing in financial services, and served as a partner from 2007 through December 2019. Prior to that, she served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations, serving consumers through retail banking, credit cards, and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management at Purdue University. Ms. Magner currently serves as a member of the Brooklyn College Foundation and is on the Dean’s Advisory Council for the Krannert School of Management.

Key Skills and Experience

•	Extensive leadership and global operating experience in retail banking and consumer finance
•	Experience executing strategic transactions in consumer finance industry

David Reilly

Director Since: 2022

Ally Board Committees:

•	Audit
•	Technology

Other Public-Company Directorships:

•	None

Career Highlights

Mr. Reilly is currently the Chief Development Officer of World Wide Technology, a US based technology services provider. Prior to that, Mr. Reilly served as an executive of Bank of America Corporation (Bank of America). During his 10 years at Bank of America, he held several leadership positions within the technology area, most recently serving as Chief Information Officer, Global Banking & Markets. Prior to joining Bank of America, Mr. Reilly spent 28 years serving in various technology and network security roles with several large financial institutions, including Morgan Stanley, Credit Suisse First Boston, Goldman Sachs Group, Inc., Merrill Lynch & Co, Inc., and HSBC Group. He currently serves as a director for privately held Data Dynamics, Inc. and is a member of the board of NPower, a nonprofit organization. Mr. Reilly began his career upon completing his A-Level schooling in the United Kingdom.

Key Skills and Experience

•	Extensive technology and cybersecurity experience through leadership positions at large financial institutions and current outside directorship and advisory roles
•	Deep expertise with controls, processes, and systems relating to technology infrastructure, network security, software development, and customer information

2025 Proxy Statement • 9

Michael G. Rhodes

Director Since: 2024

Other Public-Company Directorships:

•	None

Career Highlights

Mr. Rhodes joined Ally as its CEO in April of 2024. Mr. Rhodes has more than 30 years of experience in the financial services industry. He most recently served as the Chief Executive Officer and President of Discover Financial Services and President of Discover Bank, as well as a member of the Board of Directors of Discover Financial Services and Discover Bank. Mr. Rhodes joined TD Bank Group in 2011 and held several leadership roles. From 2017 to 2021 he served as TD Bank’s Group Head for Innovation, Technology and Shared Services and from 2022 to 2023 led its Canadian Personal Banking business. Mr. Rhodes’ experience also includes leadership roles at both Bank of America and MBNA America Bank. Mr. Rhodes earned a master’s degree in business administration from the Wharton School of Business at the University of Pennsylvania and holds a bachelor’s of science degree in engineering from Duke University.

Key Skills and Experience

•	Strong track record of implementing strategies to achieve market share gains, financial goals, and to deliver exceptional customer experiences
•	Extensive experience across retail banking delivering transformative digital, data, and technology innovations
•	In-depth experience in driving business growth through developing, structuring, and delivering solutions for commercial partners
•	Deep regulatory, risk management, technology, cybersecurity, and information security experience in financial services
•	Experience cultivating strong workplace culture to build colleague engagement

Brian H. Sharples

Director Since: 2018

Ally Board Committees:

•	Risk
•	Technology (Chair)

Other Public-Company Directorships:

•	GoDaddy, Inc.

Career Highlights

Mr. Sharples currently serves as the Board Chair for GoDaddy, Inc., a S&P 500 technology company that provides enabling technology to over 20 million small businesses. From April 2004 through September 2016, Mr. Sharples served as co-founder, Chairman, and Chief Executive Officer of HomeAway, Inc., a global online marketplace for the vacation rental industry, and he continued serving as Chairman through January 2017. Prior to this, he served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies. He began his career as a consultant at Bain & Company, a global management consulting firm, and has engaged in several entrepreneurial and investment activities since that time. Mr. Sharples previously served on the boards of Yelp Inc., Avalara, Inc., HomeAway, Inc., RetailMeNot, Inc. and Kayak, Inc. Mr. Sharples earned a bachelor’s degree in math and economics from Colby College and a master’s degree in business administration from the Stanford Graduate School of Business.

Key Skills and Experience

•	Extensive executive experience in the technology industry, with exposure to entrepreneurial leaders and strategic transactions
•	Expertise in technology brand strategy, cybersecurity e-commerce, and consumer-centric businesses

2025 Proxy Statement • 10

Board Governance Matters

Director Recruitment and Refreshment

The Board and CNGC are dedicated to assembling directors who excel in fulfilling the Board’s responsibilities, exercising independent leadership and oversight of management, and operating in a cohesive and effective manner. The Board and CNGC believe that the Board should consist of directors with an array of backgrounds, skills, and qualifications, whether in terms of education, business acumen, accounting and financial expertise, risk-management experience, or experience with other organizations. In considering director candidates, the Board and CNGC take into account these factors as well as other characteristics that, in their judgment, will enhance the effectiveness of the Board. These characteristics include independence, the ability to understand Ally’s primary risks and to advise management on Ally’s strategic plan and objectives in the context of its risk profile, the ability to make independent and disinterested decisions in the balanced and best interests of Ally’s shareholders as a whole, the ability and willingness to devote sufficient time and attention to Ally, personal and professional integrity, honesty, ethics, and values, and the candidate’s overall fit within the existing mix of director characteristics.

In identifying and recommending candidates to stand for election to the Board, the CNGC may consider existing directors for renomination and also considers potential director candidates who are recommended by shareholders in compliance with applicable law and listing rules and our Bylaws. The CNGC may use search firms to identify potential candidates. The same criteria is used to evaluate all potential director candidates regardless of how they have been identified. The effectiveness of these policies and processes for identifying and considering potential director candidates is assessed by the CNGC in connection with its annual evaluation of the performance of the Board and each committee as contemplated by the Board’s Governance Guidelines (Governance Guidelines). The typical process used in the recruitment of director candidates is illustrated below.

2025 Proxy Statement • 11

The Board regularly refreshes its composition to ensure alignment with business strategy and has welcomed three new directors over the past three years with extensive technology and cybersecurity experience and retail and consumer banking backgrounds. This year, we are pleased to nominate Michelle J. Goldberg for election as a director at the 2025 annual meeting. Ms. Goldberg brings extensive experience in technology, investment, finance, and digital media, contributing a fresh perspective alongside the critical institutional knowledge of our more seasoned directors. An overview of the Board’s recent refreshment efforts is illustrated below.

Meeting Attendance

Directors are strongly encouraged to attend each annual meeting of shareholders in order to provide an opportunity for informal communication between directors and shareholders and to enhance the Board’s understanding of shareholder priorities and perspectives. All existing directors attended the last annual meeting of shareholders on May 7, 2024. The Board met 9 times during 2024. Each nominee who is currently a director attended at least 75% of the aggregate of (1) the total number of meetings held in 2024 by the Board during the period when the director was serving in that capacity and (2) the total number of meetings held in 2024 by all applicable committees during the period when the director was serving on those committees.

The Board’s Leadership Structure

Under our Bylaws, a majority of the full Board elects the chairperson. Whenever the chairperson does not qualify as an independent director, the independent directors—by a majority vote at a meeting consisting solely of independent directors—elects one of the independent directors as lead director. Mr. Hobbs currently serves as the Chairman of the Board and is a non-executive and independent director.

The Board believes that a non-executive and independent Chair is currently in the best interests of the Company and its shareholders because, based on the Company’s present circumstances, the structure provides a balance between strategic development and independent oversight of management. The Board, however, maintains its flexibility to make this determination at any time to provide appropriate leadership for the Company as circumstances warrant. The CNGC reviews the Board structure at least annually.

2025 Proxy Statement • 12

Our Bylaws provide that the chairperson (or in the chairperson’s absence, the lead director) will preside at Board meetings. Under the Governance Guidelines, the chairperson also has the following responsibilities: (1) serve as a liaison between the independent directors and management, (2) periodically communicate with the CEO to discuss matters of importance to the independent directors, (3) provide for adequate deliberations on all agenda items and other matters properly brought before the Board, and (4) perform other duties that are appropriate for a non-executive chair and that a majority of the independent directors may identify from time to time.

Board Governance Practices

Director Outside Board Commitments

In selecting director candidates, the Board and CNGC consider the other demands on each candidate to assess the candidate’s ability to devote the necessary time and effort required for service on our Board and its committees. As part of its annual self-assessment process, the Board evaluates individual director performance, including attendance at, preparedness for, and participation in meetings of the Board and its committees. See The Board’s Self-Assessment Process described below for additional information. The Governance Guidelines, which are reviewed annually by the CNGC, include limitations on the number of outside boards on which our directors may serve. The following table sets forth these limitations, which all director nominees meet.

Director Category	Permitted Outside Public-Company Commitments (excluding Ally)

Non-officer/employee directors who are a named executive officer or executive chair of another public company	1 board

Non-officer/employee directors	3 boards

AC members	2 audit committee memberships

In addition, under Ally’s Code of Conduct and Ethics, the CEO may serve on the board of another for-profit company only with approval from the Chair of the Board, the Chair of the CNGC, and the General Counsel.

The Board’s Self-Assessment Process

The Board conducts an annual self-assessment to assess effectiveness at the Board and committee levels. As provided in the Governance Guidelines, the CNGC is responsible for developing, recommending to the Board for approval, and oversight of the self-assessment process for the Board and its committees. The following graphic illustrates the key steps for the Board’s self-assessment process.

Historically, the self-assessment process has consisted of a written questionnaire that solicited the director’s views on a variety of topics. For 2024, the Board determined to conduct the self-assessment through one-on-one interviews administered by a third party. In future years, the Board may consider one or a combination of assessment approaches.

The Board’s annual self-assessment process covers a variety of topics, which may include:

•

The Board and its Committees – Board and Board-committee size and composition; suitability of Board and Board-committee structure; processes for identifying and evaluating director candidates; and appropriateness of responsibilities delegated to committees.

2025 Proxy Statement • 13

•

Board and Committee Meetings – timing and frequency of meetings; agenda setting; sufficiency of meeting materials; director preparedness; balance between management presentations and opportunity for discussion; processes to encourage effective challenge of management’s assessments and recommendations; and fulfillment of committee responsibilities.

•

Strategy and Risk Appetite – oversight of the assessment of strategy and performance against related risk objectives; oversight of risk appetite and risk-management practices; and the identification of threats, opportunities, and emerging risks.

•

Leadership – quality and depth of knowledge of management; the availability and effectiveness of lines-of-communication and transparency with management; escalation practices; and processes for management accountability.

•

Finance and Operations – capital and liquidity oversight; processes for evaluating financial results and operational strength and resilience; and the Board’s preparedness for and ability to effectively deal with a crisis.

•	Compliance and Ethics – setting the “tone at the top”; evaluation of compliance systems; and support for the stature and independence of the risk, compliance, and internal-audit functions.

In addition, directors may be asked to identify priorities, desired training, and opportunities for the Board and its committees.

The Board and its committees discuss the results of the evaluation, including with respect to Board composition, practices and processes, and management assists with implementing any identified action items.

Director Onboarding and Education

New directors are provided with the opportunity for a comprehensive orientation to educate them about Ally’s business activities, strategic direction, risk profile, financial results, and key policies and procedures through presentations, reading materials, meetings with officers and employees, visits to Ally’s facilities, or other means as appropriate. In recognition of the evolving nature and continued importance of governance issues and practices, each director is encouraged to participate in continuing education programs to maintain a level of expertise that is appropriate for performing the responsibilities of a director or committee member and to continually enhance their skills and remain abreast of Company and industry matters. In 2024, our directors received training on a variety of topics, including fair lending, the Bank Secrecy Act / anti-money laundering, transaction with affiliates, complaints management, and cybersecurity awareness.

Committees of the Board

The CNGC annually reviews the structure and membership of the Board’s committees and recommends any appropriate changes to the Board. The Board’s governance structure is designed to support effective oversight (including oversight of senior management), timely access to information, and sound decision-making. The membership of each committee is driven by its purpose, the expertise or experience needed to achieve that purpose, any requirements of applicable law or listing rules, and other factors that are expected to enhance the effectiveness of the committee. The standing committees of the Board are currently the CNGC, the AC, the RC, and the Technology Committee (TC). The membership of these committees during 2024 and the total number of their meetings in 2024 are detailed in the following summaries, except that Melissa Goldman also served as a member of the RC and the TC until her departure from the Board on August 27, 2024 and Michael F. Steib also served as a member of the RC and the TC until his departure from the Board on May 7, 2024.

2025 Proxy Statement • 14

Compensation, Nominating, and Governance Committee

Fennebresque (Chair)	Clark	Hobbs	Magner

Number of Meetings in 2024: 7

The Board has determined all members of the CNGC are qualified to serve on the CNGC under applicable SEC rules and NYSE listing standards (including the independence and non-employee-director requirements for compensation-committee members).

Responsibilities: The CNGC assists the Board in overseeing:

•

the accountability of senior management for effectively implementing Ally’s strategy consistent with its risk appetite, while maintaining an effective risk-management framework and system of internal controls, and consistent with safety and soundness and in compliance with applicable laws (including those related to consumer protection) under a range of conditions—particularly through the establishment, maintenance, and administration of Ally’s executive compensation plans and the evaluation, determination, and approval of goals and compensation of the CEO, the other individuals who are designated as officers or executive officers (together with the CEO, the Executive Officers) under SEC Rule 16a-1 or 3b-7, respectively, and other executives designated by the CNGC as under its purview (together with the Executive Officers, the Purview Executives);

•	Ally’s executive leadership development and succession planning, the compensation of non-employee directors, and the disclosure of executive compensation matters as required by applicable law;

•	Ally’s sustainability strategies, initiatives, and activities and human capital management and culture-related efforts;

•	Ally’s public policy activities, including lobbying activities, memberships in trade associations, coalitions, and industry organizations;

•

the identification of qualified individuals for membership on the Board, evaluations of the performance of the Board, its committees, and management, and the development and administration of corporate-governance guidelines and other corporate-governance practices; and

•	the review and evaluation of all related-person transactions to the extent required by Ally’s governing documents or policies or applicable law.

A narrative description of the processes for considering and determining executive and director compensation—including (1) the CNGC’s authority and the extent to which that authority may be delegated and (2) the roles of Ally’s executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation—can be found in Compensation Discussion and Analysis and Director Compensation later in this proxy statement.

The CNGC’s policies on the nomination process for directors can be found in Director Recruitment and Refreshment earlier in this proxy statement.

Board oversight of compensation and governance matters have been combined under the purview of the CNGC since Ally’s initial public offering in 2014 and has been an effective structure to facilitate strong oversight. The Board believes there are meaningful synergies between compensation and governance matters that continue to make this structure effective for Ally and outweigh the benefits of allocating these functions to separate committees. The Board annually reviews the structure and membership of its committees and has not identified inefficiencies or gaps in the current committee structure.

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Audit Committee

Cary (Chair)	Clark	Gibbons	Reilly

Number of Meetings in 2024: 9

The AC is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (Exchange Act).

The Board has determined all members of the AC are qualified to serve on the AC under applicable SEC rules and NYSE listing standards (including the independence and financial-literacy requirements for audit-committee members) and have accounting or related financial-management expertise under applicable NYSE listing standards. The Board also has determined that Messrs. Cary and Gibbons and Ms. Clark are audit-committee financial experts under applicable SEC rules. None of the members of the AC simultaneously serve on more than three public-company audit committees.

Responsibilities: The AC assists the Board in overseeing:

•	Ally’s accounting and financial reporting;

•	the appointment, qualifications, independence, and performance of Ally’s independent registered public accounting firm;

•

Ally’s internal audit function, including by monitoring the qualifications, stature, and independence of the Chief Audit Executive—who is functionally overseen by and has unrestricted access to the AC—and through its Chair, reviewing and approving the appointment, retention, performance evaluation, and compensation of the Chief Audit Executive;

•	Ally’s compliance with legal and regulatory requirements; and

•	in conjunction with the RC, the effectiveness of Ally’s risk management and internal controls in connection with the foregoing.

Additional information about the AC can be found in the Audit Committee Report later in this proxy statement.

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Risk Committee

Bacon (Chair)(a)	Gibbons	Magner	Sharples

(a) Mr. Bacon’s term will end at the time of the election of directors at the Annual Meeting.

Number of Meetings in 2024: 6

The RC assists the Board in overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk. More specifically, the RC approves and oversees Ally’s enterprise-risk-management framework, including the material-risk taxonomy, and approves and monitors a clear risk appetite for Ally that aligns with its strategy and risk capacity. In addition, the RC oversees management’s responsibility for ensuring that the enterprise-risk-management framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size. The RC also monitors the qualifications, stature, and independence of the Chief Risk Officer—who directly reports and has unrestricted access to both the RC and the CEO—and through its Chair, reviews and approves the appointment, retention, performance evaluation, and compensation of the Chief Risk Officer.

Additional information about the RC can be found in Risk Management Oversight later in this proxy statement.

Technology Committee

Sharples (Chair)	Fennebresque	Reilly

Number of Meetings in 2024: 5

The TC was created in December of 2021 to assist the Board in overseeing (1) the execution of digital and other technology strategies (including the use of artificial intelligence), (2) the technology infrastructure and significant investments in it, and (3) information-technology risks, information-security risks (including cybersecurity risk), and data risks. Among its oversight responsibilities of information-technology, information-security, and data risks, the TC will:

•	Review the technology, security, and data risk appetite statements approved by the Risk Committee for alignment with the Company’s strategy and risk capacity;

•	Periodically review and approve policies addressing information-technology, information security, and data risks as set forth in the formal Register of Approval Authority;

•

Oversee management’s responsibility for ensuring that the management of information technology, information-security, and data risks is commensurate with the Company’s structure, risk profile, complexity, activities, and size;

•

Review reports and trends on the Company’s information-technology, information-security, and data risks—including those involving cybersecurity, data management and protection, and business continuity—and reports from management on its actions to assess, monitor, and control those risks;

•	At least annually, review the Company’s Crisis Management Plan and Pandemic Plan; and

•

Through the CRO, provide the Risk Committee with minutes of the Committee’s proceedings, the CRO’s dashboard of information-technology, information-security, and data risk metrics, and other significant information about information-technology, information-security, and data risks that the Risk Committee requires to exercise its duties and responsibilities.

The TC meets with the RC in a joint session at least annually.

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Risk Management Oversight

Role of the Board

A holistic, integrated, and proactive approach to risk management is cultivated in the tone at the top that is set and communicated by the Board, the CEO, and other members of senior management. Together, these leaders establish and regularly reinforce risk-based performance as one of Ally’s strategic priorities. The Board aligns Ally’s strategy with its risk appetite and, as a result, fosters an environment that does not encourage excessive risk taking. The Board also holds senior management accountable for maintaining the risk appetite framework and supports the independence and stature of independent-risk-management and internal-audit functions. One of the Board’s primary responsibilities include, through the RC, overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk, commensurate with its structure, risk profile, complexity, activities, and size.

Role of the Board’s Committees

Each of the Board committees are responsible for evaluating specified risks and overseeing the management of those risks, and the full Board is regularly updated by management on the state of Ally’s risk appetite, risk capacity, and enterprise-risk-management framework—including management’s ongoing assessment of identified top and emerging risks—and considers them in assessing and directing Ally’s strategy and business. The RC also meets in joint sessions with each of the AC and TC, at least annually, to discuss with management the guidelines and policies for assessing and managing Ally’s exposure to risks, including major financial risk exposures, and the steps management has taken to monitor, control, report on, and, as necessary, disclose those exposures. Additional details of how the Board’s risk oversight responsibilities are carried out through its committees is illustrated below.

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Information Technology/Cybersecurity/Data Risk

Information technology/cybersecurity/data is one of our primary risks, which we define as risks resulting from the failure of, or insufficiency in, information technology (for example, a system outage) or intentional or accidental unauthorized access, sharing, removal, tampering, or disposal of company and customer data or records (for example, a cybersecurity incident), or the lack of data governance, the mismanagement of data, or poor data privacy and protection. We and our service providers rely extensively on digital communications, data management, and other operating systems and infrastructure to conduct our business and operations. Disruptions to these systems or their infrastructure from cyberattacks, or failures in the management of information underlying these systems, may impede our ability to conduct business and operations and may result in business, reputational, financial, regulatory, or other harm. We and other financial institutions continue to be the target of various cyberattacks, including through phishing, the introduction of malware, denial-of-service, or other means. These cyberattacks often are intended to disrupt the operations of financial institutions or obtain confidential, proprietary, or other information or assets of Ally, our customers, employees, or other third parties with whom we transact.

Information technology/cybersecurity operational metrics and data are monitored on an ongoing basis and assessed against established risk-appetite limits. An inventory of information technology/cybersecurity/data processes, risks, and controls is maintained, which is derived utilizing regulatory and industry guidance, including the Federal Financial Institutions Examination Council Information Technology Examination Handbook and the National Institute of Standards and Technology Cybersecurity Framework. This inventory is used to assist in the identification and assessment of information technology/cybersecurity/data risks. In addition, information protection and risk management teams managed by our CISO are responsible for the administration, governance, and ongoing assessment of information technology/cybersecurity/data risks that pertain to their areas of responsibility. Cyber-related risks continue to evolve, including through the emergence of artificial intelligence, and have become increasingly sophisticated. As a result we continuously evaluate the adequacy of our preventive and detective measures. Additional information can be found in our December 31, 2024 Form 10-K.

As part of its responsibilities, the TC reviews the information-technology, information-security, and data risk appetite statements approved by the Risk Committee for alignment with the Company’s strategy and risk capacity (including Committee-set limits). The RC, however, is ultimately responsible for the oversight of information-technology, information-security, and data risks. Refer to Committees of the Board earlier in this proxy statement for additional information.

Management Succession Planning

The strength of our leadership has been a key factor in helping drive our historical accomplishments. The CNGC has oversight responsibility for Ally’s executive leadership development and management succession planning intended to support the development of executives and continuity of key leadership positions, which is important in our efforts to execute on our long-term strategic objectives.

In support of this, leaders across the enterprise are focused on developing potential future leaders and top performers to assist in identifying internal candidates. Our aim is to have the right talent, in the right roles, at the right time to mitigate talent risks as we strive to develop our next generation of leaders through intentional growth and internal mobility opportunities. Required skill sets and other criteria for key positions are established to assist in the identification of external candidates where required, and search firms or other resources may be utilized.

The CNGC reviews at least annually with the CEO and the Chief Human Resources Officer the leadership development and succession plans relating to the positions of CEO and other key executives. The succession plan identifies a “readiness” level and ranking for internal candidates and incorporates flexibility for the Board to define an external hire as a succession option. In addition, the CNGC maintains a C-Suite temporary succession plan which identifies executives ready to serve in respective C-Suite roles in an interim capacity, as requested by the Board.

A number of leadership updates took place in 2024, including the appointment of our new CEO in April and further changes later in the year to support the delivery of increased value for our customers, employees, and shareholders. The CNGC engaged an independent search firm to facilitate the search for a CEO. See “Leadership Updates” in the CD&A for more information.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the CNGC during the year ended December 31, 2024—Kim S. Fennebresque, Franklin W. Hobbs, Mayree C. Clark, and Marjorie Magner—(1) was an officer or employee of the Company during 2024, (2) was a former officer of the Company, or (3) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. No executive officer of Ally served on any board of directors or compensation committee of any other entity for which any of our directors served as an executive officer at any time during the year ended December 31, 2024.

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Pillars for Impact

At Ally, we firmly believe it’s our responsibility as corporate citizens to make a positive impact on the world around us. This belief is embedded in the very fabric of our business and culture, and is based on four pillars: employees, customers, communities, and environment.

Four Key Pillars

We ground our approach on a simple equation: If you care for your employees, they will care for your customers. That will drive results and have a positive impact in your communities. Collectively, Ally teammates have helped each other, our customers, and our communities thrive—driving a sustainable, positive impact for our stakeholders.

For our employees, we emphasize a working environment and company culture that embraces a broad range of talents, backgrounds, and perspectives and where colleagues feel valued as both individuals and members of the team.

We continue to be relentless for our customers’ financial well-being, translating into products, services, and initiatives that make financial services and financial empowerment accessible to the people we serve.

Our DNA is also defined by our commitment to the communities where we live and work through volunteering, employee donations, employer-matched grants, and corporate grants and sponsorships. Our three key areas of giving are affordable housing, financial education, and workforce development.

As Ally seeks to evolve and mature our environmental strategy, we are evaluating climate-related opportunities which deliver value for our stakeholders, including developing products and services to create environmental and social benefits; a focus on more sustainable operations; employee engagement and training; and evaluation of sustainable finance opportunities.

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A Culture That Promotes Belonging

Our people-first human capital approach is guided by a philosophy that emphasizes care for our employees through professional and personal support, and offerings that drive them to better care for our customers and positively impact our communities. We believe these components combine to propel our operational and financial results and a strategic advantage through our distinctive culture. We emphasize a working environment and company culture that embrace a broad range of talents, backgrounds, and perspectives and where colleagues feel valued as both individuals and members of the team. In doing so, we believe the best ideas and solutions are able to be heard, advancing our efforts for all of our stakeholders. We measure human capital success through regular enterprise-wide engagement surveys and external workplace recognition. In 2024, we placed in the Top 10% of global workplaces for employee engagement for the 5th consecutive year, as measured by a third-party provider. We also were named to Fortune’s 100 Best Places to Work.

We recognize our long-term success is underpinned by the strength of our purpose-driven culture—a culture we believe sets us apart from the competition and gives us an advantage as we recruit and retain talented team members. Our people-first approach enables a winning, customer-centric philosophy focused on resiliency, adaptability, and a growth-mindset-oriented drive to be a better version of ourselves every day. We strive to uphold our “Do it Right” ethos through decisions and deeds at all levels of the organization, and we collectively commit to work with integrity and accountability and to uphold our core values in the workplace, the marketplace, and the community. Our culture is driven by our “LEAD” core values, which create a nimble and ever-evolving approach to meet the needs of our stakeholders, emphasizing our employees to:

Employee Engagement

Sustaining high levels of employee engagement and belonging are key measures of our workplace success as we continue to build a company where our employees want to work, have purposeful careers, and feel empowered to make a difference. Throughout the year, a third-party provider administers confidential employee surveys to provide feedback on key strengths and opportunity areas for action-taking to improve our culture. The results of these surveys are shared with the Board and help guide individual team engagement planning across the organization to drive enterprise change and empowerment through localized efforts.

In 2024, our employee engagement scores were within the top 10% of all global companies that participated in the survey for the fifth consecutive year, and we were seven points higher than the financial services industry benchmark. We believe high levels of employee engagement reflect a productive and engaged workforce that contributes to our voluntary attrition rate of 8% for the year ended December 31, 2024.

Additionally, we internally monitor and provide opportunities for our employees to provide feedback outside of our company-wide engagement survey. We recently deployed a method of consistently collecting employee feedback on our internal website. This survey asks a rotating series of questions that employees answer, and management uses those answers to better understand our enterprise and align strategic priorities.

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We share these quotes to highlight employee sentiment in employee’s own words submitted anonymously in our annual engagement survey.

"At each level we are all working to provide opportunities for growth for each other and support each other as teammates, employees, and people. I come to work knowing that I have the space to be myself and do good work while continuing to learn new skills and grow as a person. I learn new things every day from my teammates while also feeling valued for what I bring to the table. The level of mentorship and camaraderie is something I do not want to take for granted and do not want to risk losing should I leave Ally."

"The Ally culture is built on leadership behaviors, collaboration, and innovative thinking. Ally sincerely supports work-life balance and invests in its employees physical, emotional and financial wellbeing. Our culture embraces diversity, is inclusive and welcomes everyone."

"The combination of caring and focused leadership, continuous improvement, empowerment, meaningful work, essentialism, and teamwork inspire me to do my best for the people we serve."

"You can work hard in one role and stay on a team for a long time, or you can diversify your experience by working on different teams since internal mobility is encouraged. You can fit your career to align with your phase of life."

We empower our employees and encourage internal mobility: 19% of our existing eligible workforce with at least one year of tenure received promotions or transitioned into new roles during the year ended December 31, 2024. Our internal hiring rate reached 48% in 2024, further supporting employee career development and mobility. Our deliberate focus on mobility supports our ongoing retention efforts for top talent across the organization. The retention rate for employees that we determine to be high performers through year-end evaluation ratings was 93% for the year ended December 31, 2024. On a routine basis, we perform talent and succession planning to develop and retain our top talent, including critical roles throughout the organization.

We empower our employees to act as founders with an ownership mindset across all levels of the organization and across all aspects of the business. This philosophy is reinforced through our shared equity program. In August 2021, we announced that all eligible employees may be awarded Ally stock annually through our discretionary #OwnIt Annual Grant Program dependent upon our financial performance and Board approval. In December 2024, for the sixth consecutive year, we awarded all active, regular Ally employees, who do not already receive equity as part of their compensation package, with 100 restricted stock units, up to a maximum grant date value of $5,000, and subject to a 3-year cliff vesting schedule, in recognition of our notable accomplishments and to support enterprise-wide ownership. This benefit provides shared equity to our employees and to further encourage the mindset of an owner, we also maintain an employee stock purchase plan that provides employees with the opportunity to purchase Ally stock at a discount.

Resource Groups for Employees

We have eight resource groups for employees (Resource Groups). Membership in our Resource Groups is voluntary and open to all employees. As we celebrated our seventh anniversary of Resource Groups in 2024, employee participation grew to 64% of our workforce belonging to at least one Resource Group as of December 31, 2024. Our Resource Groups may offer employees a sense of belonging, enhanced networking, and opportunities to learn and grow. They also support local community outreach initiatives through volunteering. Through dedicated focus months, each Resource Group has delivered education and awareness that expands understanding and collaboration throughout the organization. Our objective across all the groups is to foster a workplace environment where all employees have a sense of belonging and know their opinions count.

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2024 Highlights

Living our purpose helped deliver meaningful results for our shareholders and made a real difference for our employees, customers, communities, and the environment. Here are some of the ways we made an impact in 2024.

Employees

•   Furthered our commitment to extend ownership to every employee with our #OwnIt2025 grant with 100 shares of Ally common stock for all non-equity eligible Ally employees, contributing to an owner’s mentality and building financial well-being; #OwnIt2022 shares granted in 2022 vested in January 2025.

•   Announced a discretionary contribution of 2% to retirement plans for all U.S. and Canadian employees–the 15th consecutive year of the discretionary contribution for U.S. employees.

•   Care for our organization, teammates and culture to place us in the top 10% of global workplaces for employee engagement for the 5th consecutive year, as measured by a third-party provider, while also cultivating a strong sense of belonging with a score of 80, exceeding top 10% & industry benchmarks.

•   Ally’s Employee Relief Fund awarded more than $270,000 to 200+ employees, including fast-tracking more than 130 applications to employees across North Carolina and other communities impacted by Hurricane Helene. Since inception in 2020, we have awarded more than $1.1 million to help our teammates during their time of need.

•   Invested in our high performing talent with our Leadership Development program, offering 10 accelerated development programs in total. In 2024, 250 employees participated in one of these experiences to develop the skills they need as future leaders within the organization.

•   Offered employees and their household dependents unlimited access to dedicated, board-certified one-on-one coaches to help make lasting changes, improve their overall health and quality of life. Benefit is not limited to plan participants.

•   Empowered employees to own their career path through talent and succession planning efforts, contributing to 19% of eligible employees receiving a promotion or developmental opportunity in 2024, up 4% compared to 2023.

Customers

•   Teamed up with Calm, a leading mental health company with the number one app for sleep, meditation and relaxation, to offer one million free three-month Calm trials to consumers-at-large and one-year premium subscriptions to Ally customers to help ease stress and build healthier financial habits.

•   Completed the migration to One Ally, enabling a cohesive and seamless customer experience where all customer apps are consolidated to a single digital experience. Included the deployment of an updated mobile app with a new design and cross-platform that was recognized by Corporate Insights with an excellent rating; the only banking app to receive the top rating.

•   Launched financial health tools to help customers create a plan to pay down their debt and better understand how to manage their credit with rollout continuing in 2025 to eligible customers.

•   Advanced 50/50 pledge to reach equal spending in paid advertising across women’s and men’s sports, reaching 45% spending on women’s sports at the end of 2024.

•   Proactive and evolving auto customer assistance & payment solutions during elevated consumer stress environment providing customers more time to pay.

•   Supported our dealers with our insurance offerings, protecting their business from various perils including significant weather activity this year resulting in approximately $260 million of vehicle inventory claims.

•   Cared for our dealer partners during Hurricane Helene, checking on their personnel safety, providing assistance and supplies, and offering temporary financial relief to those impacted.

•   Achieved an average Accessibility Usability Scale score of 81, exceeding the industry average of 65, through operationalized and improved internal digital platform accessibility efforts resulting in increased efficiency, consistency and collaboration across teams.

Communities

•   Supported our communities through over 61,000 employee volunteer hours and $2.4 million to match employee hours and donations given to local nonprofit organizations.

•   Provided financial support of $17.7 million in grants, sponsorships, mission-related investments, and program-related investments.

•   Progressed our financial education approach, which is focused on providing content and programs to advance economic mobility for individuals and families. We leverage our team members and community partners to teach critical financial skills to assist those that we serve toward their financial goals.

•   Deployed $1.34 billion in loans and investments as part of our Community Reinvestment Act program, primarily benefiting low- and moderate-income individuals and communities.

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Environment

•   Achieved third-party verification to a limited level of assurance using ISO 14064-3 for our reported 2023 greenhouse gas emissions metrics.

•   Executed Ally’s operational carbon neutrality strategy for Scope 1 and 2 emissions for the fourth consecutive year through a combined purchase of carbon offsets and Green-e Energy Certified renewable energy credits.

•   Prepared for evolving regulatory requirements and reporting frameworks by conducting gap analyses and developing a compliance roadmap aligned with strategic priorities.

•   Enhanced climate risk management capabilities to further embed climate risk considerations into existing risk management strategies.

•   Engaged key suppliers via EcoVadis, a global sustainability assessment platform, to improve our ability to evaluate third-party sustainability performance.

•   Focused on improving operational sustainability through strategic initiatives, including installation of solar panels and additional EV charging stations, more efficient HVAC units, centralized trash and composting, and promotion of biodiversity through landscape redesign with native species.

•   Continued to support environmental volunteerism through Green Teams, an employee network of volunteers focused on land and water use, community impact, air quality, biodiversity, and recycling.

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Director Compensation

Our director compensation program is designed to attract and retain directors with the characteristics described in Director Qualifications and Responsibilities earlier in this proxy statement and to provide fair compensation for the work required of a director in a company with Ally’s asset size, complexity, scope of operations, risk appetite, and risk capacity. The program is reviewed annually by the CNGC—with advice from its independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook)—and approved by the Board.

Details of the director compensation program for 2024 are set forth in the following table.

Pay Component	Non-Employee Director Compensation

Annual Cash Retainer	• $90,000(a)

Annual Equity Retainer	• $145,000(b)

Annual Retainer—Board Chair	• Cash: $60,000(a)

• Equity: $90,000(b)

Annual Cash Retainer—Committee Chairs(a)	• AC: $60,000

• RC: $60,000

• CNGC: $50,000

• TC: $50,000

Annual Cash Retainer—Committee Members(a)	• $20,000

(a) Paid in quarterly installments.

(b) Consists of director deferred stock units, each of which vests immediately and represents the right to receive one share of our common stock upon the director’s departure from the Board (Director DSUs). This amount is prorated for directors who join the Board after the annual meeting of shareholders.

Consistent with the Governance Guidelines, non-employee directors are reimbursed for reasonable out-of-pocket expenses related to their service on the Board. Furthermore, under our Certificate of Incorporation, directors are limited in their liability and indemnified to the fullest extent permitted by Delaware law for their service in that capacity.

Ally allows its non-employee directors to defer from 0% to 100% of their cash retainers in 25% increments. These deferrals can be made into either fully vested Director DSUs or a cash account that is credited with interest quarterly. Interest earned on a cash account is based on the average rate offered by Ally Bank for deposits in its online savings accounts.

The following table describes compensation for non-employee directors who served during fiscal year 2024.

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)

Franklin W. Hobbs	170,000	225,289	395,289

Kenneth J. Bacon	170,000	139,003	309,003

William H. Cary	170,000	139,003	309,003

Mayree C. Clark	130,000	139,003	269,003

Kim S. Fennebresque	180,000	139,003	319,003

Thomas P. Gibbons(b)	130,000	139,003	269,003

Melissa Goldman(c)	85,136	—	85,136

Marjorie Magner	130,000	139,003	269,003

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Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)

David Reilly(d)	130,000	139,003	269,003

Brian H. Sharples(e)	171,346	139,003	310,349

Michael F. Steib(f)	89,399	—	89,399

(a) Includes Director DSUs received during 2024. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

(b) Mr. Gibbons elected to defer 100% of his cash retainer payments in the form of Director DSUs.

(c) Ms. Goldman ceased serving on the Board on August 26, 2024.

(d) Mr. Reilly elected to defer 100% of his cash retainer payments in the form of Director DSUs.

(e) Mr. Sharples began service as the Technology Chair on March 4, 2024. The earnings reflect the prorated amounts based on service dates.

(f) Mr. Steib ceased serving on the Board on May 6, 2024. This amount includes the reimbursement of approximately $35,000 in legal fees.

The following table sets forth the aggregate number of Director DSUs held by each non-employee director at December 31, 2024.

Director DSU Balances as of December 31, 2024

Name	Annual Equity Grant (#)(a)	Non-Employee Director (NED) Deferred Stock (#)(b)	Prior Year DSU Total	Total DSUs (#)

Franklin W. Hobbs	5,718	—	126,853	132,571

Kenneth J. Bacon	3,528	—	54,801	58,329

William H. Cary	3,528	—	49,859	53,387

Mayree C. Clark	3,528	—	63,559	67,087

Kim S. Fennebresque	3,528	—	61,243	64,771

Thomas P. Gibbons	3,528	3,438	4,728	11,694

Melissa Goldman	—	—	3,880	3,880

Marjorie Magner	3,528	—	61,243	64,771

David Reilly	3,528	3,438	17,094	24,060

Brian H. Sharples	3,528	—	33,315	36,843

Michael F. Steib	—	—	—	—

(a) Includes Director DSUs received as part of the annual retainer payments.

(b) Includes Director DSUs received resulting from an election to defer cash payments owed to the director in the form of Director DSUs. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

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Other Governance Policies

and Practices

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics to promote integrity in the workplace, in the marketplace, and in our society and communities. The Code of Conduct and Ethics applies to all of Ally’s officers and employees, including the CEO, the Chief Financial Officer (CFO), and the Controller. We will post any amendment to the Code of Conduct and Ethics, as well as any waiver that is required to be disclosed under applicable SEC rules or NYSE listing standards, on the Company’s website at www.ally.com/about/investor/policies-charters/. There were no waivers from any provision of the Code of Conduct and Ethics in 2024 that were required to be disclosed.

Political Engagement and Disclosure

Ally believes it is important to have an open dialogue with policymakers to best represent the goals and interests of our customers, stakeholders, employees, and communities. As part of representing Ally’s goals and interests, we regularly engage in the public policy process at the state and federal level. Ally works with policymakers and staff to share our story and respond to any questions regarding the potential impact of certain policies. Ally engages in direct and indirect lobbying activity by employing internal lobbyists and external consultants who engage on behalf of Ally. One way Ally engages in direct lobbying is through the regulatory agencies public comment process. Ally maintains a robust compliance and monitoring program to ensure both its employees and consultants abide by all appropriate conduct, reporting and disclosure requirements. Ally files all required reports regarding our federal lobbying activity in compliance with the Lobbying Disclosure Act of 1995, as amended by the Honest Leadership and Open Government Act of 2007. This information is publicly available on a quarterly basis. The CNGC, which is composed entirely of independent directors, oversees Ally’s public policy activities, including lobbying activities, memberships in trade associations, coalitions, and industry organizations.

Transactions with Related Persons

The Board has adopted a written Related-Person Transaction Policy (Related-Person Transaction Policy), which is included within the Governance Guidelines and which requires the CNGC to review and approve or ratify any related-person transaction.

A related-person transaction is any existing or proposed transaction, arrangement, or relationship, or any existing or proposed series of similar transactions, arrangements, or relationships, where (a) Ally or any of its subsidiaries was or will be a participant, (b) the amount involved exceeds $120,000, and (c) any related person had or will have a direct or indirect material interest. A related person is any Ally director or director nominee, any executive officer of Ally under Rule 3b-7 of the Exchange Act, any beneficial owner of more than 5% of any class of Ally’s voting securities, and any immediate family member of any of the foregoing. An immediate family member is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law—including, in each case, adoptive relationships—and any person (other than a tenant or employee) sharing the same household.

The related person involved in a potential related-person transaction must promptly submit it to Ally’s General Counsel for initial review. The submission must describe (a) the related person’s name and relationship to Ally, (b) all of the related person’s direct and indirect interests in the transaction, including the related person’s positions and relationships with, and ownership interests in, any firm, corporation, or other entity that is involved in the transaction, (c) the approximate dollar value of the amount involved in the transaction and the amount of all of the related person’s direct and indirect interests in the transaction, in each case, determined without regard to the amount of profit or loss, and (d) all other material information about the transaction and the related person’s involvement in it.

The General Counsel will refer submitted related-person transactions to the CNGC for review and approval or ratification. Facts and circumstances taken into account by the CNGC when determining whether to approve or ratify a related-person transaction may include (a) its terms, (b) the nature and extent of the related person’s interest in it, (c) the benefits likely to accrue to Ally, (d) whether its consummation is consistent with the best interests of Ally and its shareholders, (e) whether it presents a heightened risk of conflicts of interest, an improper valuation, or the perception of such a conflict or improper valuation, (f) any impact on a director’s independence, (g) the availability of other comparable transactions, arrangements, or relationships, and (h) whether it is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances or on terms comparable to those provided to Ally’s employees generally. If the CNGC does not approve or ratify a related-person transaction or if any conditions imposed on the approval or ratification are not satisfied, Ally may not enter into or otherwise be involved

2025 Proxy Statement • 27

in the transaction or, if already executed, must rescind or terminate the transaction as promptly and on as favorable of terms to Ally as reasonably possible. No member of the CNGC may participate in any review or consideration of any related-person transaction involving the member, the member’s immediate family, or any related entity, although the member may be counted for purposes of determining the presence of a quorum at the meeting.

No review, approval, or ratification is required for a transaction, arrangement, or relationship (a) where the rates or charges involved are determined by competitive bids, (b) involving the rendering of services as a common or contract carrier or a public utility at rates or charges fixed in conformity with law or governmental authority, (c) involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (d) where the interest of the related person arises solely from the ownership of a class of Ally’s equity securities and all holders of that class of equity securities receive the same benefit on a pro rata basis, or (e) involving indebtedness extended by any of Ally’s banking or broker-dealer subsidiaries if the extension of credit was made in the ordinary course of business, was made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

There has been no transaction since January 1, 2024, that is required to be reported under Item 404(a) of SEC Regulation S-K but that did not require review and approval or ratification under the Related-Person Transaction Policy or for which the Related-Person Transaction Policy was not followed.

Submission of Shareholder Proposals

Any proposal that a shareholder wishes to be considered for inclusion in Ally’s proxy materials for the 2026 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received in writing by Ally not later than November 21, 2025. We recommend that any shareholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that such a proposal must comply with all requirements of SEC Rule 14a-8, which addresses when we must include such a proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

Our Bylaws include a proxy-access right, which permits a shareholder or a group of up to 20 shareholders owning at least three percent of Ally’s outstanding common stock continuously for at least three years to nominate and include in Ally’s proxy materials for an annual meeting director nominees constituting up to the greater of two directors or twenty percent of the Board. This right and any exercise of it are subject to the specific provisions of our Bylaws, including procedures and other requirements applicable to the shareholders and the nominees, which are available on our website at https://www.ally.com/about/investor/policies-charters/. For the 2026 annual meeting of shareholders, notice of proxy-access director nominees as described in our Bylaws must be received by the Corporate Secretary not earlier than October 22, 2025, and not later than November 21, 2025.

Our Bylaws establish advance-notice requirements for any shareholder proposal (including a director nomination) that is not submitted for inclusion in our proxy materials for the 2026 annual meeting of shareholders under the proxy-access right in our Bylaws or under SEC Rule 14a-8 but that is sought to be presented at the 2026 annual meeting. Such a proposal (including a director nomination) must be received in writing by Ally not earlier than January 6, 2026, and not later than February 5, 2026, and must satisfy the information and other requirements in our Bylaws. In addition, any shareholder who intends to solicit proxies in support of any director nominee other than Ally’s nominees at the 2026 annual meeting must also comply with all applicable requirements of SEC Rule 14a-19. Please note that the advance-notice requirements of SEC Rule 14a-19 do not override or supersede the longer advance-notice requirements in our Bylaws.

Any shareholder proposal (including a director nomination) submitted to Ally in connection with the 2026 annual meeting of shareholders, as well as related notices and other communications to Ally, must be received at the following address: Ally Financial Inc., Corporate Secretary, 500 Woodward Avenue, Mail Code MI-01-10-CORPSEC, Detroit, Michigan 48226.

Governance Documents

Charters for the AC, the RC, the TC, and the CNGC, along with the Governance Guidelines, the Code of Conduct and Ethics, and the Bylaws, are available on the Company’s website at www.ally.com/about/investor/policies-charters/.

2025 Proxy Statement • 28

Stock Ownership

Security Ownership of Certain Beneficial Owners

At the close of business on March 13, 2025, the following were known to the Company to be the beneficial owners (as defined in SEC Rule 13d-3) of more than five percent of the Company’s common stock, based solely on the information reported by such persons in their most recent Schedule 13D and 13G filings with the SEC:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage(a)

Persons affiliated with Berkshire Hathaway Inc. (b) c/o Berkshire Hathaway Inc. 3555 Farnam Street, Omaha, Nebraska 68131	29,000,000	9.4%

Persons affiliated with Blackrock, Inc. (c) c/o Blackrock, Inc. 50 Hudson Yards New York, NY 10001	28,541,822	9.3%

Persons affiliated with The Vanguard Group (d) c/o The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	28,060,601	9.1%

Persons affiliated with Harris Associates LP (e) c/o Harris Associates LP 111 S. Wacker Drive Suite 4600, Chicago, Illinois 60606	23,475,675	7.6%

(a) The percentage ownership of outstanding shares is based on 307,135,226 shares of common stock issued and outstanding as of March 13, 2025.

(b) This is according to information provided to the Company in a Schedule 13G/A filed as a group, by: Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, Berkshire Hathaway Life Insurance Company of Nebraska, BHG Life Insurance Company, British Insurance Company of Cayman, Columbia Insurance Company, GEICO Corporation, National Fire & Marine Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, Precision Castparts Corp. Master Trust and BNSF Master Retirement Trust (collectively, the “Berkshire Hathaway Group”), with the SEC on February 14, 2024. Mr. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person of the other members of the Berkshire Hathaway Group. According to the Schedule 13G/A, Mr. Buffett and Berkshire Hathaway Inc. together have shared voting power over 29,000,000 shares of our common stock and shared dispositive power over 29,000,000 shares of our common stock; National Indemnity Company has shared voting power over 7,215,875 shares of our common stock and shared dispositive power over 7,215,875 shares of our common stock; Berkshire Hathaway Life Insurance Company of Nebraska has shared voting power over 2,803,875 shares of our common stock and shared dispositive power over 2,803,875 shares of our common stock; BHG Life Insurance Company has shared voting power over 462,875 shares of our common stock and shared dispositive power over 462,875 shares of our common stock; British Insurance Company of Cayman has shared voting power over 625,000 shares of our common stock and shared dispositive power over 625,000 shares of our common stock; Columbia Insurance Company has shared voting power over 4,228,200 shares of our common stock and shared dispositive power over 4,228,200 shares of our common stock; GEICO Corporation has shared voting power over 3,137,000 shares of our common stock and shared dispositive power over 3,137,000 shares of our common stock; National Fire & Marine Insurance Company has shared voting power over 4,836,250 shares of our common stock and shared dispositive power over 4,836,250 shares of our common stock; Berkshire Hathaway Consolidated Pension Plan Master Trust has shared voting power over 8,339,880 shares of our common stock and shared dispositive power over 8,339,880 shares of our common stock; Precision Castparts Corp. Master Trust has shared voting power over 2,879,795 shares of our common stock and shared dispositive power over 2,879,795 shares of our common stock; BNSF Master Retirement Trust has shared voting power over 1,500,000 shares of our common stock and shared dispositive power over 1,500,000 shares of our common stock; and the Berkshire Hathaway Group is deemed to be a group for purposes of Section 13(d) of the Exchange Act and are party to that certain Joint Filing Agreement entered into as of February 14, 2024.

(c) This is according to information provided to the Company in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 24, 2024. According to the Schedule 13G/A, Blackrock, Inc. has sole voting power over 26,038,570 shares of our common stock and sole dispositive power over 28,541,822 shares of our common stock.

(d) This is according to information provided to the Company in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 219,446 shares of our common stock, sole dispositive power over 27,374,367 shares of our common stock, and shared dispositive power over 686,234 shares of our common stock, including by reason of advisory and other relationships with clients who own such shares.

(e) This is according to information provided to the Company in a Schedule 13G/A filed by Harris Associates L.P. with the SEC on February 14, 2024. According to the Schedule 13G/A, Harris Associates L.P. and its general partner Harris Associates Inc. have sole dispositive power over 23,475,675 shares of our common stock by reason of advisory and other relationships with clients who own such shares and Harris Associates L.P. has been granted the power to vote shares of our common stock in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of business, by either providing information or advice to the persons having such power, or by exercising the power to vote.

2025 Proxy Statement • 29

Security Ownership of Directors, Nominees, and Executive Officers

The following tables set forth information, at the close of business on March 13, 2025, concerning the number of shares of common stock and stock-settled units of the Company beneficially owned (as defined in SEC Rule 13d-3) by each director, nominee, and NEO (as defined in the Compensation Discussion and Analysis later in this proxy statement) as well as all directors and executive officers (as defined in SEC Rule 3b-7) as a group. Our executive officers under SEC Rule 3b-7 are also the individuals designated as our officers under Section 16(a) of the Exchange Act and SEC Rule 16a-1. Each of the individuals listed in the following table owns less than one percent of the outstanding shares of our common stock, and all directors and executive officers as a group own less than one percent of the outstanding shares of our common stock. The persons named have furnished this information to us.

Beneficial Ownership

Name	Shares of Common Stock Beneficially Owned	Shares of Preferred Stock Beneficially Owned	Stock-Settled Units(a)	Total Beneficial Ownership(c)

Franklin W. Hobbs	15,000	—	132,571	147,571

Kenneth J. Bacon	—	—	58,329	58,329

William H. Cary	—	—	53,387	53,387

Mayree C. Clark	30,000	—	67,087	97,087

Kim S. Fennebresque	—	—	64,771	64,771

Thomas P. Gibbons	—	—	11,694	11,694

Melissa Goldman	—	—	3,880	3,880

Marjorie Magner	4,700	—	64,771	69,471

David Reilly	—	—	24,060	24,060

Brian Sharples	—	—	36,843	36,843

Michael F. Steib	2,000	—	—	2,000

Michael G. Rhodes	83,164	—	—	83,164

Douglas R. Timmerman(b)	140,510	—	62,805	203,315

Russell E. Hutchinson	42,636	6,000	—	48,636

Hope D. Mehlman	—	—	—	—

Stephanie N. Richard(b)	39,318	—	27,683	67,001

Kathleen L Patterson(b)	10,338	—	30,238	40,576

Jeffrey J. Brown(b)	280,873	—	113,041	393,914

Diane E. Morais(b)	209,463	—	59,171	268,634

Jason E. Schugel(b)	1,000	—	39,298	40,298

Directors and Executive Officers as a Group (20 persons)	859,002	6,000	849,629	1,714,631

(a) Comprises all vested stock-settled units and all stock-settled units that will vest within 60 days of March 13, 2025.

(b) Stock-settled units for Mr. Timmerman, Ms. Richard, Ms. Patterson, Mr. J. Brown, Ms. Morais, and Mr. Schugel include RSUs that are nonforfeitable because they have attained retirement eligibility pursuant to the terms of the awards.

(c) Under SEC rules, stock units are not treated as beneficially owned if the holder does not have the right to acquire the underlying stock within 60 days of March 13, 2025 or if the stock units will be settled in cash and therefore do not represent the right to acquire stock. Amounts reflected in the following table comprise beneficially owned units included in the table above as well as time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) that are excluded from the table above.

2025 Proxy Statement • 30

	Beneficially Owned
Name	Shares of Common Stock	Shares of Preferred Stock	Stock- Settled Units	Number of RSUs(a)	Number of PSUs(a)	Total	Implied Value ($)(b)

Michael G. Rhodes	83,164	—	—	278,055	217,899	579,118	19,105,103

Douglas R. Timmerman	140,510	—	62,805	332,841	100,877	637,033	21,015,719

Russell E. Hutchinson	42,636	6,000	—	185,585	66,608	300,829	9,924,349

Hope D. Mehlman	—	—	—	90,639	1,732	92,371	3,047,319

Stephanie N. Richard	39,318	—	27,683	31,386	31,704	130,091	4,291,702

Kathleen L Patterson	10,338	—	30,238	104,151	36,888	181,615	5,991,479

Jeffrey J. Brown	280,873	—	113,041	—	231,133	625,047	20,620,301

Diane E. Morais	209,463	—	59,171	192	65,297	334,123	11,022,718

Jason E. Schugel	1,000	—	39,298	31,386	21,058	92,742	3,059,559

(a) The RSUs identified here settle in shares of Ally common stock. The PSUs identified here settle in cash. For PSUs, the number assumes that the related performance goals are achieved at the target. For further information on all long-term incentive awards, refer to Compensation Discussion and Analysis—Ally’s Executive Compensation Program later in this proxy statement.

(b) The implied value was calculated by multiplying total beneficially owned shares of common stock and stock-settled units, stock-settled RSUs, and stock and cash-settled PSUs, by $32.99, which was the closing price of Ally common stock on March 13, 2025.

The CEO, all other Purview Executives, other specified business and enterprise-function leaders, and all directors, together in each case with their specified associated persons, are subject to personal-trading restrictions to further align the interests of management and directors with those of shareholders. Refer to Compensation Discussion and Analysis—Compensation Policies and Governance Practices—Anti-Hedging and Anti-Pledging Policies later in this proxy statement for more information.

2025 Proxy Statement • 31

Letter From the Compensation, Nominating, and Governance Committee

Dear Fellow Shareholders,

On behalf of the entire Board, thank you for your continued support and investment in Ally. The Compensation, Nominating, and Governance Committee (CNGC) is committed to maintaining a compensation program that aligns with shareholder interests, incentivizes long-term value creation, and supports the attraction and retention of a strong leadership team for Ally. The CNGC also prioritizes the safety and soundness of Ally under a risk management framework appropriate for a regulated financial services company. Focus areas for the CNGC over the last year included:

•	Supporting CEO succession and broader leadership team transitions;

•	Continuing our practice of engaging with shareholders; and

•	Approving compensation outcomes that consider the executive team’s execution against our long-term strategic priorities amid a fluid macroeconomic environment in 2024.

CEO Succession and Leadership Team Transitions

Ally announced several leadership changes in 2024 to further position the Company for the future and support the delivery of increased value for our customers, employees, and shareholders. The CNGC supported continuity of leadership during the CEO transition, the succession process that led to the appointment of Mr. Rhodes as CEO, additional transitions in leadership roles, and the hiring of new executive talent over the last year. The CNGC prioritized ensuring that Ally has in place talent best positioned to execute on the Company’s strategy, while also reflecting on prior shareholder feedback. In that regard, the CNGC designed the structure of Mr. Rhodes’ incentive compensation to be more heavily weighted toward equity and performance shares, and did not grant any one-time equity awards other than in connection with make-whole compensation for new hires. Details on awards made in connection with the leadership transitions can be found under 2024 Executive Transition Awards later in this CD&A.

Shareholder Engagement

The CNGC continued our expanded shareholder outreach program over the last year. This included participation by our CNGC Chair, Mr. Fennebresque, in select engagements. In response to shareholder feedback, the CNGC took action to increase the transparency of our scorecard approach, which was carried through in this year’s CD&A. Shareholders demonstrated their support for our actions and use of a scorecard to set performance expectations, assess performance, and inform compensation decisions through both the 91% support for our 2024 say-on-pay proposal and feedback in our 2024 engagement meetings. During engagements, shareholders acknowledged that our enhanced scorecard disclosure provided the transparency they were seeking to better understand our approach to evaluating performance and making compensation decisions. In most of these engagements, we also discussed our approach to compensation in connection with leadership changes; shareholders appreciated the thoughtful approach taken by the CNGC to both stabilize and enhance our leadership positions. Additional details relating to the scope of our shareholder engagement, feedback received, and our responsive actions are included under Shareholder Engagement and Responsiveness within the CD&A.

2024 Compensation Decisions Aligned to Performance

We use a scorecard approach to establish performance expectations, assess performance, and inform compensation decisions for our named executive officers. Transparency on the rigorous process undertaken by the CNGC is provided throughout the CD&A. In approving incentive payouts for our named executive officers, the CNGC assesses Company and individual performance within the framework of our scorecard, which aligns with how we manage the business and seek to drive long-term value in a manner that considers safety and soundness and prudent risk management. In 2024, the CNGC considered performance across each of our five scorecard pillars when determining compensation. Near-term headwinds impacted key financial metrics, which ended the year at the low end of the target ranges. While key financial metrics results were within the target range, the CNGC determined an overall achievement of “below target” because performance was at the low end of the target ranges for each of the key financial metrics. Operationally, many aspects of our businesses performed at record levels indicative of our underlying momentum and support for return expansion over time. As a result, the CNGC determined that Ally achieved “at target” for business indicator metrics. Additionally, the CNGC considered the continued strength of the Ally brand and culture. In doing so, the CNGC determined that Ally achieved “above-target” performance in the three remaining scorecard pillars—risk management,

2025 Proxy Statement • 32

consumer and cultural. Given the heavier weighting the scorecard places on financial performance (financial metrics and business indicators), the incentive pool was funded “below target.” Additional details can be found under 2024 Incentive Awards in the CD&A.

The CNGC believes that our executive compensation program incentivizes performance and is aligned with shareholder interests. Shareholder feedback was a key factor driving the enhancements within our CD&A and we are committed to the ongoing evaluation of our compensation program to ensure it continues to support accountability for performance and reflect shareholder input. We look forward to continued dialogue and encourage you to reach out with any questions or concerns related to our compensation program before making your voting decision.

Sincerely,

Kim S. Fennebresque (Chair)

Mayree C. Clark

Franklin W. Hobbs

Marjorie Magner

2025 Proxy Statement • 33

Compensation Discussion

and Analysis

34	Compensation Discussion and Analysis

	36	Business Overview and Company Performance

	38	Compensation Foundation

	39	Shareholder Engagement and Responsiveness

	41	Ally’s Executive Compensation Program

	44	2024 Performance Results and Compensation Decisions

	60	Assessing Compensation Competitiveness

	62	Compensation Policies and Governance Practices

	64	Other

	64	Compensation Committee Report

65	Executive Compensation Tables

	65	Summary Compensation Table

	67	Grants of Plan-Based Awards in 2024

	68	Outstanding Equity Awards at 2024 Fiscal Year-End

	70	Options Exercised and Stock Vested in 2024

	70	Nonqualified Deferred Compensation in 2024

	71	Potential Payments Upon a Termination

	78	Pay Ratio

	79	Pay Versus Performance

Named Executive Officers

Our Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and program as reported in the executive compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2024 named executive officers (NEOs) of the Company:

Michael Rhodes	Douglas Timmerman	Russell Hutchinson	Hope Mehlman	Stephanie Richard	Kathleen Patterson

2024 NEOs:

1.	Michael G. Rhodes, Chief Executive Officer

2.	Douglas R. Timmerman, President, Dealer Financial Services and Former Interim Chief Executive Officer

3.	Russell H. Hutchinson, Chief Financial Officer

4.	Hope D. Mehlman, Chief Legal and Corporate Affairs Officer

5.	Stephanie N. Richard, Chief Risk Officer

6.	Kathleen L. Patterson, Chief Human Resources and Corporate Citizenship Officer

2025 Proxy Statement • 34

The CD&A also includes compensation information for other NEOs who terminated employment with the Company in 2024 or are no longer in a NEO role in 2025:

7.	Jeffrey J. Brown, Former Chief Executive Officer

8.	Diane E. Morais, Former President, Consumer & Commercial Banking

9.	Jason E. Schugel, Senior Operating Advisor, Former Chief Risk Officer

Leadership Updates

A number of key leadership updates took place in 2024, including the appointment of our new CEO in April. In connection with his transition into the CEO role, Mr. Rhodes, in coordination with the Board and CNGC, evaluated our leadership structure and made changes to best position the Company in the future under his leadership. This included the allocation of additional responsibilities to certain continuing executives and identifying new talent both internally and externally to join the leadership team.

In its evaluation and approval of compensation in connection with these leadership changes, the CNGC thoughtfully balanced the need to ensure strength and stability of leadership with the feedback provided by our shareholders, particularly relating to awards made outside of the normal-course compensation program. We did not grant one-time equity awards other than in connection with make-whole compensation for our new CEO, Mr. Rhodes, and Chief Legal and Corporate Affairs Officer, Ms. Mehlman. The following summarizes our recent leadership changes, with additional detail described later in this CD&A.

CEO Transition

On March 27, 2024, the Board approved the appointment of Mr. Rhodes as Ally’s incoming CEO effective as of April 29, 2024. This was the result of an extensive search process following the announcement in October 2023 by our former CEO, Mr. J. Brown, that he would retire in January 2024. The Board appointed Mr. Timmerman as Interim CEO effective February 1, 2024 through Mr. Rhodes’ appointment. As a part of the CEO succession:

•

Mr. Rhodes received a one-time cash and equity award to make him whole for certain forfeited or otherwise forgone compensation from his prior employer. See “2024 New Hire Awards” section on page 57 for more details on his make-whole awards.

•

Mr. Timmerman did not receive any one-time compensation for his service as interim CEO. Instead, the CNGC determined that compensation for his performance as Interim CEO would be reflected in his 2024 annual incentive, not to exceed 200% of his target incentive.

•

Mr. J. Brown continued to receive his annual salary through his retirement on January 31, 2024. The equity award granted in early 2024 was for fiscal 2023 performance. Mr. J. Brown did not receive incentive compensation for 2024 or any additional compensation nor was there any accelerated vesting of equity awards in connection with his retirement.

Additional Leadership Changes

•

In November 2023 as the CEO search process was underway, Ms. Morais, then President of Consumer and Commercial Banking, provided notice of her intent to retire after more than 15 years with Ally. The Board determined that it was critical to retain her leadership through July 1, 2024, to support both the CEO transition that was underway and the transition of key strategic, financial, and operational initiatives supporting the overall growth of the Consumer and Commercial Banking business, including a consumer value proposition launch and innovative enhancements to the suite of consumer offerings that were underway. Under a transition agreement, Ms. Morais received a prorated salary and prorated incentive compensation for 2024 and a one-time cash payment of $2.5 million in July 2024. Ms. Morais did not receive severance upon her retirement.

•

On September 9, 2024, we announced that Hope D. Mehlman would join Ally as Chief Legal and Corporate Affairs Officer effective December 2, 2024. Ms. Mehlman brings more than 20 years of leadership experience in retail and commercial banking and has a proven track record in building and evolving legal and compliance teams to enable business performance, which is a critical focus of Ally’s. Ms. Mehlman received a one-time cash and equity award to make her whole for certain forgone compensation and forfeited awards from her prior employer.

•

On November 20, 2024, the Company appointed Stephanie N. Richard as Chief Risk Officer. In connection with this transition, and at the Company’s request, Jason E. Schugel agreed to become a Senior Operating Advisor. Ms. Richard has held numerous roles of increasing levels of responsibility within the finance, treasury and risk management function at Ally over 27 years with the Company, including most recently Chief Audit Executive and Deputy Chief Risk Officer. She has a long and respected reputation with key regulators and designed the company’s risk appetite framework and stress testing process.

2025 Proxy Statement • 35

•

Under a Transition Services and Release Agreement applicable to his position as a Senior Operating Advisor, Mr. Schugel will continue to receive his base salary and remained eligible for his 2024 incentive compensation at no less than 80% of target. In addition, Mr. Schugel will receive a one-time cash payment in 2025 of $700,000 for his retention and service as Senior Operating Advisor and to support a smooth transition through no later than March 31, 2025. Mr. Schugel is not eligible for a 2025 incentive award. See “Other Agreements with NEOs” section on page 58 for more details on the terms of his payment.

Defined Terms in the CD&A

AIP	Annual Incentive Plan	O/S	Outstanding Shares

CNGC	Compensation, Nominating, and Governance Committee	PSU	Performance Stock Unit

EPS	Earnings Per Share	RSU	Restricted Stock Unit

GAAP	Generally Accepted Accounting Principles	ROTCE	Return on Tangible Common Equity

ICP	Incentive Compensation Plan	TSR	Total Shareholder Return

MRT	Material Risk Taker	TSV	Total Shareholder Value

NEO	Named Executive Officer	YoY	Year over Year

OCI	Other Comprehensive Income

Business Overview and Company Performance

Our Business

Ally is a financial-services company with $191.8 billion in assets as of December 31, 2024. The Company comprises the nation’s largest all-digital bank and an industry-leading automotive financing and insurance business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The Company serves customers with deposits and securities brokerage and investment advisory services as well as automotive financing and insurance offerings. The Company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies.

Ally is a Delaware corporation and is registered as a BHC under the BHC Act and an FHC under the GLB Act. Our primary business lines are Dealer Financial Services, which is composed of our Automotive Finance and Insurance operations, and Corporate Finance. Corporate and Other primarily consists of centralized corporate treasury activities, deposits, the management of our consumer mortgage portfolio, the activity related to Ally Invest, Ally Lending, and Ally Credit Card, and reclassifications and eliminations between the reportable operating segments. During the first quarter of 2024, we closed the sale of Ally Lending. Additionally, during the first quarter of 2025, we announced that we will cease new mortgage loan originations and we entered into a definitive agreement to divest our credit card business.

2025 Proxy Statement • 36

Our Strategic Priorities

In January of 2025, we announced strategic actions that refine our focus to our core businesses that have durable and diversified revenue streams, attractive returns, and relevant scale. Our long-term strategic objectives are centered around:

Auto Finance is well-positioned for success with scale, deep industry relationships, and established partnerships with innovators moving the auto industry forward. Ally Insurance has a substantial and well-established presence in the U.S. and Canada as a leading Finance & Insurance (F&I) provider and is a market leader for commercial insurance products sold directly to U.S. dealers. Ally Insurance’s value proposition is highly complementary to our Auto Finance Business and drives dealer growth through unmatched products, training, service, and consulting. Within our Automotive Finance and Insurance operations, we are focused on strengthening our network of dealer relationships and increasing engagement by leveraging our pricing power and sophisticated underwriting—all while building for long-term profitability and maintaining an appropriate level of risk appetite. Within Corporate Finance, we have established strong relationships with leading sponsors and borrowers with a value proposition centered around providing creative solutions, speed, certainty of delivery, and a long-term relationship orientation. We seek to expand our relationships with known private equity sponsors while exploring growth across all verticals. Within our commercial lending portfolios, we focus on real estate lending primarily to automotive dealerships, skilled nursing facilities, senior housing, memory care facilities, and medical office buildings. Within Ally Bank, we are focused on investing in our deposits platform by optimizing the portfolio and driving engaged customer growth. The deposit franchise generates significant economic value for the enterprise through stable and reliable deposit funding. At Ally Invest, we seek to augment our securities-brokerage and investment-advisory services to more comprehensively assist our customers in managing their savings and growing their wealth.

Financial and Operational Performance Highlights

In 2024, Ally continued to navigate a dynamic operating environment that included volatility in interest rates and a consumer burdened by the cumulative effects of inflation. These near-term headwinds impacted our financial results, but strong operational trends within our core franchises reaffirmed our market leading positions. Within Dealer Financial Services, $39.2 billion of consumer auto originations were sourced from a record 14.6 million applications. Within Ally Bank, our Deposit franchise continued to demonstrate success. We added more than 230 thousand customers and now serve 3.3 million retail depositors with $143.4 billion of balances, of which, 92% are FDIC insured as of December 31, 2024. Corporate Finance delivered record core pre-tax income of $433 million(a) and a 37% return on equity with zero net-charge-offs, demonstrating the high quality of our loan book.

Ally’s leadership team remained focused on prioritizing risk-adjusted returns, strategically allocating capital and resources to our highest returning businesses, and maintaining disciplined expense management. We took intentional capital actions to build excess capital and grow shareholder value. In 2024, these actions included, but were not limited to:

•	Closing on the sale of Ally Lending;

•	Issuing our inaugural credit risk transfer transaction in 2Q, followed by a second transaction in 4Q;

•	Workforce reduction expected to drive over $60 million of annual savings;

•	Ceasing new mortgage loan applications on January 31, 2025 while continuing to service high credit quality portfolio during run-off; and

•	Reached agreement to sell our Ally Credit Card business.

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Other notable actions include:

•	Election of deferral method of accounting for investment tax credits, which includes tax credits received in connection with electric vehicle leases; and

•

Change in corporate overhead allocation methodologies to improve transparency and align to how we manage the business; no impact on consolidated results, though segment financial results were affected.

Financial Highlights

•   Adjusted EPS of $2.35(a) (GAAP EPS of $1.80)

•   Core ROTCE of 8.5%(a) (GAAP return on common equity of 4.8%)

•   Net revenues of $8.2 billion and a net interest margin (excluding OID) of 3.30%(a) (net interest margin including OID of 3.27%)

•   Total adjusted net revenue of $8.2 billion(a) (GAAP net revenue of $8.2 billion)

•   Provision expense of $2.2 billion; consolidated net charge off rate of 1.48%; retail auto net charge off rate of 2.16%.

•   Adjusted noninterest expense of $5.0 billion(a) (GAAP noninterest expense of $5.2 billion)

•   Core pre-tax income of $1.0 billion(a) (GAAP pre-tax income of $836 million)

Operational Highlights

•   Within Auto Finance, consumer originations of $39.2 billion, sourced from a record 14.6 million applications; retail auto originated yield(a) of 10.41% with 44% of originated volume within our highest credit quality tier.

•   Insurance written premiums reached $1.5 billion, the highest level since our initial public offering in 2014.

•   Within Ally Bank, we reached $143.4 billion of retail deposits sourced from 3.3 million retail customers; engaged savers are up 14% year-over year and represent nearly 40% of our deposit customer base.

•   Corporate Finance achieved core pre-tax income of $433 million(a) (GAAP pre-tax income of $434 million) the highest on record, and a 37% return on equity.

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Compensation Foundation

Compensation Principles

Ally’s executive compensation philosophy is grounded in the core principles of aligning with shareholders, incentivizing performance, balancing risk, being market competitive, retaining key talent, and evaluating performance holistically. Our executive compensation program balances multiple stakeholder views through a philosophy driven by strong governance aligned to the core principles summarized below.

Compensation Principles		Principles in Action

Align with Shareholders	Our compensation program is designed to drive long-term value creation for our shareholders, with pay outcomes aligned to performance	• Majority of executive compensation is awarded in long-term equity in the form of time-based RSUs and performance-based PSUs • Measure PSU performance based on ROTCE and relative TSR

Incentivize Performance	Provide appropriate short- and long-term incentives based on individual, business, and Company performance	• Scorecard informs overall incentive compensation funding and informs individual NEO compensation decisions • Incentives paid have direct alignment to performance management and achievements

Balance Risk	Encourage prudent, but not excessive, risk taking

•   Conduct annual control function reviews

•   “Loss-trigger” reviews for NEOs

•   Majority of compensation is long-term and deferred

•   Other risk-balancing features: compensation recoupment and stock ownership requirements

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Compensation Principles		Principles in Action

Be Market Competitive	Provide a total compensation opportunity competitive with market practice and reflective of the responsibilities of the role	• Benchmark compensation levels to peer companies and companies with which we compete for talent

Retain Talent	Encourage the retention of key executives	• Market competitive target compensation • Balance between short-term and long-term incentive compensation

CNGC Informed Judgment	Evaluate Company and individual performance to a scorecard and pre-established goals and objectives using informed judgment to assess performance for the year

•   Conduct a holistic review of the performance year and apply informed judgment by considering performance outcomes to the scorecard while factoring in all known information at the end of the performance period

Shareholder Engagement and Responsiveness

The CNGC considers shareholder engagement on executive compensation a critical part of its stewardship responsibilities. Ally has established a robust, year-round shareholder engagement program, through which we engage in open dialogue and seek shareholder perspectives on Ally’s executive compensation program to inform our decisions regarding the program and related disclosures. Over the past two years, the CNGC made several enhancements to the compensation program and related disclosures in direct response to shareholder feedback, and the following CD&A continues to provide enhanced disclosures on our scorecard and the CNGC’s process in determining payouts to ensure pay and performance are aligned.

In 2024, we conducted two rounds of engagement, one prior to our May Annual Meeting and again in early fall. Ally conducted broad outreach to investors and the leading proxy advisory firms, meeting with each shareholder and proxy advisor who accepted our requests. Mr. Fennebresque, the CNGC Chair, participated in select engagements.

Note: Represents reported holdings as of time of engagement.

In the spring of 2024, engagements focused on topics related to our Annual Meeting. Investors broadly appreciated the actions Ally took to be responsive to their feedback from prior meetings – most notably the enhanced disclosure around the incentive scorecard process and how pay outcomes are determined by the CNGC. This support carried through to the 2024 Annual Meeting where our say-on-pay proposal received 91% support of votes cast.

In the fall of 2024, engagements focused to a lesser extent on the compensation program, and shareholders expressed interest in the leadership transitions, including the Board’s CEO search process that led to the appointment of Michael Rhodes. We discussed the CNGC’s thoughtful considerations around compensation related to the leadership transitions, particularly relating to awards made outside of the normal-course compensation program. The CNGC was responsive to shareholder feedback and did not grant one-time equity awards other than in connection with make-whole compensation for our new CEO Mr. Rhodes and Chief Legal and Corporate Affairs Officer Ms. Mehlman.

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Shareholder feedback also informed the CNGC’s design of Mr. Rhodes’ annual compensation as well as the decision to carry forward CD&A disclosure related to the scorecard progress. The below table outlines compensation-focused feedback during fall 2024 engagements, as well as our responses and actions to address each feedback topic.

Compensation-Focused Topics

Common Discussion Topics / Areas of Feedback	Responses and Actions

Appreciated the enhanced transparency on the scorecard and clarity on the CNGC’s approach to establishing performance expectations, assessing performance, and informing compensation decisions, while underscoring the importance of continued alignment of pay and performance

•   This year’s CD&A continues to provide robust disclosure on the CNGC’s process of determining NEO payouts aligned to the performance for the year under review and with pre-set performance targets

•   The CD&A includes performance narratives for each NEO that provides context for the CNGC’s considerations in determining their incentive compensation

See pages 50-56 for more details

Understood the need for retention and sign-on awards to stabilize leadership, and appreciated the thoughtful approach taken by the CNGC, including the use of make-whole awards

•   Provided clear disclosure in the CD&A on leadership transitions and related awards, including new-hire awards granted to make NEOs whole for certain forgone compensation and forfeited awards at former employers

•   The CNGC did not grant any retention awards in 2024, aligned with its commitment to only issue retention awards in limited circumstances

•   The CNGC also committed that if granted, any such awards will be at least majority performance-based, and the rationale for these awards will be clearly disclosed

See pages 57 and 58 for more details

Recognized the CNGC acted on shareholder feedback when structuring Mr. Rhodes’ annual compensation

•   As disclosed in the 2023 CD&A, the CNGC structured Mr. Rhodes’ incentive compensation to be 70% in the form of equity and 30% in cash (compared to a 65% equity / 35% cash split for our former CEO), with 60% of Mr. Rhodes’ equity awarded in PSUs and 40% in RSUs (compared to a 50% PSU / 50% RSU split for our former CEO)

See page 43 for more details

Discussed the scorecard metrics and the CNGC’s process for selecting metrics

•   The CNGC reviews the scorecard metrics annually. As part of this review, it adjusted certain business indicator metrics for 2025 to align with Ally’s evolving business priorities and discussions with shareholders

•   The CNGC added auto application volume as a business indicator metric given Ally’s strategic focus. Ally is focused on risk-adjusted returns rather than volume, and the inclusion of application volume as a standalone metric to complement origination volume provides additional context for investors to assess Ally’s ability to decision applications relative to what origination volume is ultimately originated

•   AOCI was removed as a business indicator metric as the vast majority of prospective movements within AOCI are driven by changes in underlying interest rates rather than management actions

See page 57 for more details

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Ally’s Executive Compensation Program

Scorecard Process for Assessing Performance and Informing Compensation

Ally’s executive compensation program is designed to have a strong link between pay and performance, with a substantial emphasis on long-term performance to align with shareholder interests. In designing the program and setting target compensation for our NEOs, the CNGC considers a multitude of factors including individual performance, internal pay equity, input from our compensation consultant on market data and trends with a focus on our peer group and companies with which we compete for talent, roles and responsibilities, and shareholder feedback. The CNGC annually reviews the compensation of all NEOs for market competitiveness and alignment with the individual’s level of experience, expertise, and responsibility.

The CNGC uses a scorecard approach to establish performance expectations, assess performance, and inform compensation decisions to ensure incentive compensation drives performance in a manner that prioritizes safety and soundness and appropriately manages risk, which is essential to long-term value creation in highly regulated financial institutions. The scorecard consists of five pillars, which include key financial metrics, business indicators, risk management indicators, consumer indicators, and cultural indicators. Each pillar includes established objectives and measures and the pillars are weighted in a way that prioritizes “the what” (inclusive of the financial metrics and business indicators) while balancing “the how” (inclusive of the risk management, consumer, and cultural indicators). The CNGC believes this holistic approach to determine total incentive compensation is appropriate for Ally as it provides flexibility to navigate the dynamics of a fluid macro-economic environment while incentivizing NEOs to focus on risk management and execution of our long-term strategic priorities. The CNGC annually evaluates the use of a scorecard, the pillars, and associated objectives and measures.

At the beginning of the year, the scorecard is created to align with and support the business plan approved by the Board. The CNGC establishes quantitative and qualitative objectives and measures across each of the five scorecard pillars. The CNGC reviews enterprise performance against the scorecard at regularly scheduled CNGC meetings throughout the year and following the end of the year. The final scorecard review informs determination of the incentive compensation pool, which is capped at 200% of the funding target. The CNGC then reviews each NEO’s individual performance against the pre-established goals together with the NEO’s self-assessment, a leader assessment, and input from control functions to determine the executive’s total incentive compensation for the year, subject to a cap of 200% of the NEO’s target incentive. Through this approach, we believe that incentive compensation for each NEO appropriately reflects their contribution to the company’s performance and their management of risk.

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The below graphic provides an overview of the robust process the CNGC follows to develop the scorecard and assess performance.

1 Establish performance goals & set total incentive targets at beginning of the year

A scorecard is created at the beginning of the year in line with the business plan approved by the board. Performance goals are then established for each executive. Scorecard and performance goals focus on five key pillars:

- **Financial**
- **Business**
- **Risk**
- **Consumer**
- **Cultural**

2 Evaluate relative & absolute performance at the end of the year

At the end of the year, the CNGC reviews enterprise performance against the scorecard. The CNGC reviews each executive's performance against the goals together with a self-assessment, a leader-assessment, and input from control functions.

3 Compensation Decisions

CNGC determines compensation.

- **Review market data comparisons to peers and other companies which we compete for talent**
- **Review individual performance objectives and goals**
- **Review input and recommendations**
- **Control Function Reviews and Input**

4 Pay Delivery

Each employee receives compensation based on the formulaic cash/equity split.

- **New for 2024: CEO – 30% / 70%**
- **NEOs – 40% / 60%**

Review third party feedback & market trends throughout cycle

The CNGC follows the following processes:

- Reviews & considers third party feedback on our compensation programs
- Engages with shareholders for feedback and to ensure program alignment to shareholder objectives & concerns
- Receives regular updates from FW Cook on subjects that may impact compensation decisions

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Elements of Compensation

Ally’s executive compensation program consists of a fixed base salary and at-risk incentive compensation designed to incentivize performance by aligning compensation to the achievement of performance metrics and strategic objectives outlined in the scorecard. Once approved, each NEO’s total incentive compensation is allocated across annual cash incentive, PSUs, and RSUs, according to a formulaic mix that is significantly weighted towards long-term compensation. In 2024, the CEO’s incentive was allocated 30% annual cash incentive and 70% long-term incentive award, comprised 60% of PSUs and 40% of RSUs. For all other NEOs, the incentive is allocated 40% annual cash incentive and 60% long-term incentive award, comprised 50% of PSUs and 50% of RSUs. These awards are made within two months after the performance year has concluded.

To further incentivize long-term performance, the PSUs are subject to the achievement of additional long-term performance goals. The grant date fair value of PSUs is set as an allocation of the total incentive, which is determined by annual performance relative to the scorecard. The ultimate value received from the portion of the incentive that is allocated to PSUs is based on the level of attainment of the performance goals over an additional three-year performance period. For PSUs and RSUs, a cash amount equivalent to any dividends declared over the vesting period is accumulated and paid at or after the time of settlement. A graphical overview of the compensation elements and scorecard approach is provided below.

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2024 Performance Results and Compensation Decisions

Base Salary

The table below provides an overview of NEO base salaries. The CNGC increased the 2024 base salaries for Ms. Richard in connection with her promotion to Chief Risk Officer and Ms. Patterson to compensate her for increased scope of role and responsibilities.

The CNGC did not make any changes to 2025 base salaries.

NEO	Role	Annual Cash Base Salary 2023 ($)	Annual Cash Base Salary 2024 ($)	Change YoY (%)	Annual Cash Base Salary 2025 ($)	Change YoY (%)

Michael G. Rhodes	Chief Executive Officer	n/a	1,000,000	n/a	1,000,000	—

Douglas R. Timmerman	President, Dealer Financial Services & Former Interim Chief Executive Officer	750,000	750,000	—	750,000	—

Russell E. Hutchinson	Chief Financial Officer	750,000	750,000	—	750,000	—

Hope D. Mehlman	Chief Legal and Corporate Affairs Officer	n/a	650,000	n/a	650,000	—

Stephanie N. Richard	Chief Risk Officer	550,000	650,000	18%	650,000	—

Kathleen L Patterson	Chief Human Resources & Corporate Citizenship Officer	600,000	650,000	8%	650,000	—

Former NEO

Jeffrey J. Brown	Former Chief Executive Officer	1,000,000	1,000,000	—	—	—

Diane E. Morais	Former President, Consumer & Commercial Banking	750,000	750,000	—	—	—

Jason E. Schugel	Former Chief Risk Officer	650,000	650,000	—	—	—

2024 Performance and Incentive Awards

2024 Scorecard

At the beginning of 2024, the CNGC established the scorecard for the year based on the business plan approved by the Board. We have established baseline targets for each of our enterprise key performance indicators (KPIs) over a three-year financial plan horizon. These targets and forecasts are based on a combination of market analysis, competitive benchmarking, execution capabilities, and stakeholder expectations. Targets and KPIs are assessed on an annual basis. The year-over-year decline in certain financial metrics was reflective of the broader macro-economic environment, specifically interest rate volatility and the cumulative impact of inflation pressuring consumer health. Given the uncertainty in the macro environment, we continue to assess alternate scenarios that contemplate a variety of interest rate environments and credit conditions. These alternate scenarios inform the target ranges in the CNGC scorecard. In addition, we monitor KPIs to manage to our risk appetite as set by the Risk Committee. These key performance indicators and targets are shared and reviewed regularly by the Board and were considered by the CNGC when approving the 2024 scorecard.

In 2024, Ally continued to navigate a dynamic operating environment that included volatility in interest rates and a consumer burdened by cumulative inflationary pressure. These near-term headwinds impacted the key financial metrics within the scorecard, which ended the year at the low end of the target ranges approved by the Board during the annual financial plan. While key financial metrics results were within the target range, the CNGC determined an overall achievement of “below target” because performance was at the low end of the target ranges for each of the key

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financial metrics. Operationally, many aspects of our businesses performed at record levels indicative of our underlying momentum and support for return expansion over time. As a result, the CNGC determined that Ally achieved “at target” for business indicator metrics. Additionally, the CNGC considered the continued strength of our brand and our culture of customer obsession that spans all layers of the organization. In doing so, the CNGC determined that Ally achieved “above-target” performance in the three remaining scorecard pillars—risk management, consumer and cultural.

Given the heavier weighting the scorecard places on financial performance (financial metrics and business indicators), the incentive pool was funded “below target.” The 2024 scorecard and performance outcomes are shown below, followed by context for performance within each of the five pillars that was considered by the CNGC in assessing overall achievement.

2024 Performance Scorecard

	Objective & Measures	2023 Actual	2024 Actual	2024 Target	Status	Overall Achievement	Weighting
	Improve financial results & shareholder returns						Combined 60% (The What)
Key Financial Metrics	Total Adjusted Revenue ($B)[a]	**$8.2**	**$8.2**	**$8.0 - $8.5**	◉	**Below Target**	
	Consolidated Net Charge-off %	**1.36%**	**1.48%**	**1.4% - 1.5%**	◉		
	Operating Expenses ($B)	**$4.9**	**$5.0**	**<$5.0**	◉		
	Core Pre-tax Income ($B)	**$1.2**	**$1.0**	**$1.0 - $1.3**	◉		
	Continue to grow and diversify by scaling up existing business and launching more solutions that our customers want						
Business Indicators	Consumer Auto Originations ($B)	**$40.0**	**$39.2**	**$40.0**	◉	**At Target**	
	Insurance Written Premium Volume ($B)	**$1.3**	**$1.5**	**$1.4**	●		
	Total Deposits Primary Customers (MM)	**3.0**	**3.3**	**3.3**	◉		
	CF HFI Outstandings ($B)	**$10.9**	**$9.6**	**$11 - 12**	○		
	Remain prudent in accepting risks and continue to invest in resources that proactively identify, assess and manage them						Combined 40% (The How)
Risk Indicators	Technology & Cyber Risk Management Index	**1**	**1**	**Index 1-3**	●	**Above Target**	
	Total Available Liquidity ($B)	**$63.5**	**$68.5**	**$61.0**	●		
	Common Equity Tier 1	**9.4%**	**9.8%**	**9.0%**	●		
	AOCI (after tax) ($B)	**($3.8)**	**($3.9)**	**($3.8)**	○		
	Drive purpose and differentiate Ally as a relentless ally for financial well-being for consumer and commercial customers						
Consumer Indicators	Brand Awareness	**55%**	**51%**	**≥ 50%**	●	**Above Target**	
	Customer Satisfaction	**88%**	**90%**	**≥ 75-80%**	●		
	Reputation Score	**68.4**	**68.4**	**≥ 63-69**	◉		
	Deposit Retention	**96%**	**97%**	**≥ 90-94%**	●		
	Ensure our culture remains aligned with relentless focus on customers, communities, employees, and shareholders						
Cultural Indicators	Voluntary Attrition	**9%**	**8%**	**12%**	●	**Above Target**	
	Employee Sense of Inclusion/Belonging	**90th**	**90th**	**75th**	●		
	Employee Engagement	**90th**	**90th**	**75th**	●		

● Above Target

◉ Target Achieved

○ Below Target

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2024 Performance Relative to Scorecard

We believe that our “Do It Right” culture is a competitive advantage and that remained a top priority for the Board and our leadership team throughout 2024. We took care of our employees, who in turn took care of our customers and communities, driving long-term value for our stakeholders despite a dynamic operating environment. The below provides additional detail on Ally’s performance across each of the five scorecard pillars and highlights how the measures support our strategic objectives.

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Key Financial Metrics: 2024 target ranges for key financial metrics were established at the beginning of the year and aligned with investor guidance announced in January 2024. The ranges reflected the dynamic operating environment and in some cases the low-end was slightly below 2023 actual performance given the outlook for margin and credit as interest rates remained volatile, and the cumulative impact of inflation weighed on consumer credit. Reflecting on the year, 2024 earnings were pressured by near-term headwinds in margin, and total adjusted revenue was at the low-end of our targeted range, achieving “at target” performance. Margin pressure and lower balance sheet growth as we prioritized near-term capital levels was offset by continued expansion of other revenue from businesses like Insurance and products such as SmartAuction, our digital auction platform. Consolidated net charge-offs were at the high-end of our range as higher than expected retail auto net charge-offs were partially offset by strong commercial credit performance across our Auto and Corporate Finance businesses. As a result, the CNGC determined the performance was “at target”. As it relates to operating expenses, CNGC determined results were “at target” as leadership delivered on expense guidance which included the first year-over-year decline in controllable expenses since 2015. Total operating expenses were in-line with the target as strategic growth in our Insurance business resulted in higher expense dollars that are offset by higher revenue; ongoing expense initiatives helped moderate costs to mitigate margin and credit headwinds. Additionally, the CNGC assessed core pre-tax income, which was within the low end of our target range and assessed “at target.” While performance was in line with the range of target outcomes, the CNGC ultimately determined an overall rating of “below target” because performance was at the low end of the target ranges for each of the key financial metrics.

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Business Indicators: Our Dealer Financial Services business demonstrated the value of our strength and scale in the marketplace as we saw robust origination volume of $39.2 billion sourced from a record 14.6 million applications, compared to target origination volume of $40.0 billion. While consumer auto originations were below the $40.0 billion scorecard target, the CNGC assessed this as “at-target” performance given the intentional focus during the year on risk-adjusted returns rather than volume. In addition, our Insurance business continued its strong growth, reflective in strong fee revenue and investment income from supportive equity markets. Insurance written premiums achieved “above target” performance, as $1.5B of written premiums were the highest since Ally’s IPO. On the Deposits side, our portfolio is made up of high-quality retail deposits, which represent 89% of funding and are 92% FDIC insured. As we’ve achieved core funded status, our need for balance growth has declined; however, we have remained focused on customer growth and growing value beyond rate paid. We grew deposits from primary customers to 3.3 million by focusing on portfolio optimization and customer engagement, resulting in “at target” performance. Additionally, our Corporate Finance business delivered record earnings in 2024 which included zero net charge-offs. Public markets opened throughout the year and we saw headwinds to portfolio growth given our continued focus on risk management and returns rather than growth in isolation. End of period held-for-investment loans were determined to be “below target” as balances of $9.6 billion were below the low end of the range. By assessing performance relative to targets and taking into consideration the strength of operational trends, the CNGC determined that business indicators performed “at target” collectively.

•

Risk Indicators: Ally’s leadership team continued to prioritize risk-based returns throughout the year and took intentional capital actions to build excess capital and grow shareholder value. We ended 2024 with $68.5 billion total available liquidity, well above the target of $61.0 billion and representing 5.9 times uninsured deposit balances reflecting our strong liquidity position. Capital allocation continued to be a top priority, and in 2024, we leaned into optimization with a focus on growing our highest returning and scaled businesses, while paring back in other areas to better serve our dealer and consumer customers and grow excess capital. Repurchases remain paused, which supports capital levels and we also issued our first two credit-linked notes (CLNs) tied to retail auto assets which provided additional capital support by reducing risk-weighted assets (RWA) density. As it relates to common equity tier 1 (CET1), we ended the year at 9.8% which is above our internal target of 9.0% and stress capital buffer (SCB) minimum of 7.1%. Interest rate volatility continued to impact AOCI, but we ended the year at ($3.9B) which was determined to be “below target” given it was slightly below the benchmark and considering management’s ongoing action to manage interest rate risk evidenced by continued hedging activity. In assessing performance across the metrics, the CNGC determined the risk indicators performed “above target” collectively.

•

Consumer and Cultural Indicators: Our strong brand and culture weathered the challenges of 2024, and our scorecard achievement levels reflect that. We retained a high level of brand awareness, exceeding target levels set to ensure we have a sufficient pool of customers to convert. We continued to increase our customer satisfaction and deposit customer retention rates, ending the year exceeding the target ranges which remained consistent with prior years. Our reputation score of 68.4 remained strong and was within the target range ensuring that we are consistent with industry standards. Additionally, we exceeded targets for all cultural indicators, as we maintained our position as

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a progressive employer of choice with a strong culture as reflected in low attrition, engagement, and belonging scores above the financial services benchmarks, and employee engagement in the top 10% of the global benchmark.

2024 Incentive Awards

The CNGC determined incentive compensation would be paid below target for all NEOs other than Ms. Mehlman and Ms. Morais. Factors considered in approving each NEO’s incentive compensation can be found in the 2024 Individual Performance and Compensation Decision section. Ms. Mehlman’s incentive was prorated for her one month of employment in 2024, and Ms. Morais’ incentive was prorated and based on performance for service in the first half of 2024.

In connection with the realignment of the executive team, the CNGC undertook a thorough assessment to inform 2025 incentive target setting, resulting in an increase in target incentive values for our continuing NEOs. This evaluation reflected new responsibilities where applicable, an analysis of the compensation for our peers and the market in which we compete for talent, and the experience and performance of the individuals in the roles. This assessment was supported by the Committee’s independent compensation consultant.

The following table provides detail on 2024 total incentive compensation, which is then allocated to annual cash incentive, RSUs, and PSUs per a formulaic mix (as described under Elements of Compensation). All dollar values below represent $ millions.

NEO	2024 Target Incentive Compensation	2024 Actual Incentive Compensation	2024 % of Target	2025 Target Incentive Compensation

Michael G. Rhodes	10.5	10.3	98%	12.5

Douglas R. Timmerman	4.0	3.7	94%	4.6

Russell E. Hutchinson	4.5	4.0	89%	4.5

Hope D. Mehlman(a)	0.2	0.2	100%	2.8

Stephanie N. Richard	1.9	1.8	96%	2.2

Kathleen L Patterson	1.9	1.8	96%	2.2

Former NEOs(b)

Diane E. Morais(c)	1.9	1.9	100%	—

Jason E. Schugel	1.9	1.6	85%	—

(a) For Ms. H Mehlman, target incentive compensation was prorated for 2024 service.

(b) Mr. J Brown was not eligible for 2024 incentive compensation.

(c) For Ms. D Morais, target incentive compensation was prorated for 2024 service.

2025 PSU Awards

The PSUs granted to our NEOs in 2025 were awarded based on incentive allocation for 2024 performance. The 2025 PSUs vest following a three-year performance period based on achievement of Core ROTCE (excluding OCI) and a relative TSR performance modifier. The CNGC believes that these two metrics align executive compensation with the Company’s operating performance, risk appetite, and long-term shareholder returns, while providing for a potential payout adjustment based on the Company’s TSR performance against its compensation peer group. The CNGC establishes threshold, target, and maximum goals, along with TSR performance modifier thresholds, that appropriately challenge management and align with shareholder priorities. For the 2025 PSUs, the Core ROTCE Threshold was updated to 50% for

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achievement of 6.0% (from the 25% threshold for achievement of 4.5% for the 2024 PSUs). The following table provides additional information considered by the CNGC in selecting each performance metric.

PSU Metric	Weight	Reason for Inclusion

Core ROTCE (excluding Other Comprehensive Income (OCI)) (a)	100%	A performance metric widely used in the banking industry that incentivizes management to effectively allocate capital and produce an appropriate return on shareholder’s equity. Core ROTCE, and the incorporated adjustments, provides a clear view of the underlying operational performance of the Company by excluding non-recurring or unique items which may impact the P&L but don’t convey the ongoing financial results of the Company. The metric aligns with what is provided to investors during quarterly earnings releases and highlighted across earnings documents.

Relative TSR	Modifier	Intended to align the interests of management with shareholders by incentivizing performance that results in shareholder returns that are favorable to our compensation peer group

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

2025 PSU Awards: Performance Period 1/1/2025 – 12/31/2027

Under the Incentive Compensation Plan which governs our PSUs, the CNGC may exclude from Core ROTCE the impact of designated items so the performance reflects the underlying operational execution of management and payout levels are not artificially inflated or impaired by factors not reflective of ongoing operation of the business. Similar to prior years, when calculating Core ROTCE the impact of accumulated OCI within the denominator of the calculation will be excluded. The CNGC believes that removing accumulated OCI from the denominator of Core ROTCE is appropriate given the impacts are not reflective of the Company’s earnings and sustainable return profile, it eliminates the potential for inflated ROTCE figures if OCI losses increase across the performance period, and it more closely aligns with shareholders’ assessment of the Company’s financial performance. Refer to Appendix A of this proxy statement for details on additional designated items.

2024 Individual Performance and Compensation Decisions

The compensation decision tables that follow are meant to provide insight into the individual contributions each NEO made to the scorecard objectives which the CNGC considered in determining incentive compensation. The tables are not meant to be substitutes for the Summary Compensation Table set forth later in this proxy statement but are provided to show the individual contributions of each NEO to the scorecard objectives and the individual compensation approved by the CNGC for the NEOs’ performance for 2024.

The values and other information in these tables differ from those shown in the Summary Compensation Table due to SEC rules requiring that equity-based awards be reported based on the year of grant rather than the service year to which they relate. Accordingly, the PSUs and RSUs reflected in the following tables will be reported in next year’s Summary Compensation Table, as they were effective or granted in 2025. The value of PSUs assume that the related performance goals are achieved at target levels. For further information on all long-term incentive awards, refer to Ally’s Executive Compensation Program—Elements of Compensation earlier in this CD&A.

2025 Proxy Statement • 48

MICHAEL G. RHODES, Chief Executive Officer

Highlights of performance and assessment of pay rationale.

- Rapidly onboarded into CEO role midyear with focus on continued commitment to strong culture and consumer focus
- Quickly outlined core strategic pivots from diversification to a more focused business strategy and realigned senior leadership team
- Orchestrated meaningful contributions from each business despite headwinds and a challenging external environment
- Named a Fortune 100 Best Companies to Work For, Fast Company's Brands that Matter, and one of Forbes America's Dream Employers

The following table describes key highlights of achievements across the 2024 scorecard's key pillars:

Financial and Business	**Company-wide performance** • Delivered solid 2024 business performance in a challenging environment across our leading auto, insurance, corporate finance, and digital bank platforms: - Adjusted EPS[a] of $2.35 - Core ROTCE[a] of 8.5% - Adjusted Total Revenue[a] of $8.2 billion - Consolidated Net Charge-offs of 1.48% - Operating Expenses of $5.0 billion - Core Pre-tax Income of $1.0 billion - CET1 Capital Ratio of 9.8%	**Individual performance** • Delivered value for shareholders, such as paying four quarterly common dividends totaling $1.20 per share consistent with the prior year • Listening tour with customers, employees and investors leading to refocus on core business • Strengthened the executive leadership team though infusion of outside talent and reorganization of internal • Thoroughly evaluated all lines of business, resulting in a reallocation of capital towards highest returning segments • Developed a three-year capital allocation plan to drive sustainable growth
Risk	• Remained prudent in accepting risks and continued to maintain a focus on driving risk culture, including enhanced controls and a matured risk management framework • Achieved or exceeded risk indicator targets including: - Total Available Liquidity $68.5 billion • Achieved zero commercial credit loss, and took aggressive actions in response to retail credit losses in order to benefit future credit loss performance • Completed a strategic evaluation of all lines of business resulting in the decision to sell Ally Credit Card and cease new mortgage originations, which generated excess capital and reduced complexity • Generated incremental capital through multiple Credit Risk Transfers transactions	
Consumer	• Maintained the scale of our Dealer Financial Services business by supporting 20,000+ dealer relationships with strong engagement • Decisioned a record 14.6 million consumer applications which enabled $39.2 billion of consumer auto originations • Maintained 11 million customers across all of Ally's business lines with 3.3 million primary deposit customers which maintains an industry leading >95% retention rate and a 90% customer satisfaction rating • Launched multiple resources focused on financial wellness including a collaboration with Calm and Money Roots • Launched Invest Simply to provide value proposition and strategic direction for customers to leverage invest and deposits products • Leveraged our differentiated award-winning platforms to increase proportion of multi-product customers, with 1.3 million engaged savers who are active savings customers utilizing at least one other consumer line of business • Brand Awareness increased to 51% and Customer Satisfaction increased to 90% • Maintained brand reputation (68.4), which stands above financial services category competition for the year • Advanced 50/50 pledge to reach equal spending in paid advertising across women's and men's sports, reaching 45% spending in women's sports in 2024 • Grew YoY net customer growth in Deposits by 7.6% • Continued momentum of utilizing pass-through programs to enhance our value proposition to dealers and expand fee income	
Cultural	• Advanced our culture by placing in the top 10% of global workplaces for employee engagement for the 5th consecutive year, as measured by a third-party provider • Named a Fortune 100 Best Companies to Work For in addition to other significant national recognition while maintaining a strong high-performer retention rate of 93% and better-than-benchmark annualized voluntary attrition of 8% • Nurtured an environment of inclusiveness & belonging as evidenced by a belonging score of 80 – exceeding top 10% & industry benchmarks • Announced #OwnIt2024 grants for the 6th straight year, and Discretionary 401k contribution for the 15th straight year • Supported our communities through 61,000+ employee volunteer hours and $2.4 million to match employee hours and donations given to local nonprofit organizations • Provided financial support of $17.7M in grants, sponsorships, mission-related investments, and program-related investments • Visited multiple locations to meet firsthand with front line employees to ensure understanding of the employee and customer experience	

Base Salary
9%
RSU
26%
Total Compensation Mix
27%
Annual Incentive
38%
PSU
Long Term Incentive Awards

Pay Element	Value ($)
Base Salary	1,000,000
Annual Incentive	3,087,000
PSU	4,321,800
RSU	2,881,200
Total Compensation	**11,290,000**

Total Compensation Awarded

TC Target: $11.50MM
$11.29MM
2024

2025 Proxy Statement • 49

Highlights of performance and assessment of pay rationale.

- Assumed additional responsibilities and showed impactful leadership as interim CEO leading with strong vision and direction
- Demonstrated exceptional leadership of Dealer Financial Services, while enhancing our already strong dealership relationships
- Operated with intense focus on core fundamentals – driving record consumer applications and optimizing risk-adjusted returns

The following table describes key highlights of achievements across the 2024 scorecard's key pillars:

Financial and Business

Company-wide performance

- Delivered solid 2024 business performance in a challenging environment across our leading auto, insurance, corporate finance, and digital bank platforms:
  - Adjusted EPS[(a)] of $2.35
  - Core ROTCE[(a)] of 8.5%,
  - Adjusted Total Revenue[(a)] of $8.2 billion
  - Consolidated Net Charge-offs of 1.48%
  - Operating Expenses of $5.0 billion
  - Core Pre-tax Income of $1.0 billion
  - CET1 Capital Ratio of 9.8%

Individual performance

- Maintained Top 3 position in Dealer Satisfaction from J. D. Power.[(b)]
  - Delivered strong growth and momentum for the Dealer Financial Services business:
  - 14.6 million consumer auto applications driving $39.2 billion of originations
  - Retail auto originated yield of 10.4% with nearly 44% of volume within highest credit quality tier
- Drove record high KPIs for Insurance including highest Insurance written premiums of $1.5 billion, an increase of 7% year-over-year, and the highest annual volume on record
- Positioned SmartAuction for increased net revenue growth over next 2-3 years
- Recognized as Auto Finance Executive of the year by Black Book [(c)]
- Assumed additional responsibilities as interim CEO role and supported seamless transition following appointment of permanent CEO
- Collaborated with the Board to ensure a smooth transition by maintaining organizational stability and ensuring key priorities maintained their momentum across the organization, laying the groundwork for the new leadership to succeed

Risk

- Took strong decisive underwriting actions in response to adverse historical vintage performance in order to benefit future credit loss performance
- Implemented additional fraud oversight of application flow to manage risk on application profiles
- Operated within material risk limits and consistent with regulatory guidance

Consumer

- Maintained strong dealer engagement among our +20,000 active dealer base with application engagement continuing to exceed the year-over-year pace of industry sales, enabling strong pricing and selective underwriting
- Continued progress in optimizing connections with consumers digitally, achieving an all-time high of 80% of digital customer interactions
- Continued to enhance digital solutions with the launch of Commercial Advantage system
- Managed underperforming segments and drove auto approvals to 75%+
- Supported dealer customers with strong value proposition and focus on clear, measurable priorities

Cultural

- Maintained Ally's position, internally and externally, as a progressive employer of choice with a very strong culture as reflected in organizational health metrics, including the following for our Dealer Financial Services Team:
  - Engagement score in top 10% of Global benchmark
  - Belonging score and inclusion score both above Financial Services benchmark
  - High performer retention rate of 97%
  - Annualized voluntary attrition of 7%
- Maintained continuity of leadership and focus on culture during period of executive transition and while serving as Interim CEO
- Focused on leadership development, resulting in increased mobility rates and number of positions filled by internal candidates
- Managed opportunities to create advancement for talent and accelerate employee development, focused on developing broad base of auto experience
- Accelerated development of next level leadership to ensure ready-now successors for critical roles
- Built bench strength through ongoing talent mobility between Auto Finance and Insurance
- Active engagement in community including 26,700+ volunteer hours for the Dealer Financial Services team

(b) '#1 Dealer Satisfaction among Non-Captive Lenders with Sub-Prime Credit' and '#2 Dealer Satisfaction among Non-Captive Lenders with Prime Credit' - Source: J.D. Power.

(c) 'Auto Finance Executive of the Year' - Source: Black Book.

Base Salary
17%
RSU
25%
Total Compensation Mix
33%
25%
PSU
Annual Incentive
Long Term Incentive Awards

Pay Element	Value ($)
Base Salary	750,000
Annual Incentive	1,480,000
PSU	1,110,000
RSU	1,110,000
Total Compensation	**4,450,000**

Total Compensation Awarded

TC Target: $4.70MM
$4.60MM
$4.45MM
2023
2024

2025 Proxy Statement • 50

RUSSELL E. HUTCHINSON, Chief Financial Officer

Highlights of performance and assessment of pay rationale.

- Strategic balance sheet management and financial planning in a challenging market environment
- Strong expense and capital management driving long-term value for shareholders
- Responsibility over both communications with investor community and mitigating actions undertaken in connection with worsening credit issues the last quarter of 2024

The following table describes key highlights of achievements across the 2024 scorecard's key pillars:

Financial and Business

Company-wide performance

- Delivered solid 2024 business performance in a challenging environment across our leading auto, insurance, corporate finance, and digital bank platforms:
  - Adjusted EPS[(a)] of $2.35
  - Core ROTCE[(a)] of 8.5%
  - Adjusted Total Revenue[(a)] of $8.2 billion
  - Consolidated Net Chargel-offs of 1.48%
  - Operating Expenses of $5.0 billion
  - Core Pre-tax Income of $1.0 billion
  - CET1 Capital Ratio of 9.8%

Individual performance

- Accountability for accurate, timely and transparent disclosures and engagement with the investment community
- Fostered strong collaboration to provide appropriate guidance and drive business strategy execution, including significant enhancements to the strategic planning process
- Managed controllable expenses across the enterprise to achieve negative expense growth
- Recognized as a 2024 All-Star by Automotive News
- Enacted sale of Ally Lending, de-consolidation of auto loans, and execution of auto loan CRT transactions to focus organization and optimize allocation of capital
- Implemented change in investment tax credits accounting and corporate segment allocation to improve transparency and alignment with how the businesses are managed

Risk

- Achieved or exceeded risk indicator targets including:
  - Total Available Liquidity $68.5B
- Upgraded IRR sensitivity and scenario analysis considering a range of scenarios
- Maintained strong financial controls including consistent methodology, centralized planning, testing, and monitoring
- Enhanced Investor Relations through increased and improved disclosures, engagement, and proactive outreach

Consumer

- Executed actions to achieve a reduction in controllable expenses while investing in growth of core franchises, cybersecurity and collections
- Maintained investment grade ratings across all major ratings agencies
- Aligned capital allocation to grow core franchises with a focus on the highest returning products
- Spearheaded Financial Transformation to significantly advance and streamline the financial technology operating system and team
- Restructured Supply Chain organization, leveraging business leader feedback, to optimize efficiency and increase employee engagement

Cultural

- Maintained Ally's position, internally and externally, as a progressive employer of choice with a very strong culture as reflected in enterprise and individual organizational health metrics, including the following for our Finance, Treasury, Accounting and Supply Chain teams:
  - Engagement score in top 10% of Global benchmark
  - Belonging score and inclusion score both above Financial Services benchmark
  - High performer retention rate of 95%
  - Annualized voluntary attrition of 8%
- Continued focus on engagement initiatives and networking events with leadership, including skip level meetings, talent showcase, and routine coffee chat opportunities
- Active engagement in community including 2,900+ volunteer hours for the Finance, Treasury, Accounting and Supply Chain teams

Total Compensation Mix
Base Salary
16%
Annual Incentive
34%
PSU
25%
RSU
25%
Long Term Incentive Awards

Pay Element	Value ($)
Base Salary	750,000
Annual Incentive	1,600,000
PSU	1,200,000
RSU	1,200,000
Total Compensation	**4,750,000**

Total Compensation Awarded

TC Target: $5.25MM
$5.25MM
$4.75MM
2023
2024

2025 Proxy Statement • 51

HOPE D. MEHLMAN, Chief Legal and Corporate Affairs Officer

Highlights of performance and assessment of pay rationale.

Hope Mehlman joined Ally on December 2, 2024 as Chief Legal and Corporate Affairs Officer. Her prorated pay is included in this year’s CD&A given her month of service in 2024, and we have provided a modified scorecard to discuss her pay alignment to her role and responsibilities.

Ms. Mehlman received her target 2024 incentive compensation of $0.2M which is prorated for her 2024 service. Her incentive payout reflects her successful onboarding and robust responsibilities in a highly visible role overseeing all regulatory and legal matters for the company, including Compliance, Legal, Government Relations, Environmental Sustainability and Community Reinvestment. In her short tenure, she has already taken an active role supporting and advancing our financial, business, risk, consumer, and cultural priorities, including driving the build out of executive protection practices and supported the expansion of our AML program.

Ms. Mehlman is on the board for the Society for Corporate Governance, was recently inducted into the Corporate Governance Hall of Fame, and received the Women, Influence, and Power in Law’s “2024 General Counsel of the Year” Award.

2025 Proxy Statement • 52

2025 Proxy Statement • 53

Highlights of performance and assessment of pay rationale.

- Provided crucial support during CEO selection and onboarding, ensuring seamless transition
- Strengthened the Employee Value Proposition to position Ally as a national leading employer of choice, receiving over 40 external workplace awards
- Successfully led human capital and talent development efforts across the enterprise, resulting in strong employee engagement and retention
- Assumed leadership responsibility for Corporate Citizenship and Facilities functions

The following table describes key highlights of achievements across the 2024 scorecard's key pillars:

Financial and Business

Company-wide performance

- Delivered solid 2024 business performance in a challenging environment across our leading auto, insurance, corporate finance, and digital bank platforms:
  - Full-year Adjusted EPS[(a)] of $2.35
  - Core ROTCE[(a)] of 8.5%
  - Adjusted Total Revenue[(a)] of $8.2 billion
  - Consolidated Net Charge-offs of 1.48%
  - Operating Expenses of $5.0 billion
  - Core Pre-tax Income of $1.0 billion
  - CET1 Capital Ratio of 9.8%

Individual performance

- Intentional focus to attract, develop, and retain talent. Hired and onboarded 1,900+ individuals with an increase to internal placement by +8% prior year
- Ongoing commitment to employee development and engagement demonstrated by 19% internal mobility (+4% increase from prior YE) and 100% successors identified for roles 3 deep from CEO
- Ensured human capital initiatives were executed to support business needs, effectively managing senior leadership changes, organization restructures, and divestiture of Ally Lending completed with high level of care and culture in mind
- Continued modernization of Total Rewards to drive cultural and competitive advantage while balancing benefits cost controls
- Strengthened Employee Value Proposition in competitive marketplace positioning Ally as a national leading employer of choice and received over 40 external workplace awards from national top-tier organizations – including #66 on Fortune's 100 Best Companies to Work For (+5 from prior year), and Forbes' America's Best Large Employees 2024 (#1 in Banking and Financial Services)
- Closely collaborated with the CNG Committee to ensure fulfillment of charter requirements

Risk

- Anticipated and effectively addressed regulatory changes to ensure compliance and consistency across the enterprise, including leading proactive risk identification and mitigation strategies resulted in continued alignment with the Enterprise Risk Management framework and in year-over-year decrease in open and accepted issues. Successful completion of the Regulatory Change Management Audit
- Ensured HR controls and processes operated effectively and in alignment with applicable policies
- Maintained robust risk culture through advancements in fraud detection strategies to identify issues early and mitigate residual risk. Ally remains above benchmark for Open Door Complaints, indicating continued employee comfort in directly raising concerns
- Enhanced governance processes of Material Risk Takers in alignment with incentive compensation philosophy

Consumer

- Served prominent role in shareholder outreach, including assessing feedback and driving responsive actions, resulting in significant increase in vote support on say-on-pay
- Led process to redesign and enhance proxy statement disclosures related to executive compensation program

Cultural

- Maintained Ally's position, internally and externally, as a progressive employer of choice with a very strong culture as reflected in enterprise and individual organizational health metrics, including the following for our Human Resources teams:
  - Engagement score above the Financial Services benchmark
  - Belonging score and inclusion score at or above Financial Services benchmark
  - High performer retention rate of 97%
  - Annualized voluntary attrition of 5%
- Maintained strong culture connection demonstrated by employee engagement of 83 (+7 FS benchmark) and strong sense of belonging of 80 (+6 FS benchmark)
- Caring manager and inclusive culture are driving forces with voluntary attrition steady at 8% (-1 FY23), high performer retention at 93%, and continued decrease first year voluntary turnover to 16% (-3 FY23)
- Leveraged key external partnerships to attract diverse talent and expand hiring pipelines resulting in strong early talent candidates and hires
- Promoted a robust learning environment for all employees including the launch of Ally University
- Nurtured an environment of inclusiveness and belonging through expanded education, volunteerism and community engagement as demonstrated by 61,000+ employee volunteer hours

Long Term Incentive Awards
RSU
22%
Base Salary
26%
Total Compensaation Mix
PSU
22%
29%
Annual Incentive

Pay Element	Value ($)
Base Salary	650,000
Annual Incentive	730,000
PSU	547,500
RSU	547,500
Total Compensation	**2,475,000**

Total Compensation Awarded

TC Target: $2.55MM
$2.48MM
2024

2025 Proxy Statement • 54

JASON E. SCHUGEL, Senior Operating Advisor and Former Chief Risk Officer

Highlights of performance and assessment of pay rationale.

At the Company’s request, Mr. Schugel transitioned from his position as Chief Risk Officer to Senior Operating Advisor on November 20, 2024, and ceased serving as an NEO at that time. He continued as a Senior Operating Advisor to support Stephanie Richard’s transition into the CRO role through March 31, 2025. Under a Transition Services and Release Agreement applicable to his position as Senior Operating Advisor, Mr. Schugel was eligible for his 2024 incentive compensation at no less than 80% of target. In determining a final payout at 85% of target, the CNGC primarily considered Mr. Schugel’s performance in the CRO role, including his support in the evolution of our Financial Risk Management processes to adapt to an evolving and uncertain economic environment, and his contributions to enhancing Ally’s resiliency efforts by improving and adapting our ability to prepare and respond to disruptive events and evolving business strategy. The CNGC also considered Mr. Schugel’s assistance with transition of the CRO responsibilities in the remainder of 2024. Mr. Schugel’s incentive was paid 40% in cash and 60% in fully vested RSUs that settle in equal installments on each of the first three anniversaries of the grant date.

2025 Proxy Statement • 55

DIANE E. MORAIS, Former President, Consumer & Commercial Banking

Highlights of performance and assessment of pay rationale.

Ms. Morais and Ally entered into a transition agreement on November 28, 2023 to secure her leadership through July 1, 2024. Under this agreement, her incentive compensation for 2024 was prorated and equal to one-half of her target incentive compensation based on service in the first half of 2024. In determining the incentive compensation amount, the CNGC considered her supporting a smooth CEO transition that was underway, as well as the transition of key strategic, financial, and operational initiatives supporting the overall growth of the Consumer and Commercial Banking business—including a consumer value proposition launch and innovative enhancements to the suite of consumer offerings. Ms. Morais’ incentive was paid 40% in cash and 60% in fully vested RSUs that settle in equal installments on each of the first three anniversaries of her retirement date.

2025 Proxy Statement • 56

2025 Performance Scorecard

In response to shareholder feedback, the CNGC is committed to providing a consistent level of transparency regarding the scorecard on a go-forward basis. The 2025 scorecard follows the same structure as the 2024 scorecard detailed above and incentivizes the same objectives to drive shareholder value.

The 2025 scorecard will utilize the same metrics as 2024, with the exception of adding auto application volume as a business indicator metric and removing AOCI. As a part of its annual review, the CNGC determined to add auto application volume as a business indicator metric given Ally’s strategic focus. Ally is focused on risk-adjusted returns rather than volume, and the inclusion of application volume as a standalone metric to complement origination volume provides additional context for investors to assess Ally’s ability to decision applications relative to what origination volume is ultimately originated. AOCI was removed as a business indicator as the vast majority of prospective movements within AOCI are driven by changes in underlying interest rates rather than management actions.

2024 New Hire Awards

In connection with the appointment of Mr. Rhodes as CEO and Ms. Mehlman as Chief Legal & Corporate Affairs Officer, sign-on awards were provided to make them whole for certain prior employer compensation that was forfeited or otherwise forgone due to their respective resignations.

Mr. Rhodes

•	A one-time cash award of $900,000, which must be repaid to Ally if his employment is terminated for cause or if he voluntarily resigns within the first 12 months of his employment; and

•

Make-whole equity grants with an aggregate grant date value of $16.2 million, which consisted of (a) $4.2 million (at target) in PSUs that will be earned and will vest subject to the same terms and conditions as PSUs granted to the other Ally NEOs in 2024 and (b) $12 million in RSUs that vest one-third on each of December 11, 2024, December 11, 2025 and December 11, 2026, subject to his continued employment on such date and which are otherwise subject to the terms and conditions that apply to our 2024 equity awards to our NEOs.

The value of the make-whole compensation is the economical equivalent to what Mr. Rhodes forfeited at his prior employer to join Ally. The value of his go-forward equity award will be heavily performance based (see “Ally’s Executive Compensation Program” on page 41 for more detail on Mr. Rhodes’ go-forward target compensation).

In addition, if within 12 months after the Effective Date, Ally terminates Mr. Rhodes’s employment without cause in the absence of a change in control, he will receive a lump sum cash payment equal to two times his then current annual base salary if and to the extent that the Ally Financial Severance Plan or a successor plan does not provide him with such a payment, subject to his signing and not revoking a release of claims against Ally and its affiliates.

Ms. Mehlman

•

A one-time cash award of $3.55 million to offset certain prior employer compensation that was forfeited or otherwise forgone which included equity awards that were due to vest in 2025, the estimated value of her 2024 cash incentive, and a forthcoming change-in-control payment. This award is subject to repayment if her employment is terminated for cause or if she voluntarily resigns within the first 12 months of her employment.

•

Make-whole RSUs with an aggregate grant date value of $3.35 million that will vest and settle in three equal annual installments on the first, second, and third anniversaries of the grant date, subject to continued employment on such date and which are otherwise subject to the terms and conditions that apply to our 2024 equity awards to our named executive officers.

•	The value of the equity awards was economically equivalent to what she forfeited to join Ally.

Other Agreements with NEOs

In 2024, the CNGC took the following compensation-related actions to ensure the continued execution of Ally’s strategy by the leadership team and support leadership team transitions.

•

On November 28, 2023, Ally and Ms. Morais entered into a transition agreement to secure her leadership through July 1, 2024. Under this agreement, Ms. Morais continued to receive her 2024 salary and remained eligible for equivalent benefits and perquisites until her departure. Her incentive compensation for 2024 was prorated and equal to one-half of her target incentive compensation, as determined by the CNGC, paid 40% in cash and 60% in RSUs that settle in equal installments on each of the first three anniversaries of her retirement date. In addition, to support her retention, Ms. Morais was eligible for a one-time cash payment of $2.5 million payable in July 2024 subject to continued employment at that time. The Committee determined the grant was critical to secure her

2025 Proxy Statement • 57

retention to support a smooth CEO transition that was underway, as well as the transition of key strategic, financial, and operational initiatives supporting the overall growth of the Consumer and Commercial Banking business—including a consumer value proposition launch and innovative enhancements to the suite of consumer offerings. Ms. Morais was not entitled to severance upon her retirement in July 2024. The transition agreement includes terms and conditions that governed Ms. Morais’ provision of services to Ally up until her departure, her general release of claims, her obligations of confidentiality and cooperation, and other customary provisions.

•

On November 20, 2024 Ally announced that Jason E. Schugel transitioned from his position as Chief Risk Officer and into the role of Senior Operating Advisor at the Company’s request (termination without cause). In connection with his transition, Mr. Schugel and Ally entered into a Transition Services and Release Agreement under which Mr. Schugel will continue to receive his base salary and remain eligible for equivalent benefits and perquisites until his departure from Ally on or before March 31, 2025. He remained eligible for his 2024 incentive, as determined by the CNGC, at no less than 80% of the target value of $1.85 million, 40% to be paid in cash and 60% in RSUs settled one-third on each of the first, second, and third anniversaries of the grant date (without requirement of further employment). Such grants were made at the same time as the 2024 grants to other NEOs. Mr. Schugel will also receive a one-time cash payment in 2025 of $700,000 for his retention and service as Senior Operating Advisor and to support a smooth transition through no later than March 31, 2025. He is also eligible to receive outplacement assistance, executive network and/or executive coaching fees and/or legal or financial advice up to a maximum of $20,000. Mr. Schugel will not receive severance and is not eligible for a 2025 incentive award. The value of the payment was structured to align with the provisions under Ally’s severance program. The Agreement includes terms and conditions governing Mr. Schugel’s provision of services to Ally until his departure, his general release of claims subject to customary exceptions, his obligations of confidentiality and cooperation, and other customary provisions.

The agreement provides for Mr. Schugel: (1) to fully vest on the Transition End Date in his then unvested time-based equity awards, including restricted stock units and “Own It Awards,” with each such award settling as originally scheduled, and (2) to fully vest on the Transition End Date in his then unvested performance-based stock unit awards, with each such award settling as originally scheduled subject to (a) the achievement of the related performance goals and (b) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares based on the number of calendar days during the performance period when he was employed by Ally.

Summary of Outstanding PSUs

Each outstanding PSU awarded to our NEOs has a cumulative three-year performance period. Earned PSUs vest and settle in cash following the conclusion on the performance period. A cash amount equivalent to any dividends declared during the vesting period is accumulated and paid at or after the time of settlement based on the number of PSUs earned at the conclusion of the performance period. PSUs pay out between 0% and 150% of target based on the achievement of the predetermined goals for Core ROTCE and TSV Growth Rate for 2022 PSU awards. PSUs granted in 2023 and 2024 pay out between 0% and 150% of target based on Core ROTCE (excluding OCI) and then a relative TSR performance modifier is applied as detailed below (see 2025 PSUs earlier in this CD&A for additional details). PSU payouts are determined using linear interpolation between the two nearest performance levels.

2025 Proxy Statement • 58

2022 Long-Term PSU Awards

The three-year performance period for PSUs granted in 2022 is complete and the CNGC has certified the following results.

After five years of strong PSU performance, 2022 awards were negatively impacted by the unprecedented tightening of interest rates. These higher interest rates resulted in unrealized losses on Ally’s securities portfolio and a temporary reduction in tangible book value per share, which is a key component of the 2022 PSUs.

Despite the lower TSV, Ally delivered strong results on Core ROTCE, which reflects management’s continued focus on driving shareholder return. The PSU calculation included adjustments for items designated by the CNGC at the time of grant, which primarily included the effect of impacts associated with acquisition activity and litigation settlements.

As a result of these performance levels, PSUs granted in 2022 vested at 32% of target.

2025 Proxy Statement • 59

The goals established by the CNGC for the PSUs granted in 2023 and 2024 follow:

(a). This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Assessing Compensation Competitiveness

Compensation Consultant

FW Cook served as an independent compensation consultant to the CNGC during 2024 and for the 2024–2025 compensation cycle. The CNGC is directly responsible for the appointment, compensation, and oversight of the work of FW Cook. FW Cook provides ongoing advice with respect to the compensation plans covering the executives, including our NEOs, and non-employee directors. FW Cook, as requested, attends meetings of the CNGC involving compensation matters, reviews compensation materials developed by management in advance of the CNGC meetings, and shares information on market practices and trends with the CNGC. FW Cook undertakes no separate work for Ally. The CNGC assessed the independence of FW Cook under applicable NYSE listing standards and SEC rules and determined that its work for the CNGC does not raise any conflicts of interest.

Compensation Peer Group

The CNGC, with input from FW Cook as its compensation consultant, annually reviews and approves the peer group used in assessing compensation competitiveness. In its review, the CNGC primarily considers the following factors:

Industry Screen	Size and Scale	Talent Competitors	Direct Business Competitors

U.S. publicly traded companies in the banking and consumer-finance industries	Companies with total assets or net revenue between one-third and three-times the size of Ally	Companies with whom Ally competes for senior executive talent	Companies with whom Ally competes for business

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The CNGC also considers peers that are identified by the investor community, peers of our selected peers, and companies that include Ally within its peer group. Ally’s peer group is set forth in the following table.

The CNGC determined to keep the same peer group as used in 2023, except for removing the following companies which were dissolved or acquired: First Republic Bank, Signature Bank, and SVB Financial.

The following chart shows how Ally compares to its 2024 peer group for some relevant metrics.

In approving the peer group for 2024, the CNGC noted the scarcity of firms that are reflective of Ally’s structure, risk profile, complexity, activities, and size—more specifically, a company with a highly regulated all-digital bank, no brick-and-mortar branches, its initial public offering 10 years ago, nearly $200 billion in assets, and its largest business centered around secured consumer auto financing. As a result, peer-group data is only one factor among many considered by the CNGC in assessing performance—especially long-term value creation for shareholders—and determining executive compensation.

Assessments Conducted

The CNGC, alongside its compensation consultant FW Cook, conducted a competitive assessment of the compensation for our NEOs and other Purview Executives. For this purpose, we compare the total compensation of our NEOs and other Purview Executives against the median of the peer group referenced above, and survey data as applicable.

The CNGC may set total compensation above or below the median based on a variety of factors, including individual performance, sustained performance over time, performance of the Company, performance of the applicable business line or corporate function, criticalness to retain, skill set, time in the position, and experience relative to external market counterparts.

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Compensation Policies and Governance Practices

Stock-Ownership Guidelines

The Board believes that the interests of management and shareholders are further aligned by stock-ownership guidelines for the CEO and other Purview Executives. As a result, the Governance Guidelines provide for the following minimum ownership levels:

Ownership is generally based on whether the executive is meaningfully exposed to changes in the share price of Ally stock and, as a result, includes 100% of shares owned outright and 50% of unvested RSUs that settle in shares. The Board understands, however, that some period of time will be required for a newly employed or promoted executive to accumulate the requisite shares and that family or other personal reasons may necessitate a sale of accumulated shares. To ensure the purposes of these stock-ownership guidelines are achieved, whenever the minimum ownership level is not achieved or maintained, the executive must retain 50% of the net (after tax) shares received from any equity grant that has been made since Ally’s initial public offering.

Clawback Provisions and Related Reviews

Ally’s executive compensation program is designed to balance risk and reward in its businesses and operations and to discourage any exposure to inappropriate, excessive, or imprudent risks.

In support of these aims, Ally engages in a “loss trigger” review, which is applicable to the CEO, NEOs, and all other MRTs who received deferred incentive compensation awards (cash- or equity-based) for any year in which they were classified as MRTs. Prior to the payout of any deferred incentive compensation award to an MRT, the Company determines if a significant loss or other negative risk outcome has occurred that relates to the risk-taking activities of the MRT. The Company’s senior leadership is responsible for assessing the involvement and responsibility of the MRT in such a significant loss or other negative risk outcome and may recommend a downward adjustment or forfeiture of any unpaid portion of the incentive compensation awarded to the MRT. Any recommended reduction or forfeiture of deferred incentive compensation is subject to review and approval by the CNGC as provided in our Enterprise Material Risk Taker Policy.

In addition, input from the leaders of the independent risk management and internal audit functions are considered by the CNGC when reviewing the performance and setting the compensation of the CEO and other NEOs. This input covers interactions with the independent risk management and internal audit functions, adherence to Ally’s risk management framework, the promotion of Ally’s risk culture, and specific business and operational practices and processes such as risk assessments, new product development, issue management, regulatory examinations, internal audit reviews, and loan reviews.

In connection with its executive compensation risk assessment in 2024, the Company reviewed and confirmed its right to recoup cash and equity incentive payments in the event those payments were based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation, a mistake irrespective of the source or cause, or other similar conduct or circumstances. A recipient who fails to promptly repay Ally in such an event is subject to termination of employment. Details of Ally’s recoupment policy are set forth in the following table.

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Category	Trigger	Vested	Unvested

Financial	• In the event of a material restatement of financial results	✓	✓
• In the event of a negative risk outcome resulting in financial loss or earnings impact to Ally

Conduct/Culture	• If the employee engages in fraudulent activity	✓	✓

	• If the employee’s behavior results in consumer harm, or reputational, regulatory, or legal damage to Ally, or otherwise resulted in a significant violation of Ally’s Code of Conduct and Ethics	✓	✓

	• If the employee is terminated for cause	✓	✓

Risk-related and Other	• If the employee significantly violates a policy or procedure	✓	✓
	• If the employee is engaged in inappropriate or excessive risk-taking	✓	✓

In addition, in accordance with the rules adopted by the SEC and the New York Stock Exchange, the CNGC adopted the Requirements for the Recovery of Erroneously Awarded Incentive-Based Compensation Under NYSE Listing Standard 303A.14 (Listing Standard Policy) effective as of December 1, 2023. The Listing Standard Policy requires the Company to recover any applicable incentive based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as described in the Listing Standard Policy. The Listing Standard Policy is in addition to any other remedies or rights of recoupment that may be available to the Company, including our Enterprise Material Risk Taker Policy.

Insider Trading

Generally

We have adopted an Insider Trading Policy governing the purchase, sale, or other disposition of our securities by directors, officers, employees, and the Company. The policy includes a requirement that we comply with all applicable law in the purchase or sale of our own securities. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules, and regulations and any applicable listing standards. A copy of the Insider Trading Policy is filed as an exhibit with our December 31, 2024 Form 10-K.

Anti-Hedging and Anti-Pledging Policies

The CEO, NEOs, all other Purview Executives, other specified business and enterprise function leaders, and all directors, together in each case with their specified associated persons, are subject to personal trading restrictions to further align the interests of management and directors with those of shareholders. The restrictions apply to all of Ally’s securities, including common stock, preferred stock, and debt. In accordance with Ally’s Enterprise General Insider Trading and Blackout Policy, the restrictions prohibit the following:

(1)	any transaction that hedges the person’s economic interest in and exposure to the full rewards and risks of ownership in a security of Ally,

(2)

any put or call option, futures contract, forward contract, swap, or other derivative transaction that relates to a security of Ally and any similar speculative transaction (excluding, for clarity, any transaction under Ally’s compensation plans),

(3)	any short sale, including a short sale against the box, of a security of Ally,

(4)

any pledge of a security of Ally as collateral, including through a margin account (excluding, for clarity, any pledge to a charitable organization that is recognized as such under applicable tax law), and

(5)	any limit order involving a security of Ally (excluding a limit order that by its terms is automatically canceled if not filled before the end of the same trading day).

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No Executive Employment Agreements

The NEOs are employed on an at-will basis, and no NEO is party to an employment agreement with the Company.

Severance

The NEOs are eligible for benefits under the Ally Financial Inc. Severance Plan. See Potential Payments Upon a Termination later in this proxy statement.

Other

Tax and Accounting

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) limits the tax deductibility of compensation for certain executive officers to $1 million. The CNGC is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as some of the factors among many in structuring our executive compensation program.

Compensation Committee Report

The CNGC has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, the CNGC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC.

The Compensation, Nominating, and Governance Committee of the Board of Directors of Ally Financial Inc.

Kim S. Fennebresque (Chair)

Franklin W. Hobbs

Mayree C. Clark

Marjorie Magner

As provided by SEC Regulation S-K, this CNGC Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

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Executive Compensation Tables

Executive Compensation

Summary Compensation Table

The following table sets forth specified information regarding the compensation paid by the Company during 2024, 2023 and 2022, and the cash bonuses awarded in respect of each of these years, as applicable, to the NEOs.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	All Other Compensation ($)(d)	Total ($)

Michael G. Rhodes Chief Executive Officer	2024	634,615	3,087,000	16,200,061	1,018,832	20,940,509

Douglas R. Timmerman President, Dealer Financial Services and Former Interim Chief Executive Officer	2024	750,000	1,480,000	2,313,780	61,119	4,604,901
	2023	750,000	1,540,000	10,703,257	59,190	13,052,447
	2022	732,692	1,800,000	2,794,695	50,006	5,377,393

Russell E. Hutchinson Chief Financial Officer	2024	750,000	1,600,000	2,703,825	185,625	5,239,449
	2023	346,154	1,800,000	4,250,050	1,154,982	7,551,186

Hope D. Mehlman Chief Legal and Corporate Affairs Officer	2024	25,000	90,164	3,111,745	3,550,507	6,777,416

Stephanie N. Richard Chief Risk Officer	2024	638,462	720,000	928,800	53,043	2,340,305

Kathleen L. Patterson Chief Human Resources & Corporate Citizenship Officer	2024	600,000	730,000	903,821	52,809	2,286,630

Jeffrey J. Brown Former Chief Executive Officer	2024	126,923	—	8,125,017	42,456	8,294,398
	2023	1,000,000	4,375,000	7,965,789	53,595	13,394,384
	2022	1,000,000	4,287,500	9,104,715	47,008	14,439,223

Diane E. Morais Former President, Consumer & Commercial Banking	2024	406,731	750,000	3,318,807	2,535,663	7,011,201
	2023	750,000	1,460,000	2,343,279	43,847	4,597,126
	2022	732,692	1,560,000	2,704,709	38,623	5,036,024

Jason E. Schugel Former Chief Risk Officer	2024	650,000	628,000	878,803	41,985	2,198,787
	2023	650,000	875,000	1,703,273	39,777	3,268,050

(a) The amounts in this column reflect the actual amounts of salary paid to the NEOs in the relevant fiscal year. For the NEOs’ current base salaries, see Compensation Discussion and Analysis—2024 Performance Results and Compensation Decisions earlier in this proxy statement.

(b) The amounts in this column for 2024 represent the annual cash bonuses paid to the NEOs in February 2025 in respect of 2024 performance, based on achievement of the CNGC’s assessment of overall Company and individual performance. For additional information on these bonuses, see Compensation Discussion and Analysis—Ally’s Executive Compensation Program earlier in this proxy statement.

(c) These amounts reflect the aggregate grant date fair values of the RSUs and cash-settled PSUs granted under the ICP to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718. The actual value that the NEOs will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for the PSUs, the level of attainment of the applicable performance goals. The amounts for the PSUs granted in 2024 were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan-Based Awards in 2024 table later in this proxy statement. The following are the values of the 2024 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Rhodes, $7,262,744; Mr. Timmerman, $2,079,017; Mr. Hutchinson, $2,430,056, Ms. Richard $666,055, Ms. Patterson, $648,042, Mr. J. Brown, $7,312,515, Ms. Morais, $1,971,010; and Mr. Schugel, $630,030.

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(d) This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. For 2024, these amounts include:

	Michael G. Rhodes	Douglas R. Timmerman	Russell E. Hutchinson	Hope D. Mehlman	Stephanie N. Richard	Kathleen L. Patterson	Jeffrey J. Brown	Diane E. Morais	Jason E. Schugel

Financial Counseling(a)	$10,000	$10,000	$—	$—	$10,000	$10,000	$10,000	$—	$—

Executive Physical(b)	2,434	2,434	2,434	—	2,434	2,434	2,434	2,434	2,434

Liability Insurance(c)	1,071	1,601	1,601	126	1,601	1,601	1,601	1,601	1,601

Relocation(d)	84,048	—	143,087	—	—	—	—	—	—

Other(e)	900	—	—	—	—	—	—	—	—

Total perquisites	98,453	14,035	147,123	126	14,035	14,035	14,035	4,035	4,035

College Save Up Program(f)	—	1,100	—	—	1,100	1,100	200	—	—

Life Insurance(g)	6,579	11,484	4,002	381	3,407	3,174	621	4,029	3,450

401(k) Matching Contribution(h)	13,800	34,500	34,500	—	34,500	34,500	27,600	27,600	34,500

Make-Whole / Transition Award(i)	900,000	—	—	3,550,000	—	—	—	2,500,000	—

Total All Other Compensation	$1,018,832	$61,119	$185,625	$3,550,507	$53,043	$52,809	$42,456	$2,535,663	$41,985

(a) We generally provide a modest taxable allowance to certain senior executives for financial counseling, tax preparation, and estate-planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(b) Represents the value of a comprehensive executive physical examination with Company-approved providers.

(c) We provide a taxable allowance for personal-umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(d) The total amount disclosed for Mr. Rhodes and Mr. Hutchinson are related to their location change to Charlotte, North Carolina. Relocation assistance and associated relocation tax benefits are consistent with our standard relocation program.

(e) Represents use of a Company-provided car service for the CEO and other non-cash Ally branded items.

(f) Represents the employer contribution to a designated 529 Plan.

(g) Represents the tax value of life insurance for 2024 that was provided by the Company.

(h) Represents the employer contribution, Company match contribution, and discretionary contribution made to each NEO’s account under the Ally 401(k) plan.

(i) Mr. Rhodes received a one-time cash award of $900,000 in connection with his hiring as our Chief Executive Officer, Ms. Mehlman received a one-time cash award of $3,550,000 in connection with her hiring as our Chief Legal Officer, and Ms. Morais received a one-time cash award of $2,500,000 to retain her through the first half of 2024 which was critical to support a a smooth CEO transition as well as the transition of key strategic, financial, and operational initiatives.

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Other Compensation Tables

Grants of Plan-based Awards in 2024

The following table provides information on grants of plan-based awards made to our NEOs during 2024 under the ICP.

Name	Award		Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Unit of Stock (#)(b)	Grant Date Fair Value of Stock or Unit Awards ($)(c)

Michael G. Rhodes	RSU		4/29/2024				306,436	12,000,034
	PSU	(a)	4/29/2024	26,813	107,253	193,055	—	4,200,027

Douglas R. Timmerman(d)	RSU		1/26/2024				30,702	1,155,009
	RSU		1/26/2024				100	3,762
	PSU		1/26/2024	7,676	30,702	55,264	—	1,155,009

Russell E. Hutchinson	RSU		1/26/2024				35,886	1,350,031
	RSU		1/26/2024				100	3,762
	PSU	(a)	1/26/2024	8,972	35,886	64,595	—	1,350,031

Hope D. Mehlman	RSU		12/15/2024				88,907	3,111,745

Stephanie N. Richard(d)	RSU		1/26/2024				14,753	555,008
	RSU		1/26/2024				100	3,762
	PSU	(a)	1/26/2024	2,459	9,836	17,705	—	370,030

Kathleen L. Patterson(d)	RSU		1/26/2024				14,355	540,035
	RSU		1/26/2024				100	3,762
	PSU	(a)	1/26/2024	2,393	9,570	17,226	—	360,023

Jeffrey J. Brown(d) (e)	RSU		1/26/2024				107,988	4,062,509
	PSU	(a)	1/26/2024	26,997	107,988	194,378	—	4,062,509

Diane E. Morais(d)	RSU		1/26/2024				29,107	1,095,005
	RSU		1/26/2024				100	3,762
	RSU		7/1/2024				28,656	1,125,035

	PSU	(a)	1/26/2024	7,277	29,107	52,393	—	1,095,005

Jason E. Schugel(d)	RSU		1/26/2024				13,956	525,025
	RSU		1/26/2024				100	3,762
	PSU	(a)	1/26/2024	2,326	9,304	16,747	—	350,016

(a) These amounts reflect the cash-settled PSUs granted to the NEOs in 2024, which are scheduled to vest between 0% and 180% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse on the third anniversary of the date of grant and the achievement of the applicable Core ROTCE during the performance period commencing on January 1, 2024 and ending on December 31, 2026. The amounts in the “Threshold” sub-column reflect 25% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the cash-settled PSUs will be forfeited. The amounts in the “Target” sub-column reflect 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect 180% of the shares that will vest on attainment of the service condition and the maximum performance level. For more information on the terms of these awards, see Compensation Discussion and Analysis—2024 Performance Results and Compensation Decisions—Summary of Outstanding PSUs earlier in this proxy statement.

(b) The amounts in this column represent the number of shares of Ally common stock underlying the award of RSUs granted to the NEOs in 2024. In January 2024, we awarded our employees with 100 RSUs (subject to a three-year cliff vesting schedule) in recognition of our notable accomplishments and to support a founder’s mentality. The remaining RSUs granted in conjunction with our routine compensation decisions are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, based solely on service.

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(c) The amounts in this column reflect the aggregate grant date fair values of the awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and, for PSUs, based on the probable outcome of the applicable Core ROTCE as of the grant date. The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs. The actual value, if any, realized by each NEO for these awards is a function of the value of the shares if and when these awards vest. For the value of the cash-settled PSUs (for NEOs other than Mr. Schugel) and stock-settled PSUs (for Mr. Schugel), assuming attainment of the Core ROTCE and TSV performance metrics at the maximum level of performance, see footnote c to the Summary Compensation Table above. For additional information on how we account for long-term incentive compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.

(d) RSUs for Mr. Timmerman, Ms, Richard, Ms. Patterson, Mr. J. Brown, Ms. Morais, and Mr. Schugel, excluding the grant of 100 RSUs on January 26, 2024, are nonforfeitable since they have attained retirement eligibility pursuant to the terms of the awards.

(e) The equity awards granted in early 2024 were for fiscal 2023 performance. Mr. J. Brown did not receive incentive compensation for 2024 or any additional compensation nor was there any accelerated vesting of equity awards in connection with his retirement.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table provides information regarding the outstanding equity awards held by the NEOs as of December 31, 2024(e).

Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)

Michael G. Rhodes	4/29/2024			107,253	3,862,181
	4/29/2024	204,291	7,356,519

Douglas R. Timmerman(d)	1/26/2024	100	3,601
	1/26/2024			30,702	1,105,579
	1/26/2024	29,674	1,068,561
	10/20/2023	332,641	11,978,402
	1/27/2023	100	3,601
	1/27/2023			41,757	1,503,670
	1/27/2023	27,838	1,002,446
	1/28/2022	100	3,601
	1/28/2022	9,545	343,702
	1/28/2022	9,943	358,047

Russell E. Hutchinson	1/26/2024	100	3,601
	1/26/2024			35,886	1,292,255
	1/26/2024	35,886	1,292,255
	10/20/2023	72,766	2,620,304
	7/21/2023	58,073	2,091,209

Hope D. Mehlman	12/15/2024	88,907	3,201,541

Stephanie N. Richard(d)	1/26/2024	100	3,601

	1/26/2024			9,836	354,194

	1/26/2024	14,262	513,575

	10/20/2023	31,186	1,123,008

	1/27/2023	100	3,601

	1/27/2023			8,043	289,628

	1/27/2023	8,043	289,628

	1/28/2022	100	3,601

	1/28/2022	1,711	61,603

	1/28/2022	2,674	96,291

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Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)

Kathleen L. Patterson(d)	1/26/2024	100	3,601

	1/26/2024			9,570	344,616

	1/26/2024	13,874	499,603

	10/20/2023	103,951	3,743,276

	1/27/2023	100	3,601

	1/27/2023			13,301	478,969

	1/27/2023	13,301	478,969

	1/28/2022	100	3,601

	1/28/2022	3,011	108,410

	1/28/2022	4,704	169,391

Jeffrey J. Brown(d)	1/26/2024			107,988	3,888,648

	1/26/2024	104,394	3,759,228

	1/27/2023			123,145	4,434,451

	1/27/2023	82,097	2,956,313

	1/28/2022	31,131	1,121,035

	1/28/2022	32,429	1,167,768

Diane E. Morais(d)	7/1/2024	27,702	997,549

	1/26/2024	96	3,457

	1/26/2024			29,107	1,048,143

	1/26/2024	28,138	1,013,249

	1/27/2023	96	3,457

	1/27/2023			36,190	1,303,202

	1/27/2023	24,127	868,813

	1/28/2022	96	3,457

	1/28/2022	9,237	332,617

	1/28/2022	9,623	346,524

Jason E. Schugel(d)	1/26/2024	100	3,601

	1/26/2024			9,304	335,037

	1/26/2024	13,491	485,811

	10/20/2023	31,186	1,123,008

	1/27/2023	100	3,601

	1/27/2023			11,754	423,262

	1/27/2023	11,754	423,262

	1/28/2022	100	3,601

	1/28/2022	2,874	103,490

	1/28/2022	4,491	161,721

(a) The amounts reflected in this column represent the number of shares of Ally common stock underlying (i) the RSUs granted to the NEOs in 2022, 2023, and 2024 that are scheduled to vest over three years from the date of grant, in each case, based solely on service, (ii) the cash-settled PSUs granted to the NEOs in 2022 (reflected based on actual achievement of 32% for the performance period that ended on December 31, 2024), and (iii) the 100 RSUs granted to employees in 2022, 2023, and 2024 in recognition of our notable accomplishments and to support a founder’s mentality.

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(b) The market values of the awards were calculated by multiplying the number of shares underlying the awards by $36.01, which was the closing price of Ally’s common stock on December 31, 2024.

(c) The amounts reflected in this column represent the number of shares of Ally common stock underlying the cash-settled PSUs granted to the NEOs in 2022 and 2023 (with a performance period that is scheduled to end on December 31, 2024 and December 31, 2025) and a service period that is scheduled to end on the third anniversary of the date of grant, assuming attainment of the performance metrics at the target performance level. The actual number of Ally shares, if any, that will vest will be based on (i) the level of achievement of the Core ROTCE and TSV performance goals as of the end of the performance period and (ii) satisfaction of the applicable service condition. For more information on the terms of these awards, see Compensation Discussion and Analysis—Ally’s Executive Compensation Program earlier in this proxy statement.

(d) All RSU and PSU awards reflected for Mr. Timmerman, Ms. Richard, Ms. Patterson, Mr. J. Brown, Ms. Morais, and Mr. Schugel, excluding the grants of 100 RSUs in 2022, 2023, and 2024, as well as the grants described under 2024 Executive Transition and Business Continuity Awards within the CD&A, are nonforfeitable as these grants have attained retirement eligibility pursuant to the terms of the awards.

Option Exercises and Stock Vested in 2024

The following table provides information on the NEOs’ equity awards that vested in 2024. The NEOs do not hold any options.

Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)

Michael G. Rhodes	102,145	3,924,411

Douglas R. Timmerman	31,573	1,184,312

Russell E. Hutchinson	29,036	1,215,447

Hope D. Mehlman	—	—

Stephanie N. Richard	8,869	331,997

Kathleen L. Patterson	15,511	581,903

Jeffrey J. Brown	101,694	3,813,616

Diane E. Morais	30,297	1,133,252

Jason E. Schugel	13,903	521,464

(a) All amounts exclude those shares becoming nonforfeitable vesting solely due to retirement eligibility

(b) The value realized on vesting of the equity was calculated by multiplying the number of shares of Ally common stock underlying awards that vested in 2024 by the closing price on the vesting date. The closing price was $37.62 for shares vesting on January 28, 2024, $41.86 for shares vesting on July 21, 2024, $34.25 for shares vesting on November 4, 2024, and $38.42 for shares vesting on December 11, 2024.

Nonqualified Deferred Compensation in 2024

Our benefit program includes the tax-qualified Ally Financial Inc. Retirement Savings Plan (Savings Plan). We provide the Savings Plan to support our employees in saving for retirement in a manner that is favorable from a tax perspective. Eligible compensation under the Savings Plan is composed of salary and certain cash bonuses. Under the Savings Plan, after one year of employment, employee contributions up to 6% of eligible compensation are matched 100% by Ally, and this matched amount vests in full immediately. Effective the first of the month following 30 days of employment, the Savings Plan also provides for a 2% nonmatching contribution on eligible compensation, posted each pay cycle, and an additional annual discretionary nonmatching contribution on eligible base pay of up to 2%, which is subject to the Company’s performance. Nonmatching contributions fully vest after the individual has been employed for three years.

Ally also maintains the Enhanced Retirement Savings Plan, which is a nonqualified benefit equalization plan for highly compensated employees. This plan was designed to allow for the equalization of benefits for highly compensated employees when such employees’ qualified plan benefits were limited by the Employee Retirement Income Security Act of 1974, as amended by the Code. Ally suspended nonqualified contributions to this plan in 2009 and has not made any since that time, including in 2024. Certain NEOs maintain balances within the plan. This plan is maintained as an unfunded plan, and all expenses for administration of the plan and payment of amounts to participants are borne by Ally.

2025 Proxy Statement • 70

The table below reflects year-end balances, Company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan.

Name	Plan name (a)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Michael G. Rhodes	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Douglas R. Timmerman	Nonqualified Benefit Equalization Plan	—	—	33,001	—	215,258

Russell E. Hutchinson	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Hope D. Mehlman	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Stephanie N. Richard	Nonqualified Benefit Equalization Plan	—	—	9,298	—	60,843

Kathleen L. Patterson	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Jeffrey J. Brown	Nonqualified Benefit Equalization Plan	—	—	10,160	—	75,078

Diane E. Morais	Nonqualified Benefit Equalization Plan	—	—	3,856	—	24,891

Jason E. Schugel	Nonqualified Benefit Equalization Plan	—	—	—	—	—

(a) The amounts reflect employee balances in the nonqualified Enhanced Retirement Savings Plan. Each participant is credited with earnings based on a set of investment options selected by the participant that are similar to 401(k) investment options available to all employees, but employer contributions to this plan have not been made since 2009.

Stock Options and Stock Appreciation Rights

We do not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments. Accordingly, we have no specific policy or practice on the timing of awards of such awards in relation to our disclosure of material nonpublic information.

Potential Payments Upon a Termination

Ally Financial Inc. Severance Plan

All NEOs are eligible to participate in the Severance Plan, which entitles each NEO to receive (i) two times the sum of their annual base salary and designated annual cash-incentive compensation opportunity, (ii) the pro-rated designated annual cash-incentive compensation opportunity for the year of their termination, and (iii) a payment equal to 24 months of medical premiums valued at their COBRA rate, in the event of a qualifying termination of employment or a termination of service without cause (as summarized below), in each case, within the 24-month period immediately following a change in control.

In the event of a qualifying termination that is not in connection with a change in control, our CEO is entitled to receive two times base salary and all other NEOs are entitled to receive one times their base salary. The plan also provides for outplacement benefits at a level determined by the Company based on the individual’s level within the organization, market conditions, and geographic area.

The Severance Plan generally defines qualifying terminations of employment as: (i) the elimination of a participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job, or termination associated with a restructuring of different departments which results in the reduction in the total number of employees, including the participant, in the affected departments; (ii) a

2025 Proxy Statement • 71

substantial change in current duties for which the participant no longer qualifies; (iii) a substantial change in the participant’s current duties which results in a 20% or more reduction in the participant’s base salary; or (iv) declining a geographic transfer in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of the participant’s current position regardless of whether reimbursement of relocation expenses is offered.

Annual RSUs

In the event of a NEO’s termination of employment (a) due to death, “disability” or “retirement,” (b) by Ally without “cause,” or (c) in the case of RSUs granted to the NEOs, due to a “qualifying termination” (as such terms are defined in the ICP and summarized below), the unvested portion of the RSUs will fully vest as of the date of such termination of service and will be paid as follows: (i) in the case of a termination due to death or disability, within 75 days of such termination of employment and (ii) in the case of a termination by Ally without cause due to a qualifying termination or due to retirement, on the award’s original settlement dates.

In the case of a NEO who is employed by a business unit of the Company, if the NEO is terminated (i) as a result of a “sale of such business unit” (as defined in the ICP and summarized below) or (ii) without cause or due to a qualifying termination, in each case, within the 24-month period immediately following the sale of such business unit, then all unvested RSUs will fully vest as of the date of such termination and will be paid on the award’s original settlement dates.

In the event of a “change in control” (as defined in the ICP and summarized below), if the RSUs are not continued or converted into a restricted stock or RSU over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by shareholders of Ally in connection with the change in control, the outstanding RSUs will vest and be immediately due and payable. If the RSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and become immediately payable.

Annual PSUs

In the event of a NEO’s termination of employment due to death or disability, the PSUs will fully vest as of the date of such termination of employment and will be paid within 75 days of such termination of employment, with the performance conditions applicable to the PSUs deemed achieved (i) at the target performance level if the termination of service occurs prior to the end of the performance period or (ii) based on actual performance if the termination of service occurs on or after the last day of the performance period.

In the event of a NEO’s termination of employment (a) due to retirement, (b) by the Company without cause, or (c) due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), in each case, other than in connection with a change in control, the PSUs will fully vest as of the date of such termination of employment, subject to achievement of the applicable performance conditions and will be payable on the award’s original settlement dates. However, in the case of a termination of employment by the Company without cause or due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), if the performance goals are achieved above the target performance level, the number of shares that will be payable in excess of the target number of shares will be prorated based on the number of calendar days during the performance period the NEO was employed by the Company.

In the event of a change in control, if the PSUs are not continued or converted into a restricted stock award over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by shareholders of Ally in connection with the change in control, the outstanding PSUs will vest and be immediately due and payable. If the PSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and the award will be payable on the earlier of (i) the original payment date or (ii) (a) the date of termination of employment for any reason other than due to death or disability or (b) within 75 days of the date of termination due to death or disability. At the time of a change in control, PSUs are converted to restricted stock as follows: (1) if more than half of the performance period has elapsed at the time of the change in control and achievement of the performance metrics is determinable, as determined by the CNGC, the performance goals will be deemed achieved based on actual performance as of the date of the change in control; or (2) if less than half of the performance period has elapsed at the time of the change in control or achievement of the performance metrics is not determinable, the performance goals will be deemed achieved at the target performance level.

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Under the ICP, “cause,” “change in control,” “disability,” “qualifying termination,” “retirement,” and “sale of such business unit” are generally defined as follows:

•

“Cause” generally means, unless otherwise defined in any employment agreement with the participant (if any) or as otherwise provided in an individual award agreement, the participant’s: (i) conviction for a felony or misdemeanor involving moral turpitude; (ii) failure to perform any material responsibility of the leadership position; (iii) a course of conduct, which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion; (iv) failure to follow lawful directions of the Board; (v) any material breach of fiduciary duty to the Company; (vi) gross negligence; (vii) willful misconduct; (viii) failure to comply with a material Company policy; (ix) any act of fraud, theft, or dishonesty; (x) breach of any restrictive covenants set forth in the ICP; or (xi) failure to promptly repay any award payment that is determined to be owed to the Company pursuant to the recoupment or “clawback” provisions under the ICP.

•

“Change in control” generally means the occurrence of one or more of the following events: (i) any person or entity becomes, directly or indirectly, the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (ii) the replacement of a majority of the Company’s directors during any 30-month period; and (iii) the consummation of (x) a merger, consolidation, or reorganization of the Company or any of its subsidiaries with any other entity, unless immediately following the transaction (A) the voting securities of the Company outstanding immediately prior to the transaction continue to represent, either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof (the Ultimate Entity), at least a majority of the combined voting power and total fair market value of the securities of the Ultimate Entity and (B) the directors in office immediately prior to the transaction continue to represent at least 50% of the Board of Directors of Ultimate Entity or (y) any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company) of assets of the Company and/or any of its subsidiaries having a total gross fair market value equal to or more than 50% of the total gross fair market value of the Company and its subsidiaries immediately prior to such transaction(s) or (z) the liquidation or dissolution of the Company.

•

“Disability” generally means, unless otherwise provided in an individual award agreement, (i) a long-term disability that entitles the participant to disability income payments under any long-term disability plan or policy provided by the Company under which the participant is covered, as such plan or policy is then in effect; or (ii) if such participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “disability” means disability within the meaning of Treasury Reg. Section 1.409A-3(i)(4).

•

“Qualifying Termination” generally means a termination of employment or service as a result of any of the following: (i) elimination of the participant’s current position or reduction in the total number of employees in the same department performing the same or similar job; (ii) a substantial change in current duties for which the employee no longer qualifies; (iii) a substantial change in current duties, which results in a 20% or more reduction in salary; or (iv) declining a geographic transfer of the participant’s current position in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of participant’s current position, regardless of whether the participant was offered reimbursement of relocation expenses.

•

“Retirement” generally means a termination of employment or service other than for cause following attainment of (i) 10 years of service, and the total of age and years of service equals 60, or (ii) age 65.

•

“Sale of such business unit” generally means whether effected directly or indirectly, or in one transaction or a series of transactions: (i) any merger, consolidation, reorganization or other business combination pursuant to which a “business unit” (i.e., a single business or product line or related group of businesses or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division) and an acquirer are combined in a manner that generally results in a change in control (as defined above) of the business unit (using certain specified criteria of such “change in control” definition under the ICP); or (ii) the sale, transfer or other disposition of all or substantially all of the capital stock or assets of the subsidiaries of the Company included in the business unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, or joint venture over which the Company does not exercise voting control or otherwise.

The tables below for each of the active NEOs reflect the payments and benefits to which each of the active NEOs would have been entitled under the Company’s compensation and benefit plans in the event of a change in control, an involuntary termination by the Company without cause, a qualifying termination or a termination due to death or disability, in each case, as of December 31, 2024. The tables for each of the terminated NEOs reflect the actual payments and benefits defined in each of their respective transition agreements. The amounts reflected in the tables below for “Equity Acceleration”

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(i) do not include the value of any stock awards that were vested (or nonforfeitable due to retirement provisions) as of December 31, 2024 and (ii) assume achievement of any applicable performance goals at the target performance level.

Michael G. Rhodes, Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$2,000,000	$2,000,000	$—

Annual Incentive(b)	—	6,300,000	—

Long-Term Incentives(c)	11,218,699	11,218,699	11,218,699

Outplacement(d)	20,000	20,000	—

Total(e)	$13,238,699	$19,538,699	$11,218,699

(a) Represents a cash payment under the Company Severance Plan equal to two-times base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Mr. Rhodes’ annual base salary rate as of December 31, 2024 was $1,000,000. Pursuant to the terms of Mr. Rhodes’ Offer Letter, if within 12 months after his employment, Ally terminates his employment without cause in the absence of a change in control, he will receive a lump sum cash payment equal to two-times base salary if and to the extent that the Company Severance Plan does not provide him with such a payment, subject to his signing and not revoking a release of claims against Ally and its affiliates.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Rhodes’ annual cash incentive opportunity rate as of December 31, 2024 was $3,150,000.

(c) Represents the value associated with the equity acceleration of the unvested portion of the RSUs and cash-settled PSUs granted in 2024 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $36.01, which was the closing price of Ally common stock on December 31, 2024.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

(e) Mr. Rhodes received a one-time cash make-whole award of $900,000 which must be repaid to Ally if his employment is terminated for cause or if he voluntarily resigns within the first 12 months of his employment This award is not included in the Total.

Douglas R. Timmerman, President, Dealer Financial Services, and Former Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$750,000	$1,500,000	$—

Annual Incentive(b)	—	3,160,000	—

Long-Term Incentives(c)	11,989,205	11,989,205	11,989,205

Outplacement(d)	20,000	20,000	—

Total	$12,759,206	$16,669,206	$11,989,205

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Timmerman’s annual base salary rate as of December 31, 2024 was $750,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Timmerman’s annual cash incentive opportunity rate as of December 31, 2024 was $1,580,000.

(c) Mr. Timmerman’s outstanding RSUs and cash-settled PSUs granted in 2022, 2023, and 2024 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2022, 2023, and 2024 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2024, the value of these outstanding awards was $5,382,006.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

2025 Proxy Statement • 74

Russell E. Hutchinson, Chief Financial Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$750,000	$1,500,000	$—

Annual Incentive(b)	—	3,600,000	—

Long-Term Incentives(c)	7,299,623	7,299,623	7,299,623

Outplacement(d)	20,000	20,000	—

Total	$8,069,623	$12,419,623	$7,299,623

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Hutchinson’s annual base salary rate as of December 31, 2024 was $750,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Hutchinson’s annual cash incentive opportunity rate as of December 31, 2024 was $1,800,000.

(c) Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs and cash-settled PSUs granted in 2023 and 2024 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $36.01, which was the closing price of Ally common stock on December 31, 2024.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Hope D. Mehlman, Chief Legal and Corporate Affairs Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$650,000	$1,300,000	$—

Annual Incentive(b)	—	2,200,000	—

Long-Term Incentives(c)	3,201,541	3,201,541	3,201,541

Outplacement(d)	20,000	20,000	—

Total(e)	$3,871,541	$6,721,541	$3,201,541

(a) Represents a cash payment under the Company Severance Plan equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Mehlman’s annual base salary rate as of December 31, 2024 was $650,000. Pursuant to the terms of Ms. Mehlman’s Offer Letter, if within 12 months after her employment, Ally terminates her employment without cause in the absence of a change in control, she will receive a lump sum cash payment equal to one-times base salary if and to the extent that the Company Severance Plan does not provide her with such a payment, subject to her signing and not revoking a release of claims against Ally and its affiliates.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Mehlman’s annual cash incentive opportunity rate as of December 31, 2024 was $1,100,000.

(c) Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs granted in 2024 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $36.01, which was the closing price of Ally common stock on December 31, 2024.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

(e) Ms. Mehlman received a one-time cash make-whole award of $3,550,000 which must be repaid to Ally if her employment is terminated for cause or if she voluntarily resigns within the first 12 months of her employment This award is not included in the Total.

2025 Proxy Statement • 75

Stephanie N. Richard, Chief Risk Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$650,000	$1,300,000	$—

Annual Incentive(b)	—	1,480,000	—

Long-Term Incentives(c)	1,133,811	1,133,811	1,133,811

Outplacement(d)	20,000	20,000	—

Total	$1,803,811	$3,933,811	$1,133,811

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Richard’s annual base salary rate as of December 31, 2024 was $650,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Richard’s annual cash incentive opportunity rate as of December 31, 2024 was $740,000.

(c) Ms. Richard’s outstanding RSUs and cash-settled PSUs granted in 2022, 2023, and 2024 would not require acceleration as she has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2022, 2023, and 2024 to employees in recognition of our notable accomplishments and to support a founder’s mentality, and the retention award granted in 2023. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2024, the value of these outstanding awards was $1,604,920.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Kathleen L. Patterson, Chief Human Resources and Corporate Citizenship Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$650,000	$1,300,000	$—

Annual Incentive(b)	—	1,520,000	—

Long-Term Incentives(c)	3,754,079	3,754,079	3,754,079

Outplacement(d)	20,000	20,000	—

Total	$4,424,079	$6,594,079	$3,754,079

(a) Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Patterson’s annual base salary rate as of December 31, 2024 was $650,000.

(b) Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Patterson’s annual cash incentive opportunity rate as of December 31, 2024 was $760,000.

(c) Ms. Patterson’s outstanding RSUs and stock-settled PSUs granted in 2022, 2023, and 2024 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2022, 2023, and 2024 to employees in recognition of our notable accomplishments and to support a founder’s mentality, and the retention award granted in 2023. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2024, the value of these outstanding awards was $2,079,958.

(d) Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

2025 Proxy Statement • 76

Jeffrey J. Brown, Former Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$—	$—	$—

Annual Incentive(b)	—	—	—

Long-Term Incentives(c)	—	—	—

Outplacement(d)	—	—	—

Total	$—	$—	$—

(a) Mr. Brown did not receive severance upon his retirement.

(b) Mr. Brown did not receive an annual cash incentive for the 2024 annual plan year upon his retirement.

(c) Mr. Brown’s outstanding RSUs and cash-settled PSUs granted in 2022, 2023, and 2024 did not require acceleration upon his retirement as he had attained retirement eligibility pursuant to the terms of the awards. As of December 31, 2024, the value of these outstanding awards was $17,327,443.

(d) Mr. Brown did not receive outplacement services upon his retirement.

Diane E. Morais, Former President, Consumer & Commercial Banking

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$—	$—	$—

Annual Incentive(b)	750,000	—	—

Long-Term Incentives(c)	—	—	—

Retention(d)	2,500,000	—	—

Outplacement(e)	—	—	—

Total	$3,250,000	$—	$—

(a) Ms. Morais did not receive severance upon her retirement.

(b) Ms. Morais and Ally entered into a transition agreement on November 28, 2023 to secure her leadership through July 1, 2024. Under this agreement, her incentive compensation for 2024 was prorated and equal to one-half of her target incentive compensation based on service in the first half of 2024.

(c) Ms. Morais’ outstanding RSUs and cash-settled PSUs granted in 2022, 2023, and 2024 did not require acceleration as she had attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2022, 2023, and 2024 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2024, the value of these outstanding awards was $5,920,469.

(d) Ms. Morais received a one-time cash retention award upon her retirement per the terms of her transition agreement.

(e) Ms. Morais did not receive outplacement services upon her retirement.

2025 Proxy Statement • 77

Jason E. Schugel, Senior Operating Advisor, Former Chief Risk Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$—	$—	$—

Annual Incentive(b)	—	—	—

Long-Term Incentives(c)	3,066,393	—	—

Retention(d)	700,000	—	—

Outplacement(e)	20,000	—	—

Total	$3,786,393	$—	$—

(a) Mr. Schugel transitioned from his position as Chief Risk Officer and into the role of Senior Operating Advisor on November 20, 2024. Under the terms of the transition agreement he will not receive severence upon his termination on or before March 31, 2025.

(b) Mr. Schugel is not eligible for a 2025 incentive award under the terms of his transition agreement.

(c) Mr. Schugel’s long-term incentives will fully vest on his transition in his then unvested time-based equity awards, including restricted stock units and “Own It Awards,” with each such award settling as originally scheduled, and to fully vest on his transition his then unvested performance-based stock unit awards, with each such award settling as originally scheduled subject to (a) the achievement of the related performance goals and (b) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares based on the number of calendar days during the performance period when he was employed by Ally. As of December 31, 2024, the value of these outstanding awards was $3,066,093.

(d) Mr. Schugel is eligible for a one-time cash retention award upon his transition per the terms of her transition agreement.

(e) Mr. Schugel is eligible for outplacement assistance up to a maximum of $20,000 per the terms of his transition agreement.

Other

Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC Regulation S-K require a public company to disclose the annual total compensation of its Principal Executive Officer (PEO), the median of the annual total compensation of all employees of the company excluding the PEO, and the ratio of those two amounts.

Median-Employee Determination

A list of all 10,754 employees as of December 31, 2024, was prepared. Our 60 international employees in Canada and the PEO were excluded, resulting in 10,693 total employees. To determine our median employee from this adjusted employee population, we used base salary plus 2024 target incentive opportunity. Base salaries and target incentive opportunities were annualized for permanent employees who were not employed by us for all of 2024.

2024 Pay Ratio Calculation

We determined our median employee’s annual total compensation for 2024 utilizing the same methodology that is used in determining the total compensation of our NEOs as set forth in the 2024 Summary Compensation Table earlier in this proxy statement. Mr. Rhodes’ compensation for 2024 was $20,940,509, which is approximately 179 times our median employee’s 2024 annual total compensation of $116,971. The Company believes that the foregoing ratio is a reasonable estimate determined in accordance with SEC rules.

Please note that SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and as result, the pay ratio reported by us may not be comparable to pay ratios reported by other companies.

2025 Proxy Statement • 78

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) (
CAP
) and certain financial performance measures of the Company. For further information about how we align executive compensation with the Company’s performance, refer to
Compensation Discussion and Analysis
earlier in this proxy statement. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to RSUs and PSUs. Refer to the
Other Compensation Tables
earlier in this proxy statement for more information.
The following table sets forth the compensation for our PEO and the average compensation for our other NEOs, each as reported in the Summary Compensation Table (
SCT
) and with certain adjustments to reflect CAP. The table also provides information with respect to cumulative TSR, peer group cumulative TSR, net income, and the Company’s selected performance measure, Core ROTCE.

Year	Summary Compen sation Table Total for PEO 1 (a)	Compen sation Actually Paid to PEO 1 (b)	Summary Compen sation Table Total for PEO 2 (a)	Compen sation Actually Paid to PEO 2 (b)	Summary Compen sation Table Total for PEO 3 (a)	Compen sation Actually Paid to PEO 3 (b)	Average Compen sation Summary Table Total for Non-PEO Named Executive Officers (a)	Average Compen sation Actually Paid to Non-PEO Named Executive Officers (b)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in billions) (e)	Core ROTCE (f)
									Total Shareholder Return ($) (c)	Peer Group Total Shareholder Return ($) (d)

2024	20,940,509	20,251,281	4,604,901	21,339,020	8,294,398	22,304,323	4,308,965	7,556,047	138	173	0.7	8.5%

2023	—	—	—	—	13,394,384	18,920,463	6,163,491	8,414,382	130	133	1.0	11.5%

2022	—	—	—	—	14,439,223	4,257,400	4,163,136	1,912,795	87	118	1.7	20.5%

2021	—	—	—	—	15,545,746	21,790,378	4,555,956	6,064,788	164	132	3.1	24.3%

2020	—	—		—	11,622,074	15,378,775	3,386,884	4,217,807	121	98	1.1	9.1%
(a) Compensation for our 2024 PEOs, Mr. Rhodes (PEO 1), Mr. Timmerman (PEO 2), and Mr. J. Brown (PEO 3), reflect the amounts reported in the SCT for each respective year. Mr. Rhodes served as our PEO April 29, 2024—December 31, 2024. Mr. Timmerman served as our PEO from February 1, 2024—April 28, 2024. Mr. J. Brown (our former Chief Executive Officer) served as our PEO from January 1, 2024—January 31, 2024, and the entirety of 2023, 2022, 2021, and 2020. Average compensation for our other NEOs in 2024 includes the following individuals: Mr. Hutchinson, Ms. Mehlman, Ms. Richard, Ms. Patterson, Ms. Morais (our former President, Consumer & Commercial Banking), and Mr. Schugel. Average compensation for our other NEOs in 2023 includes the following individuals: Ms. Morais, Mr. Timmerman, Mr. Hutchinson, Mr. Schugel, Mr. B. Brown and Mr. Stengel (our former Chief Legal Officer). Average compensation for our other NEOs in 2022 includes the following individuals: Ms. Morais, Mr. Timmerman, Mr. B. Brown, Mr. Stengel, and Ms. LaClair (our former Chief Financial Officer). Average compensation for our other NEOs in 2020 and 2021 includes the following individuals: Ms. Morais, Mr. Timmerman, Mr. Stengel, and Ms. LaClair.
(b) Reflects CAP for the PEO and average CAP for our other NEOs, respectively, calculated as set forth in the table below in accordance with SEC rules. These amounts do not reflect the actual amount of compensation earned by or paid to the PEO and other NEOs during the applicable year. For information regarding the compensation decisions made by the CNGC for 2024, refer to
Compensation Discussion and Analysis
earlier in this proxy statement.

2025 Proxy Statement • 79

	PEO 1 2024	PEO 2 2024	PEO 3 2024	Other NEOs 2024	PEO 2023	Other NEOs 2023	PEO 2022	Other NEOs 2022	PEO 2021	Other NEOs 2021	PEO 2020	Other NEOs 2020

Total Compensation as Reported in SCT	20,940,509	4,604,901	8,294,398	4,308,965	13,394,384	6,163,491	14,439,223	4,163,136	15,545,746	4,555,956	11,622,074	3,386,884

Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	16,200,061	2,313,780	8,125,017	1,974,300	7,965,789	4,248,576	9,104,715	2,106,717	9,599,579	2,315,564	6,903,212	1,671,955

Plus Fiscal Year-End Fair Value for Awards Granted in the Covered Year and that were Outstanding and Unvested as of the End of the Covered Fiscal Year	11,218,699	2,177,741	7,647,876	1,899,281	8,430,142	5,625,619	4,663,153	1,081,707	8,259,859	1,992,621	7,753,340	1,866,899

Change in Fair Value of Outstanding Unvested Awards from Prior Years that were Outstanding as of the End of the Covered Fiscal Year	—	16,271,458	13,834,133	3,115,190	2,703,535	351,898	(6,776,222)	(1,443,688)	5,974,406	1,482,603	1,773,979	380,106

Change as of the Vesting Date in Fair Value of Awards from Prior Years that Vested in the Covered Fiscal Year	—	81,783	262,462	62,552	1,599,348	259,425	225,458	46,160	741,708	154,065	375,912	69,224

Plus Dividends Accumulated on Awards in the Covered Year Prior to the Vesting Date that are not Otherwise Included in Total Compensation for the Covered Year	367,723	481,709	267,377	127,682	627,599	242,206	639,278	141,698	689,786	171,000	756,682	182,676

Plus Fair Value as of the Vesting Date for Awards Granted and Vested in the Covered Year	3,924,411	35,209	123,095	16,677	131,243	20,318	171,225	30,499	178,452	24,107	—	3,973

Compensation Actually Paid	20,251,281	21,339,020	22,304,323	7,556,047	18,920,463	8,414,382	4,257,400	1,912,795	21,790,378	6,064,788	15,378,775	4,217,807
(c) TSR is cumulative for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2020, 2021, 2022, 2023, and 2024 respectively, calculated in accordance with Item 201(e) of Regulation
S-K.
(d) Represents cumulative TSR for the S&P Financials Index.
(e) Reflects GAAP net income as reported in the Company’s Consolidated Statement of Income in its 2020, 2021, 2022, 2023, and 2024 Annual Reports on Form
10-K.
(f) This is a
non-GAAP
financial measure. Refer to
Appendix A
for applicable definitions and reconciliations.
Financial Performance Measures
The
following
table sets forth an unranked list of performance measures that we view as the “most important” financial performance measures that we use for linking CAP to our NEOs performance for the most recently completed fiscal year.

Performance Measures

Core ROTCE

Total Shareholder Value

Adjusted Earnings Per Share

Total Adjusted Revenue

Core Pre-Tax Income

Net Interest Margin

Consolidated Net Charge Offs

2025 Proxy Statement • 80

Description of the Relationship between CAP and Company Performance
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following graphic descriptions of the relationships between information presented in the pay versus performance table provided above. The following graphics show PEO and average non-PEO
NEO CAP as compared to the Company’s cumulative TSR, peer group cumulative TSR, net income, and Core ROTCE, in each case for periods beginning on January 1, 2020, and ending on December 31 of each of 2020, 2021, 2022, 2023, and 2024 respectively.

(a) Compensation for Mr. Rhodes (PEO 1) reflect the amounts reported in the SCT for 2024. Compensation for Mr. J. Brown (our former Chief Executive Officer) (PEO 3) reflect the amounts reported in the SCT for 2023, 2022, 2021, and 2020.

2025 Proxy Statement • 81

For the year ended December 31, 2024, results reflected lower net financing revenue and higher provision expense while noninterest expenses were relatively flat. Continued expansion of noninterest income provided a partial offset.
Net financing revenue decreased year-over-year as higher funding costs reflected higher average benchmark rates. Earning asset yield increased year over year given continued expansion of the retail auto portfolio yield, but given the fixed-rate nature of that portfolio relative to primarily floating-rate liabilities the net interest margin was down slightly in 2024. Floating rate assets across Commercial Auto and Corporate Finance saw yields increase given their floating-rate nature. While our outstanding hedge notional declined throughout the year, it continued to provide significant earnings as the underlying retail auto portfolio reprices.
Noninterest income increased 14% year over year when excluding changes in unrealized equity gains, or losses, on equity securities. The primary driver of the growth was insurance premiums and service revenue earned due to higher P&C earned premium from higher dealer inventory levels, growth in other dealer-related protection products, and higher other premium and service revenue written from non-automotive
assumed reinsurance business. Auto finance also delivered expanded noninterest income through continued momentum within SmartAuction and Passthrough programs.
Provision for credit losses increased given higher net charge-offs across our consumer portfolios as well as reserve build within Retail Auto.
Noninterest expense trends reflected continued discipline across the enterprise as controllable expenses declined YoY for the first time since 2015. Total expenses we up given continued growth within our Insurance business which includes dealer margin which is fully offset within other revenue.
Income tax expense increased slightly despite lower pretax earnings as the prior year included one-time
benefits from tax planning strategies which resulted in the release of valuation allowance on foreign tax credit carryforwards.
For the year ended December 31, 2023, results were favorably impacted by higher total financing revenue and other interest income, a decrease in income tax expense, and an increase in other gain on investments. These items were more than offset by higher interest expense, provision for credit losses, and noninterest expense.
Net financing revenue and other interest income decreased year-over-year. Consumer automotive revenue increased as higher portfolio yields resulting from pricing actions taken in response to rising benchmark interest rates contributed to the increase in revenue. Commercial automotive revenue increased due to higher yields from higher benchmark interest rates, as our commercial automotive loans are generally variable-rate. A dynamic hedging program also contributed to increased revenue. The increase was more than offset by higher interest expense. As a result of higher benchmark interest rates, our cost of funds associated with our deposit liabilities increased on a year over year basis.
Insurance premiums and service revenue earned increased primarily due to higher P&C earned premium from higher dealer inventory levels, growth in other dealer-related protection products, and higher other premium and service revenue written from non-automotive
assumed reinsurance business.
Provision for credit losses increased given higher net charge-offs across our consumer portfolios.
Noninterest expense trends were driven by increased expenses to support the growth of our consumer product suite and expand our digital capabilities and portfolio of products and we incurred higher collection and repossession costs. Additionally, insurance losses and loss adjustment expenses increased due to increased losses from our vehicle inventory insurance program attributable to higher weather frequency and severity, growing dealer inventory levels, and higher insured values for non-weather
losses. The increase was also driven by a goodwill impairment charge related to the sale of Ally Lending.
Income tax expense decreased due to the tax effects of a decrease in pretax earnings, adjustments to the valuation allowance on foreign tax credit carryforwards, and an increase in qualified clean vehicle tax credits for purchased plug-in
electric vehicles or fuel cell vehicles.
For the year ended December 31, 2022, results were favorably impacted by higher net financing revenue and other interest income, as well as lower income tax expense. These items were more than offset by higher provision for credit losses and noninterest expense.

2025 Proxy Statement • 82

Net financing revenue and other interest income increased year over year. Consumer automotive revenue increased as higher average consumer assets contributed to the increase in revenue resulting from growth in the used-vehicle portfolio, primarily through franchised dealers, as well as increases in portfolio yields resulting from pricing actions. The increases were also favorably impacted by the acquisition of Ally Credit Card in December 2021. We experienced higher interest expense for the year given higher benchmark interest rates, which increased our cost of funds.
Provision for credit losses increased primarily due to higher net charge-offs, as well as reserve reductions during the prior year, associated with improvements to the macro-economic environment following the onset of the
COVID-19
pandemic.
Noninterest expense trends were driven by increased expenses to support the growth of our consumer product suite and expand our digital capabilities and portfolio of products.
For the year ended December 31, 2021, results were favorably impacted by higher net financing revenue driven by lower interest expense and lower net depreciation expense on operating lease assets, and lower provision for credit losses associated with improved macro-economic conditions. These items were partially offset by higher noninterest expense, as well as increased income tax expense.
Net financing revenue and other interest income increased as we experienced lower interest expense driven by market and industry dynamics that drove a decrease in our deposit rates and other funding costs, and our continued shift to more cost-efficient deposit funding. Within our Automotive Finance operations, strong remarketing gains because of continued new vehicle supply constraints and an increase in demand for used vehicles, as well as lower depreciation expense based on revised residual value expectations supported net lease revenue. Consumer automotive revenue increased given higher average consumer assets and higher portfolio yields. These items were partially offset by lower commercial loan net financing revenue due to lower outstanding floorplan assets because of declining new vehicle inventories due to ongoing production constraints.
Provision for credit losses decreased primarily due to reserve increases during the prior year associated with deterioration in the macro-economic environment resulting from the
COVID-19
pandemic. Additionally, the provision decrease was impacted by lower net charge-offs in our consumer automotive portfolio as we continue to experience strong credit performance and elevated used vehicle values, partially offset by a reserve increase from portfolio growth in our consumer portfolios.
Noninterest expense increased given higher compensation and benefits expense including an update to our retirement eligibility benefits, and increased expenses to support the growth of our consumer product suite and expand our digital capabilities and portfolio of products, as well as contributions to the Ally Charitable Foundation. The increase in noninterest expense was partially offset by lower insurance losses and a goodwill impairment charge to Ally Invest recognized during the prior year.
For the year ended December 31, 2020, results were unfavorably impacted by lower total financing revenue and other interest income driven by decreases in our commercial automotive revenue due to lower outstanding floorplan assets and lower benchmark interest rates, lower income from cash balances and investment securities, and higher prepayment activity within our Mortgage Finance operations. Results were also unfavorably impacted by higher provision for credit losses, driven by economic disruption as a result of the
COVID-19
pandemic, as well as higher noninterest expense.
Net financing revenue and other interest income increased due to lower market interest rates, which drove a decrease in our deposit rates, and our continued shift to more cost-efficient deposit funding. This was partially offset by lower commercial automotive financing revenue, primarily due to lower outstanding floorplan assets as a result of vehicle inventory declines that have resulted from lower automotive production levels due to
COVID-19
and as a result of lower benchmark interest rates.
Provision for credit losses increased primarily given reserve increases associated with the broad macro-economic impact resulting from the
COVID-19
pandemic. Provision for credit losses was also impacted by the adoption of CECL.
Noninterest expense increased given increased expenses to support the growth of our consumer product suite, as we continue to make investments in our technology platform to enhance the customer experience and expand our digital capabilities and portfolio of products. The increase was also driven by an impairment charge related to the goodwill at Ally Invest.

2025 Proxy Statement • 83

Proposal 2

Advisory Vote on Executive Compensation

Section 14A of the Exchange Act and SEC Rule 14a-21 require us, at least every third calendar year, to hold a non-binding shareholder advisory vote at our annual meeting on the compensation paid to our NEOs as disclosed in our proxy statement in accordance with applicable SEC rules. This is commonly known as a say-on-pay advisory vote.

Under the Company’s executive compensation program, the NEOs are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals as well as the realization of increased shareholder value. Please read the Compensation Discussion and Analysis along with the information in the compensation tables for additional details about the executive compensation program, including information about the fiscal year 2024 compensation of the NEOs.

Shareholders are asked to indicate their support for the NEO compensation as described in this proxy statement. This say-on-pay advisory vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, shareholders are requested to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table, and the other related tables and disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on the Company, the CNGC, or the Board. The Board and the CNGC, however, greatly value the opinions of shareholders, and to the extent that there is a significant vote against the NEO compensation as disclosed in this proxy statement, the CNGC will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board recommends that shareholders vote FOR the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement.

Compensation Risk Assessment

The CNGC, with the assistance of Ally’s Risk and Human Resources functions, conducts an annual assessment of the risks associated with Ally’s compensation policies and practices. Based on the assessment conducted during 2024 and through the 2024–2025 compensation cycle, the CNGC believes that the design, implementation, and governance of Ally’s incentive-compensation program are consistent with high standards of risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by U.S. banking agencies) and that Ally’s incentive-compensation policies and practices reflect an appropriate mix of compensation elements, balancing short-term and long-term performance objectives, cash- and equity-based compensation, and risks and rewards.

The CNGC in 2024 also reviewed Ally’s compensation policies and practices as generally applicable to all of our employees and believes that these policies and practices do not encourage excessive or unnecessary risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. This conclusion has been reported by the CNGC to the Board. In addition, in keeping with this conclusion, Ally’s Enterprise Compensation Policy authorizes the cancellation, recovery, or other recoupment of variable pay if the Board, the CNGC, or the CEO, as applicable, determines that the variable pay was based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances.

2025 Proxy Statement • 84

Proposal 3

Ratification of the Engagement of the Independent Registered Public Accounting Firm

The AC is solely and directly responsible for the appointment, compensation, retention, oversight, and replacement of the Company’s independent registered public accounting firm. For additional information about these responsibilities, refer to the Audit Committee Report later in this proxy statement.

After assessing the performance, qualifications, independence, objectivity, and professional skepticism of Deloitte & Touche LLP—the Company’s current independent registered public accounting firm—the AC and the Board believe that the continued retention of Deloitte & Touche as our independent auditor is in the best interests of the Company and its shareholders. Deloitte & Touche has been serving the Company and its subsidiaries in this role for decades and has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries.

The Board asks our shareholders to ratify the AC’s engagement of Deloitte & Touche as the Company’s independent auditor for fiscal year 2025. The AC, however, will retain its sole authority over the appointment, compensation, retention, oversight, and replacement of the Company’s independent auditor. As a result, in the event that the engagement of Deloitte & Touche is not ratified by shareholders, the AC will consider that action in the ongoing exercise of its authority over the independent auditor but will be under no obligation to engage a new independent auditor. In addition, even if the engagement is ratified, the AC will retain its discretion to terminate the appointment at any time during the year, to engage a new independent auditor, and to take any other related action if judged by the AC to be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. We also expect that these representatives will be available to respond to appropriate questions from shareholders.

The Board recommends that shareholders vote FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025.

Fees of the Principal Independent Registered Public Accounting Firm

Total fees for professional services provided by our principal independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2024 and 2023 are as follows:

($ in millions)	2024	2023

Audit fees(a)	$8	$8

Audit-related fees(b)	3	3

Audit and audit-related fees	11	11

Tax fees(c)	1	1

Other(d)	0	0

Total fees	$12	$12

(a) Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings.

(b) Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, comfort letters for securities issuances, agreed-upon procedures relating to securitizations and financial-asset sales.

2025 Proxy Statement • 85

(c) Tax fees include fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

(d) Other includes fees related to a cyber security assessment performed in 2023, however the amount rounds down for presentation purposes.

Our Enterprise Independent Auditor Services and Preapproval Policy is approved by the AC and sets forth the processes that must be followed when engaging the independent registered public accounting firm. For both audit services and non-audit services, the AC will consider whether the firm’s provision of the services is consistent with the SEC’s rules on auditor independence and would not impair the independence of the firm with respect to us. The AC will also consider any other matters it deems relevant, including as appropriate whether the firm is best positioned to provide the most effective and efficient service given its familiarity with our business and operations.

Consistent with the Enterprise Independent Auditor Services and Preapproval Policy, the independent registered public accounting firm annually presents to the AC (1) an engagement letter that sets forth the annual integrated audit services (including quarterly reviews) and fees and (2) a summary of services that sets forth statutory audits, projected non-audit reports, and other projected services that may be requested during the fiscal year together with corresponding fees. The AC will review and, in its discretion, preapprove these services and fees by appointing the firm and approving the engagement letter and the summary of services.

Any proposed engagement of the firm for a statutory audit, a non-audit report, or other service that was preapproved in the summary of services is directed to the CFO’s business line risk-management team, which is charged with verifying that the service was preapproved and will be provided consistent with the fees projected in the summary of services. If the fees for the preapproved service exceed or are expected to exceed the projected fees, the engagement must be approved by the Controller or Chief Tax Officer as applicable (in the case of total fees for the service of $100,000 or less), the Chair of the AC (in the case of total fees for the service of more than $100,000 but less than or equal to $500,000), or the AC (in the case of total fees for the service of more than $500,000).

Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that does not exceed $500,000 in fees may be preapproved by the Chair of the AC, subject to the condition that the Chair’s decision is presented to the AC at a subsequent meeting within a reasonable timeframe. Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that exceeds $500,000 in fees must be submitted to the AC for preapproval.

Under the Independent Auditor Services and Preapproval Policy, no engagement may be finalized, no financial commitment may be made, and no work may begin related to a proposed engagement of the firm until all appropriate preapprovals have been given and verifications have been made, except in the limited circumstance permitted by Section 10A(i) of the Exchange Act and SEC Rule 2-01(c)(7). All audit and non-audit services performed by Deloitte & Touche in 2024 were approved in accordance with the Independent Auditor Services and Preapproval Policy.

Audit Committee Report

Management is responsible for the Company’s internal control over financial reporting, preparation of consolidated financial statements, and overall accounting and financial-reporting processes. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the U.S. Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with GAAP and as to the effectiveness of our internal controls over financial reporting. The Company’s Internal Audit function, under the direction of the Chief Audit Executive, is independent of the Company’s business units, functionally reports to the AC, and is responsible for preparing an annual audit plan and conducting internal audits to test and evaluate the Company’s risk management, governance, and internal controls. The AC is responsible for monitoring and overseeing these activities on behalf of the Board.

The AC, in connection with its monitoring and oversight responsibilities, assesses the activities and performance of the Company’s independent auditor, which reports directly to the AC. Annually, the AC considers the results of an evaluation of the performance, qualifications, independence, objectivity, and professional skepticism of the independent auditor in determining whether to retain the firm for the next fiscal year. The AC oversees negotiations associated with the retention of the independent auditor and has the sole authority to approve the engagement letter and the audit fees. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years that an individual partner may provide services. In conjunction with this five-year mandated rotation of the firm’s lead audit partner, the AC and its Chair are directly involved in the selection of the independent auditor’s new lead audit partner. The AC has sole authority and direct responsibility to appoint or replace the Company’s independent registered public accounting firm. Additionally, the AC has oversight responsibility for the Company’s Internal Audit function, including the appointment, retention, performance evaluation, and compensation of the Company’s Chief Audit Executive.

2025 Proxy Statement • 86

The AC discussed the interim financial and other information contained in each quarterly earnings announcement and periodic SEC filing with management and Deloitte & Touche prior to the public release of the announcement. The AC has reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the fiscal year ended December 31, 2024, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Deloitte & Touche’s evaluation of the Company’s internal control over financial reporting. In addition, the AC has discussed with Deloitte & Touche the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards, including Auditing Standard No. 16 (Communications with Audit Committees) which superseded Statement on Auditing Standards No. 61. The AC has received the written disclosures and correspondence from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte and Touche’s independence and has discussed with Deloitte & Touche its independence.

Based on these reviews and discussions, the AC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

The Audit Committee of the Board of Directors of Ally Financial Inc.

William H. Cary

Mayree C. Clark

Thomas P. Gibbons

David Reilly

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

2025 Proxy Statement • 87

Proxy

Statement

General Information

About the Annual Meeting

Date and time: Tuesday, May 6, 2025, at 9:00 a.m. EDT	Location: www.virtualshareholdermeeting.com /ALLY2025 with the provided 16-digit control number	Record date: March 13, 2025	Proxy mail date: On or about March 21, 2025

Solicitation

The solicitation of your proxy is made on behalf of the Board of Directors of Ally Financial Inc. (Board) for use at our 2025 annual meeting of shareholders to be held virtually on May 6, 2025, and any adjournment of the meeting (Annual Meeting). References in this proxy statement to we, us, our, the Company, and Ally refer to Ally Financial Inc. and its consolidated subsidiaries, unless the context requires otherwise.

This proxy statement and the related form of proxy will first be sent or given on or about March 21, 2025, to the shareholders of record of our common stock at the close of business on March 13, 2025 (record date). This proxy statement and our annual report for the year ended December 31, 2024, also will first be made available on our website at www.ally.com/about/investor/sec-filings/, free of charge, at or about the same time.

The complete mailing address of the Company’s principal executive office is 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Board has determined to hold the Annual Meeting only by remote communication through an internet webcast. An in-person meeting at a physical location will not be held.

Voting Rights and Procedures

Shareholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 307,135,226 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Only one class of our common stock exists, and each share is entitled to one vote.

Shareholders of record or record holders have shares of our common stock registered in their names with our transfer agent, Computershare Inc. Beneficial owners, in contrast, own shares of our common stock that are held in “street name” through a broker, bank, or other nominee. Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of our common stock, your proxy is being solicited through your broker, bank, or other nominee.

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You may vote FOR, AGAINST, or ABSTAIN on each of the three proposals. The Board recommends that you vote as follows:

Board Voting Recommendations

Proposal 1	FOR the election of each of the 10 nominees to our Board.

Proposal 2	FOR the advisory resolution approving the compensation paid to our named executive officers.

Proposal 3	FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025.

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than these three proposals. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We currently do not anticipate that any other matter will be presented at the Annual Meeting.

We expect that the election of directors in Proposal 1 will be uncontested—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, each director will be elected by a majority of the votes cast with respect to the director. This means that the number of votes cast FOR a director nominee must exceed the number of votes cast AGAINST that director nominee. If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our director resignation policy will apply as described further in Proposal 1. Voting ABSTAIN on Proposal 1 in an uncontested election will have no effect on the outcome.

If the election of directors in Proposal 1 unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply. This means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

For Proposals 2 and 3, a FOR vote from a majority of the outstanding shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required for approval. Voting ABSTAIN on any of these proposals will have the same effect as voting AGAINST.

We strongly encourage all shareholders to submit their votes in advance of the Annual Meeting, even if you are planning to attend the virtual-meeting internet webcast.

Internet	Telephone	Mail	Live Webcast

If you are a record holder, you may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) by ballot during the internet-meeting internet webcast. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes or completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted. If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board described earlier in this section.

If you are a beneficial owner, you may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares during the virtual-meeting internet webcast, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and follow the instructions provided after accessing the Annual Meeting at www.virtualshareholdermeeting.com/ALLY2025. For Proposals 1 and 2, if you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares if no instruction is received from you. For Proposal 3, your broker, bank, or other nominee can exercise discretion in voting your shares if no instruction is received from you.

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You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting. If you are a record holder, you may revoke or change your proxy by (1) executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement, (2) voting the same shares again over the internet or telephone prior to the Annual Meeting, (3) voting a ballot during the virtual-meeting internet webcast, or (4) notifying the Secretary of your revocation of the proxy prior to the Annual Meeting. If you are a beneficial owner, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy during the virtual-meeting internet webcast will need to follow the instructions provided after accessing the Annual Meeting at www.virtualshareholdermeeting.com/ALLY2025.

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. In addition to our solicitation of proxies, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of Ally or its affiliates who will receive no additional compensation for doing so.

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to provide their voting instructions, and confirm that shareholders’ instructions have been recorded properly. While we and Broadridge Financial Solutions, Inc. do not charge shareholders any fees for voting by internet or telephone, there may still be costs—such as usage charges from internet-service providers and telephone companies—for which shareholders are responsible when voting by internet or telephone.

Meeting Admission

Shareholders of record or their proxies and beneficial owners of our common stock may attend the Annual Meeting by logging in at www.virtualshareholdermeeting.com/ALLY2025 and entering the 16-digit control number included in the notice of internet availability of proxy materials, on the proxy card, or in the instructions included with the proxy materials. If you are not a shareholder or do not have a control number, you may still access the virtual-meeting internet webcast as a guest, but you will not be able to participate. We recommend that shareholders afford themselves ample time to complete the log-in process in advance of the commencement of the Annual Meeting at 9:00 a.m. EDT. You may log in at www.virtualshareholdermeeting.com/ALLY2025 up to 15 minutes in advance of the scheduled time for the Annual Meeting to commence. If you do not find the virtual-meeting internet webcast to begin at the scheduled time, we recommend refreshing your internet browser. If any log-in difficulties are encountered, please call the technical-support number on the log-in page.

It is important to Ally that our shareholders have robust participation rights in our Annual Meeting, and providing shareholders with the ability to attend the Annual Meeting from any location is designed to facilitate broad participation. Shareholders of record or their proxies and beneficial owners of our common stock who attend and participate in the Annual Meeting will have an opportunity to submit questions live during a designated portion of the Annual Meeting. Questions may also be submitted by shareholders in advance of the Annual Meeting by visiting www.proxyvote.com and following the instructions provided there. To submit questions either in advance of or during the Annual Meeting, a shareholder will need to provide the 16-digit control number included in the notice of internet availability of proxy materials, on the proxy card, or in the instructions included with the proxy materials. All questions that comply with the rules of conduct approved by the Board will be addressed during the Annual Meeting to the extent that time permits. The rules of conduct will be posted at www.virtualshareholdermeeting.com/ALLY2025 before the Annual Meeting commences. Answers to any questions that are not addressed during the Annual Meeting due to time constraints will be posted on our website at www.ally.com/about/investor/earnings-releases-and-events/.

Cautionary Notice About Forward-looking Statements and Other Terms

This proxy statement and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2024, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or

2025 Proxy Statement • 90

other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our SEC filings). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This proxy statement and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in this proxy statement or the related communication.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

References in this Proxy Statement to our website or other publicly available publications and information are provided for the convenience of our shareholders. None of the information or data included on our websites or accessible at such links is incorporated into this Proxy Statement and shall not be deemed to be part of this Proxy Statement or any other filings with the SEC.

2025 Proxy Statement • 91

Other Matters

Communications with the Board

Under the Governance Guidelines, shareholders and other members of the public may communicate with the Board, the Chairman of the Board, any other individual director, the non-management directors as a group, the independent directors as a group, or any committee of the Board by sending written correspondence in care of the Ally Financial Inc. Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary. Any correspondence that expresses a concern about any governance, conduct, ethical, accounting, financial-reporting, or internal-control matter will be addressed as provided in the Governance Guidelines.

Householding

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all shareholders who share an address if specified conditions are met. This is called householding and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible shareholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address unless we received instructions to the contrary from any shareholder at that address.

If you are the beneficial owner but not the record holder of our common stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all shareholders at your address unless that nominee has received contrary instructions from one or more of the affected shareholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by contacting us as follows:

Ally Financial Inc.

Corporate Secretary

500 Woodward Avenue

Mail Code: MI-01-10-CORPSEC

Detroit, Michigan 48226

(866) 710-4623

This notice and proxy statement are sent by order of the Board of Directors of Ally Financial Inc.

Jeffrey A. Belisle

Corporate Secretary

Detroit, Michigan

March 21, 2025

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

2025 Proxy Statement • 92

Appendix A

The following are reconciliations of identified non-GAAP financial measures to comparable GAAP financial measures.

Note: The totals in the tables may not foot due to rounding.	2024	2023	2022	2021

Adjusted Earnings Per Share (EPS) Calculation

Numerator ($ in millions)

GAAP Net Income Available to Common Shareholders	$558	$847	$1,604	$3,003

Discontinued Operations, Net of Tax	1	2	1	5

Core Original Issue Discount	56	48	42	38

Repositioning and Other	150	201	77	228

Change in Fair Value of Equity Securities	6	(107)	215	7

Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(40)	(30)	(70)	(57)

Significant Discrete Tax Items	—	(94)	61	(78)

Core Net Income Available to Common Shareholders [a]	$731	$867	$1,929	$3,146

Denominator

Weighted-Average Shares Outstanding—(Diluted, thousands) [b]	310,160	305,135	318,629	365,180

Adjusted EPS [a] ÷ [b] * 1,000	$2.35	$2.84	$6.06	$8.61

Adjusted Efficiency Ratio ($ in millions)

Numerator

GAAP Noninterest Expense	$5,179	$5,163	$4,687	$4,110

Rep and Warrant Expense	—	—	—	—

Insurance Expense	(1,453)	(1,316)	(1,133)	(1,061)

Repositioning and Other	(150)	(217)	(77)	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio [a]	$3,576	$3,630	$3,477	$3,049

Denominator

Total Net Revenue	$8,181	$8,234	$8,428	$8,206

Core Original Issue Discount	56	48	42	38

Insurance Revenue	(1,621)	(1,532)	(1,107)	(1,404)

Repositioning Items	—	—	—	131

Adjusted Net Revenue for Adjusted Efficiency Ratio [b]	$6,616	$6,750	$7,363	$6,970

Adjusted Efficiency Ratio [a] ÷ [b]	54.1%	53.8%	47.2%	43.7%

Core Return on Tangible Common Equity (ROTCE) and Core ROTCE excluding Other Comprehensive Income (Core ROTCE excl. OCI)

Numerator ($ millions)

GAAP Net Income Available to Common Shareholders	$558	$847	$1,604	$3,003

Discontinued Operations, Net of Tax	1	2	1	5

Core Original Issue Discount	56	48	42	38

Repositioning and Other	150	201	77	228

Change in Fair Value of Equity Securities	6	(107)	215	7

Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(40)	(30)	(70)	(57)

Significant Discrete Tax Items		(94)	61	(78)

Core Net Income Available to Common Shareholders [a]	$731	$867	$1,929	$3,146

2025 Proxy Statement • A-1

Note: The totals in the tables may not foot due to rounding.	2024	2023	2022	2021

Denominator (5-period average, $ billions)

GAAP Shareholder’s Equity	$13.9	$13.2	$14.3	$16.2

Preferred equity	2.3	2.3	2.3	(1.0)

Goodwill & Identifiable Intangibles, net of Deferred Tax Liabilities	(0.7)	(0.9)	(0.9)	(0.5)

Tangible Common Equity	10.8	10.1	11.1	14.4

Core Original Issue Discount Balance	(0.8)	(0.8)	(0.9)	(1.0)

Net Deferred Tax Asset	(1.5)	(1.2)	(0.8)	(0.5)

Normalized Common Equity [b]	$8.6	$8.0	$9.4	$12.9

Other Comprehensive Income	(3,826.0)	(4,056.0)	(2,671.0)	153.0

Normalized Common Equity excluding OCI [c]	$12,379	$12,095	$12,092	$12,795

Core Return on Tangible Common Equity [a] ÷ [b] ÷ 1,000	8.5%	10.8%	20.5%	24.3%

Core ROTCE excl. OCI [a] ÷ [c] ÷ 1,000	5.9%	7.2%	16.0%	24.6%

Original Issue Discount Amortization Expense ($ millions)

Core Original Issue Discount Amortization Expense (excl. accelerated OID)	$56	$48	$42	$38

Other OID	12	13	11	11

GAAP Original Issue Discount Amortization Expense	$68	$61	$53	$49

Outstanding Issue Discount Amortization Balance ($ millions)

Core Outstanding Original Issue Discount Amortization Balance (Core OID Balance)	$(736)	$(793)	$(841)	$(883)

Other Outstanding OID Balance	(27)	(39)	(40)	(40)

GAAP Outstanding Original Issue Discount Balance	$(763)	$(831)	$(882)	$(923)

Net Financing Revenue (ex. Core OID) ($ millions)

GAAP Net Financing Revenue	$6,014	$6,221	$6,850	$6,167

Core OID	56	48	42	38

Net Financing Revenue (ex. Core OID) [a]	$6,070	$6,269	$6,892	$6,205

Adjusted Other Revenue ($ millions)

GAAP Other Revenue	$2,167	$2,013	$1,578	$2,039

Accelerated OID & Repositioning Items		—	—	131

Change in Fair Value of Equity Securities	6	(107)	215	7

Adjusted Other Revenue [b]	$2,173	$1,906	$1,793	$2,177

Adjusted Total Net Revenue [a] + [b]	$8,243	$8,175	$8,685	$8,381

Adjusted Tangible Book Value per Share

Numerator ($ billions)

GAAP Common Shareholder’s Equity	$11.6	$11.4	$10.5	$14.7

Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities	(0.6)	(0.7)	(0.9)	(0.9)

Tangible Common Equity	11.0	10.7	9.6	13.8

Tax-effected Core Original Issue Discount (21% starting 4Q17)	(0.6)	(0.6)	(0.7)	(0.7)

Adjusted Tangible Book Value [a]	$10.4	$10.0	$9.0	$13.1

Denominator

Issued Shares Outstanding (period-end, thousands) [b]	305,388	302,459	299,324	337,941

2025 Proxy Statement • A-2

Note: The totals in the tables may not foot due to rounding.	2024	2023	2022	2021

Metric

GAAP shareholder’s equity per share	$45.5	$45.3	$43.0	$50.5

Preferred Equity	(7.6)	(7.7)	(7.8)	(6.9)

GAAP Common Shareholder’s Equity per Share	$37.9	$37.6	$35.2	$43.6

Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities per Share	(2.0)	(2.4)	(3.0)	(2.8)

Tangible Common Equity per Share	$35.9	$35.2	$32.2	$40.8

Tax-effected Core Original Issue Discount Balance (21% starting 4Q17) per Share	(1.9)	(2.1)	(2.2)	(2.1)

Adjusted Tangible Book Value per Share [a] ÷ [b]	$34.0	$33.1	$30.0	$38.7

Ally believes that the non-GAAP financial measures here may be useful to readers, but these are supplemental to and not a substitute for GAAP financial measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP earnings per share for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core Original Issue Discount, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable, for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable, for respective periods. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core Original Issue Discount.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core Original Issue Discount balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs), and (2) tax-effected Core Original Issue Discount balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core Original Issue Discount balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core Original Issue Discount balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate.

Core Net Income Available to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common shareholders adjusts GAAP net income available to common shareholders for discontinued operations net of tax, tax-effected Core Original Issue Discount expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable, for respective periods.

2025 Proxy Statement • A-3

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for Original Issue Discount, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

•

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to January 1, 2018 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

•	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Core ROTCE excluding Other Comprehensive Income (Core ROTCE excl. OCI) is used for measuring performance under the PSUs granted in 2024. In addition to the adjustments described earlier for Core ROTCE, GAAP shareholder’s equity in the denominator of Core ROTCE excl. OCI is further adjusted for OCI balances.

Tangible Common Equity is a non-GAAP financial measure that is defined as common shareholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core ROTCE, tangible common equity is further adjusted for Core OID balance and net deferred tax asset.

Net Financing Revenue (excluding OID) excludes Core OID.

Total Shareholder Value (TSV) is a non-GAAP financial measure that is defined as growth in adjusted TBVPS share plus dividends per share.

Measurement of Performance for PSUs

Consistent with the ICP, for purposes of measuring performance under the PSUs granted by the Company, the CNGC has excluded from Core ROTCE, Core ROTCE excl. OCI, and TSV the impact of designated items so that these performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

For the PSUs granted in 2021, 2022, 2023, 2024, and 2025 the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to

2025 Proxy Statement • A-4

Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the performance window, (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP, and (7) the charges and other costs associated with wars, terrorism, geopolitical incidents, natural disasters, pandemics, or similar conditions or events.

2025 Proxy Statement • A-5

ally

©2009 - 2025 Ally Financial Inc. All Rights reserved.

ALLY FINANCIAL INC. ALLY DETROIT CENTER, 500 WOODWARD AVE M: MI-01-10-CORPSEC DETROIT, MI 48226

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com/ALLY or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ALLY2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66048-P22161      KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ALLY FINANCIAL INC.
The Board of Directors recommends you vote FOR
the following:
1. Election of Directors.
Nominees:		For	Against	Abstain			For	Against	Abstain
1a. Franklin W. Hobbs		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		☐	☐	☐
1b. William H. Cary		☐	☐	☐	2.	Advisory vote on executive compensation.	☐	☐	☐
1c. Mayree C. Clark		☐	☐	☐	3.	Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025.
1d. Kim S. Fennebresque		☐	☐	☐

1e. Thomas P. Gibbons		☐	☐	☐	NOTE: If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting these shares on the matter.
1f. Michelle J. Goldberg		☐	☐	☐
1g. Marjorie Magner		☐	☐	☐
1h. David Reilly		☐	☐	☐
1i. Michael G. Rhodes		☐	☐	☐
1j. Brian H. Sharples		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com/ALLY.

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V66049-P22161

ALLY FINANCIAL INC.

Annual Meeting of Stockholders

May 6, 2025

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael G. Rhodes and Russell E. Hutchinson or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 6, 2025, virtually at www.virtualshareholdermeeting.com/ALLY2025. This proxy revokes all prior proxies given by the stockholder(s).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side